  As filed with the Securities and Exchange Commission on September __, 1997
                                            Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------


                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------


                             UNITED REFINING COMPANY

             (Exact Name of Registrant as Specified in its Charter)


      Pennsylvania                        2911                  25-1411751
(State or Other Jurisdiction of     (Primary Standard           (Employer
Incorporation or Organization    Industrial Classification   Identification No.)
                                       Code Number)

                                  See Table of
                             Additional Registrants

                                15 Bradley Street
                           Warren, Pennsylvania 16365
                                 (814-723-1500)


   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)



                                MYRON L. TURFITT
                                15 BRADLEY STREET
                           WARREN, PENNSYLVANIA 16365
                                 (814-723-1500)
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                    Copy to:
                              MARTIN R. BRING, ESQ.
                    LOWENTHAL, LANDAU, FISCHER & BRING, P.C.
                                 250 PARK AVENUE
                            NEW YORK, NEW YORK 10177
                                 (212) 986-1116
                          FACSIMILE NO. (212) 986-0604

                                  ------------


Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

                                 ------------


If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                            Proposed
 Title of each class                               Proposed maximum           maximum              Amount of
   of securities to                Amount to be    offering price per    aggregate offering       registration
    be registered                  registered      security(1)                 price                 fee
- -------------------------------------------------------------------------------------------------------------

10 3/4% Series B Senior
Notes due 2007........             $200,000,000           100%             $200,000,000(1)         $60,606.06
- -------------------------------------------------------------------------------------------------------------
Guarantees of Series B Senior               --             --                    --                  -- (2)
Notes due 2007........
- -------------------------------------------------------------------------------------------------------------


(1)      Estimated solely for purposes of calculating the registration fee.

(2) Pursuant to Rule 457(n) no registration fee is payable with respect to the Guarantees.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                         TABLE OF ADDITIONAL REGISTRANTS

                     State of Other Jurisdiction    Primary Standard Industrial     IRS Employer Identification
        Name                of Incorporation           Classification Number                  Number
- -------------------------------------------------------------------------------------------------------------
Kiantone Pipeline               New York                    4612                          25-1211902
Corporation
- -------------------------------------------------------------------------------------------------------------
Kiantone Pipeline Company       Pennsylvania                4600                          25-1416278
- -------------------------------------------------------------------------------------------------------------
United Refining Company         Pennsylvania                5541                          25-0850960
of Pennsylvania
- -------------------------------------------------------------------------------------------------------------
United Jet Center, Inc.         Delaware                    4500                          52-1623169
- -------------------------------------------------------------------------------------------------------------
Kwik-Fill, Inc.                 Pennsylvania                5541                          25-1525543
- -------------------------------------------------------------------------------------------------------------
Independent Gasoline and Oil    New York                    5170                          06-1217388
Company of Rochester, Inc.
- -------------------------------------------------------------------------------------------------------------
Bell Oil Corp.                  Michigan                    5541                          38-1884781
- -------------------------------------------------------------------------------------------------------------
PPC, Inc.                       Ohio                        5541                          31-0821706
- -------------------------------------------------------------------------------------------------------------
Super Test Petroleum, Inc.      Michigan                    5541                          38-1901439
- -------------------------------------------------------------------------------------------------------------
Kwik-Fil, Inc.                  New York                    5541                          25-1525615
- -------------------------------------------------------------------------------------------------------------
Vulcan Asphalt Refining         Delaware                    2911                          23-2486891
Corporation
- -------------------------------------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION DATED SEPTEMBER __, 1997

PROSPECTUS

                             UNITED REFINING COMPANY

 Offer to Exchange its 10 3/4% Series B Senior Notes due 2007, which have been registered under the Securities Act, for any and all of its outstanding
                     10 3/4% Series A Senior Notes due 2007.

            The Exchange Offer will expire at 5:00 P.M. New York City
                       time, on ________, 199__, unless extended.


United Refining Company, a Pennsylvania corporation (the "Company"), hereby offers to exchange (the "Exchange Offer") up to $200,000,000 in aggregate principal amount of the Company's 10 3/4% Series B Senior Notes due 2007 (the "New Notes") for $200,000,000 in aggregate principal amount of the Company's outstanding 10 3/4% Series A Senior Notes due 2007 (the "Original Notes") (the Original Notes and the New Notes are collectively referred to herein as the "Notes").

The terms of the New Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Original Notes for which they may be exchanged pursuant to this Exchange Offer, except that the New Notes will be freely transferable by holders thereof (other than as provided in the next paragraph) and issued free of any covenant regarding registration. The New Notes will evidence the same debt as the Original Notes and contain terms which are substantially identical to the terms of the Original Notes for which they are to be exchanged. For a complete description of the terms of the New Notes, see "Description of the Notes". There will be no cash proceeds to the Company from the Exchange Offer.

The Original Notes were sold on June 9, 1997, in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act. Accordingly, the Original Notes may not be offered, resold or otherwise pledged, hypothecated or transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered to satisfy the obligations of the Company under a Registration Rights Agreement relating to the Original Notes. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer." New Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold or otherwise transferred by the holders thereof (other than any holder which is an affiliate of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by so delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "Plan of Distribution".

The Notes constitute securities for which there is no established trading market. Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. The Company does not currently intend to list the New Notes on any securities exchange. To the extent that any Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Original Notes could be adversely affected. No assurances can be given as to the liquidity of the trading market for either the Original Notes or the New Notes.

The Exchange Offer is not conditioned on any minimum aggregate principal amount of Original Notes being tendered for exchange. The Exchange Offer will expire at 5:00 P.M. New York City time, on________ , 199_, unless extended (the "Expiration Date"). The date of acceptance for exchange of the Original Notes will be the first business day following the Expiration Date. Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date, otherwise, such tenders are irrevocable. The Company will pay all expenses incident to the Exchange Offer.

Interest on the New Notes shall accrue from the last December 15 or June 15 (an "Interest Payment Date") on which interest was paid on the Original Notes so surrendered, or, if no interest has been paid on such Original Notes, from June 9, 1997.

See "Risk Factors" for a discussion of certain factors which holders of Original Notes should consider in connection with the Exchange Offer.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     The date of this Prospectus is , 1997.

                              AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 with respect to the New Notes being offered hereby (including all exhibits and amendments thereto, the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed therewith. Statements made in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where applicable reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified by such reference.

As a result of the filing of the Registration Statement, the Company will become subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file reports and other information with the Commission. Such reports, the Registration Statement and other information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

Furthermore, so long as the Notes are outstanding, during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company has agreed to (i) file with the Commission to the extent permitted, and distribute to holders ("Holders") of the Notes, reports, information and documents specified in Section 13 and 15(d) of the Exchange Act, and (ii) make available, upon request, to any holder of the Notes, the information required pursuant to Rule 144A(d)(4) under the Exchange Act. Any such request should be directed to the Secretary of the Company at 15 Bradley Street, Warren, Pennsylvania 16365, telephone number 814-723-1500.

                                    SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and notes thereto, appearing elsewhere in this Prospectus. Careful consideration to the information set forth under "Risk Factors" should be given prior to making a decision to exchange Original Notes for New Notes. Unless otherwise stated herein, references to the "Company" shall mean United Refining Company and its subsidiaries. All references to a fiscal year refer to the year ended August 31 of the stated year. Certain terms used herein have been defined in the Glossary appearing on page 100 of this Prospectus.

                                   THE COMPANY

      The Company is a leading integrated refiner and marketer of petroleum products in its primary market area, which encompasses western New York and northwestern Pennsylvania. The Company owns and operates a medium complexity 65,000 barrel per day ("bpd") petroleum refinery in Warren, Pennsylvania where it produces a variety of products, including various grades of gasoline, diesel fuel, kerosene, jet fuel, No. 2 heating oil, and asphalt. The Company sells gasoline and diesel fuel under the Kwik Fill(R) brand name at a network of 320 Company-operated retail units, 226 of which it owns. In fiscal 1996 approximately 60% and 23% of the Company's gasoline and diesel fuel production, respectively, was sold through this network. The Company operates convenience stores at most of its retail units, primarily under the Red Apple Food Mart(R) brand name. The Company also sells its petroleum products to long-standing regional wholesale customers.

      For the 12 months ended June 30, 1997 the Company had total revenues of approximately $876.0 million, of which approximately 55% were derived from gasoline sales, approximately 37% were from sales of other petroleum products and approximately 8% were from sales of non-petroleum products. The Company's capacity utilization rates have ranged from approximately 88% to approximately 97% over the last five years. In fiscal 1996, approximately 75% of the Company's refinery output consisted of higher value products such as gasoline and distillates.

REFINING OPERATIONS

      The Company believes that the location of its 65,000 bpd refinery in Warren, Pennsylvania provides it with a transportation cost advantage over its competitors, which is significant within an approximately 100-mile radius of the Company's refinery. For example, in Buffalo, New York over its last five fiscal years, the Company has experienced an approximately 2.1 cents per gallon transportation cost advantage over those competitors who are required to ship gasoline by pipeline and truck from New York Harbor sources to Buffalo. The Company owns and operates the Kiantone Pipeline, a 78 mile long crude oil pipeline which connects the refinery to Canadian, U.S. and world crude oil sources through the Interprovincial Pipe Line/Lakehead Pipeline system ("IPL"). Utilizing the storage facilities of the pipeline, the Company is able to blend various grades of crude oil from different suppliers, allowing it to efficiently schedule production while managing feedstock mix and product yields in order to optimize profitability.

      In addition to its transportation cost advantage, the Company has benefited from a reduction in regional production capacity of approximately 103,000 bpd brought about by the closure during the 1980s of two competing refineries in Buffalo, New York, owned by Ashland Inc. and Mobil Oil Corporation. The nearest fuels refinery is over 160 miles from Warren, Pennsylvania and the Company believes that no significant production from such refinery is currently shipped into the Company's primary market area. It is the Company's view that the high construction costs and the stringent regulatory requirements inherent in petroleum refinery operations make it uneconomical for new competing refineries to be constructed in the Company's primary market area.

      During the period from January 1, 1979 to August 31, 1996, the Company spent approximately $199 million on capital improvements to increase the capacity and efficiency of its refinery and to meet environmental requirements. These capital expenditures have: (i) substantially rebuilt and upgraded the refinery, (ii) enhanced the refinery's capability to comply with applicable environmental regulations, (iii) increased the refinery's efficiency, and (iv) helped maximize profit margins by permitting the processing of lower cost, high sulfur crudes.

MARKETING AND DISTRIBUTION OPERATIONS

      The Company's primary market area is western New York and northwestern Pennsylvania and its core market encompasses its Warren County base and the eight contiguous counties in New York and Pennsylvania. The Company's retail gasoline and merchandise sales are split approximately 60%/40% between rural and urban markets. Margins on gasoline sales are traditionally higher in rural markets, while gasoline sales volume is greater in urban markets. The Company's urban markets include Buffalo, Rochester and Syracuse, New York and Erie, Pennsylvania. The Company believes it has higher profitability per store than its average convenience store competitor. In 1995, convenience store operating profit per store averaged approximately $70,100 for the Company, as compared to approximately $66,500 for the industry as a whole according to industry data compiled by the National Association of Convenience Stores ("NACS").

      The Company is one of the largest marketers of refined petroleum products within its core market area according to a study commissioned by the Company from Gerke & Associates, Inc. ("Gerke"), an independent industry consultant. The Company currently operates 320 retail units, of which 180 are located in New York, 128 in Pennsylvania and 12 in Ohio. The Company owns 226 of these units. In fiscal 1996, approximately 60% of the refinery's gasoline production was sold through the Company's retail network. In addition to gasoline, all units sell convenience merchandise, 39 have delicatessens and eight of the units are full-service truck stops. Customers may pay for purchases with credit cards including the Company's own "Kwik Fill" credit card. In addition to this credit card, the Company maintains a fleet credit card catering to regional truck and automobile fleets. Sales of convenience products, which tend to have constant margins throughout the year, have served to reduce the effects of the seasonality inherent in gasoline retail margins. The Company has consolidated its entire retail system under the Red Apple Food Mart(R) and Kwik Fill(R) brand names, providing the chain with a greater regional brand awareness.

CAPITAL IMPROVEMENT PLAN

      Refining Operations

      The Company intends to use approximately $14.8 million of the proceeds of the Private Offering (as hereinafter defined) over the next two years to expand and upgrade its refinery. The investment is expected to increase rated crude oil throughput capacity from 65,000 bpd to 70,000 bpd, to improve yield of finished products from crude inputs and to lower refinery costs.

      Marketing and Distribution Operations

      The Company intends to use approximately $20.0 million of the proceeds of the Private Offering over the next two years to rebuild or refurbish 70 existing retail units and to acquire three new retail units. Approximately half of this upgrade project is expected to be completed within the first twelve months after the consummation of the Private Offering. Management believes that these capital improvements will enable the Company's retail network to absorb through retail sales at Company-operated units a majority of the additional gasoline and diesel production resulting from the concurrent refinery upgrade, with the remaining production being sold to wholesale customers.

BUSINESS STRATEGY

      The Company's goal is to strengthen its position as a leading producer and marketer of high quality refined products within its primary market area. The Company's business strategy is to: (i) maximize the benefits from its transportation cost advantage within its primary market area; (ii) expand its sales of high margin specialty products; (iii) optimize its feedstock mix and product yield to maximize profitability; (iv) invest in increased refinery capacity and improved refining productivity; and (v) increase its market share and improve retail profitability through selective rebuildings or refurbishments of retail units and, to a lesser extent, through acquisitions of selected retail sites.

      The Company's principal executive offices are located at 15 Bradley Street, Warren, Pennsylvania 16365 and its telephone number is (814) 723-1500.

                                THE TRANSACTIONS

      On June 9, 1997, the Company completed the sale (the "Private Offering") of $200,000,000 principal amount of the Company's Original Notes. In connection with the Private Offering, the Company also entered into a new credit facility with PNC Bank and retired certain indebtedness then outstanding (the "Transactions"). The Transactions were undertaken to: (i) enhance the Company's financial flexibility; (ii) reduce the Company's annual debt service requirements; (iii) funds its Capital Improvement Plan; and (iv) provide the Company with a capital structure that will facilitate the continued growth of its refinery and related operations.

                              THE EXCHANGE OFFER

Purpose of the
Exchange Offer:     The Original Notes were sold in the Private Offering by the
                    Company on June 9, 1997, to Dillon, Read & Co. Inc. and
                    Bear, Stearns & Co. Inc., as initial purchasers (the
                    "Initial Purchasers"). In connection therewith, the Company executed and delivered, for the benefit of the holders of the Original Notes, a Registration Rights Agreement dated
                    June 9, 1997 (the "Registration Rights Agreement") which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, providing for, among other things, the Exchange Offer so that the New Notes will be freely transferable by the holders thereof without registration or any prospectus delivery requirements under the Securities Act, except that a "dealer" or any of their "affiliates" as such terms are defined under the Securities
                    Act, who exchanges Original Notes held for its own account
                    (a "Restricted Holder") will be required to deliver copies of this Prospectus in connection with any resale of the New

                     Notes (the "Resale Notes") issued in exchange for such Original Notes (the "Prospectus Delivery Requirement"). See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "Plan of Distribution."

The Exchange Offer: The Company is offering to exchange pursuant to the
                    Exchange Offer up to $200,000,000 aggregate principal amount of the Company's 10 3/4% Series B Senior Notes due 2007 (the "New Notes") for $200,000,000 aggregate principal amount of the Company's outstanding 10 3/4% Series A Senior Notes due 2007 (the "Original Notes"). The Original Notes and the New Notes are collectively referred to herein as the "Notes". The terms of the New Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that the New Notes are freely transferable by holders thereof (other than as provided herein), and are not subject to any covenant regarding registration under the Securities Act. See "The Exchange Offer-- Terms of the Exchange" and "Procedures for Tendering".



                     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

Expiration Date:     The Exchange Offer will expire at 5:00 P.M. New York City
                     time on______________, 199_, unless extended (the
                     "Expiration Date").



Conditions of the
Exchange Offer:     The Company's obligation to consummate the Exchange Offer
                    will be subject to certain conditions. See "The Exchange
                    Offer -- Conditions to the Exchange Offer." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such conditions.



Withdrawal Rights:  Tenders may be withdrawn at any time prior to the
                    Expiration Date; otherwise, all tenders will be irrevocable.



Procedures for
Tendering Notes:     See "The Exchange Offer -- Procedures for Tendering."

Federal Income Tax
Consequences:        The exchange of Original Notes for New Notes will not be a taxable exchange for federal income tax purposes. See
                     "Certain United States Federal Income Tax Considerations."



Effect on Holders of
the Original Notes:  As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled one of the covenants contained in the Registration Rights Agreement and, accordingly, there will be no increase in the interest rate on the Original Notes pursuant to the applicable terms of the Registration Rights Agreement due to the Exchange Offer. Holders of the Original Notes who do not tender their Original Notes will be entitled to all the rights and limitations applicable thereto under the Indenture dated as of June 9, 1997, among the Company and IBJ Schroder Bank and Trust Company, as trustee (the "Trustee") relating to the Original Notes and the New Notes (the "Indenture"), except for any rights under the Indenture or the Registration Rights Agreement, which by their terms, terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Original Notes pursuant to, the Exchange Offer. All untendered Original Notes will continue to be subject to the restrictions on transfer provided for in the Original Notes and in the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Original Notes could be adversely affected.

Use of Proceeds:     There will be no cash proceeds to the Company from the
                     exchange pursuant to the Exchange Offer.



                                  RISK FACTORS

      The information set forth under "Risk Factors" as well as other information set forth in this Prospectus should be carefully considered in evaluating the Notes and the Company.

                                  THE NEW NOTES

      The Exchange Offer applies to the $200,000,000 principal amount of the Original Notes outstanding as of the date hereof. The form and the terms of the New Notes will be identical in all material respects to the form and the terms of the Original Notes except that the New Notes will have been registered under the Securities Act and, therefore, will not contain legends restricting the transfer thereof. The New Notes evidence the same debt as the Original Notes exchanged for the New Notes and will be entitled to the benefits of the same Indenture under which the Original Notes were issued. See "Description of the Notes." Certain capitalized terms used below are defined under the caption "Description of the Notes -- Certain Definitions."

Securities Offered: $200,000,000 aggregate principal amount of 10 3/4% Series B
                    Senior Notes due 2007 (the "New Notes").



Maturity Date:      June 15, 2007.

Interest Payment
Dates: Interest on the New Notes shall accrue from the last December 15 or June 15 on which interest was paid on the Original Notes, or, if no interest has been paid on such Original Notes, from June 9, 1997.



Ranking: The Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with existing and future unsecured and unsubordinated Indebtedness (as defined herein) of the Company and senior to all Subordinated Indebtedness (as defined herein) of the Company.

Subsidiary
Guarantees:            The Notes will be unconditionally guaranteed by each of
                       the Company's subsidiaries (the "Subsidiary Guarantors").
                       The Subsidiary Guarantees will be unconditional joint and several obligations of each Subsidiary Guarantor
                       (collectively, the "Guarantees"), ranking pari passu in right of payment with all other unsecured and unsubordinated Indebtedness of such Subsidiary Guarantor.



Optional Redemption:   The Notes will be redeemable in whole or in part at the
                       option of the Company at any time on or after June 15, 2002 at the redemption prices hereinafter set forth. In addition, at any time on or prior to June 15, 2000, the Company may redeem up to 35% of the originally issued aggregate principal amount of the Notes with the proceeds of one or more Equity Offerings (as defined herein) at a redemption price equal to 110.00% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, provided that after giving effect to such redemption at least $100 million aggregate principal amount remains outstanding. The Notes are not otherwise redeemable at the option of the Company.





Offers to Purchase:    In the event of a Change of Control (as defined herein),
                       each holder of Notes will have the right to require the Company to purchase all of the Notes then held by it at purchase price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the date of purchase. In addition, under certain circumstances, the Company will be required to offer to purchase Notes with the proceeds of certain Asset Sales
                       (as defined herein) and with the Special Offer Amount of the Escrow Funds (each, as defined herein) if the Company's Capital Improvement Plan is abandoned or not completed by August 31, 1999. See "Description of the
                       Notes."



Certain Covenants     The Indenture will contain certain covenants that, among
                      other things, limit the incurrence of additional indebtedness by the Company and its Subsidiaries (as defined herein); limit the issuance of preferred stock of the Company's Subsidiaries; limit the payment of dividends and certain other payments by the Company and its Subsidiaries; limit the creation of certain liens by the Company and its Subsidiaries; limit the ability of the Company and its Subsidiaries to enter into sale/leaseback transactions; limit the Company's creation of restrictions on the ability of Subsidiaries to make payments to the Company; restrict the ability of the Company to engage in Asset Sales; and limit the ability of the Company or its Subsidiaries to enter into certain transactions with affiliates or merge, consolidate or transfer substantially all of their assets.

                             SUMMARY HISTORICAL AND
                           CONSOLIDATED FINANCIAL DATA

      The following table sets forth certain historical financial and operating data (the "Summary Information") as of August 31, 1992, 1993, 1994, 1995, and 1996 and for each of the years in the five-year period ended August 31, 1996 and as of June 30, 1996 and 1997 and for the ten months ended June 30, 1996 and 1997. The summary income statement, balance sheet, financial and ratio data as of and for each of the three years ended August 31, 1996 have been derived from the audited consolidated financial statements of the Company. Such information as of and for each of the two years ended August 31, 1993 have been derived from the unaudited consolidated financial statements of the Company. Such information as of and for the ten months ended June 30, 1996 and 1997 have been derived from the unaudited consolidated financial statements of the Company which include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and the results of operations of the Company for such periods. Results for the interim periods are not necessarily indicative of the results for the full year. The audited consolidated financial statements of the Company and related notes thereto as of August 31, 1995 and 1996 and for each of the three years ended August 31, 1996 and the unaudited consolidated financial statements of the Company as of June 30, 1997 and for the ten months ended June 30, 1996 and 1997 and related notes thereto appear elsewhere in this Prospectus. The operating information for all periods presented has been derived from the accounting and financial records of the Company. The Summary Information set forth below should be read in conjunction with, and is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and notes thereto and other financial information included elsewhere in this Prospectus.

                                                                                                              TEN MONTHS
                                                                                                                ENDED
                                                                                                                -----
                                                               YEAR ENDED AUGUST 31,                      JUNE 30,
                                                               ---------------------                      --------
      JUNE 30,
                                          1992         1993           1994         1995        1996           1996          1997
                                      -------------------------------------------------------------------------------------------
                                                  (DOLLARS IN THOUSANDS, EXCEPT OPERATING INFORMATION)

INCOME STATEMENT DATA:
Net sales                              $ 799,467     $ 830,054      $729,126    $ 783,686     $833,818      $669,882     $ 712,071
Gross margin(1)                          138,438       162,251       156,898      151,852      168,440       144,051       128,375
Refining operating expenses               47,853        49,835        56,121       56,665       63,218        52,630        51,114
Selling, general and
  administrative expenses                 72,612        72,495        69,158       68,876       70,124        58,920        58,703
Operating income                          11,255        33,099        22,580       18,112       26,882        24,646        11,449
Interest expense(2)                       16,087        15,377        17,100       18,523       17,606        14,681        13,835
Interest income                            1,057           706         1,134        1,204        1,236         1,053         1,073
Other income (expense)                    (7,365)       (2,701)       (3,257)         155         (884)         (819)         (990)
Income (loss) before income
  tax expense (benefit) and
  extraordinary item                     (11,140)       15,727         3,357          948        9,628        10,999        (2,303)
Income tax expense (benefit)              (4,213)        6,687         1,337          487        3,787         4,392          (902)
Income (loss) before
  extraordinary item                      (6,927)        9,040         2,020          461        5,841         6,607        (1,401)
Net income (loss)                         (6,927)        9,040           490          461        5,841         6,607        (8,054)
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets                           $ 251,498      $272,995      $303,983    $ 299,283     $294,893      $313,733     $ 339,562
Total debt                               144,822       137,721       158,491      154,095      136,777       137,307       201,316
Total stockholder's equity                53,704        77,235        77,725       78,186       84,027        84,793        47,688
SELECTED FINANCIAL DATA:
EBITDA(2) $ 14,842                       $38,030      $ 29,035     $  27,159    $  34,859      $32,249       $18,211
Depreciation and amortization              6,966         7,073         7,860        8,568        8,505         7,302         7,339
Capital expenditures                      14,685        30,680        20,889       12,134        4,562         3,604         3,553
SELECTED RATIOS:
EBITDA/interest expense(2)                 0.92x          2.47x         1.70x        1.47x       1.98x          2.20x         1.31x
Total debt/EBITDA                          9.76x          3.62x         5.46x        5.67x       3.92x            --            --
Ratio of earnings to fixed charges(3)        (4)          1.86x         1.15x        1.04x       1.50x          1.68x           (4)

                                                                                                        TEN MONTHS
                                                                                                          ENDED
                                                           YEAR ENDED AUGUST 31,      JUNE 30,    JUNE 30,    JUNE 30,
                                            1992       1993        1994      1995       1996        1996       1997
                                            --------------------------------------------------------------------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT OPERATING INFORMATION)
OPERATING INFORMATION (UNAUDITED):
Refining Operations:
  Crude oil input (mbbls/day)              58.5        61.5       57.0       62.4       63.0        62.8       60.7
  Utilization(5)                           90.0%       94.7%      87.8%      96.0%      96.9%       96.6%      93.5%
  Total saleable refinery production
    (mbbls/day)                            58.6        62.0       57.2       62.1       63.5        63.5       61.8
    Gasoline                               29.9        31.4       27.7       30.1       29.9        29.8       28.8
    Middle distillates                     17.3        18.5       15.6       17.5       18.5        18.8       18.7
    As8.5lt                                 8.5         9.0       10.0       11.6       12.2        12.2       11.6
  Total saleable products
    (mbbls/day)(6)                         61.1        65.3       62.3       64.1       65.4        65.6       64.5
  Gross margin (per bbl                $   3.07    $   3.87    $  4.03     $ 3.48   $   4.26    $   4.48    $  3.81
  Refining operating expenses
    (per bbl)  $   2.14                $   2.09    $   2.47    $  2.42     $ 2.64   $   2.64    $    2.6          1
Retail Network:
  Number of stores (at period end)          348         345        341        335        327         326        320
  Gasoline volume (m gal)               302,240     297,083    292,062    279,454    274,480     226,201    216,110
  Gasoline gross margin (cents/gal)        11.8        11.9       13.6       15.7       14.4        14.3       14.7
  Average gasoline volume per store
    (m gal/month)                            74          73         72         70         70          69         68
  Distillate volume(m gal)               36,066      40,045     37,378     40,480     41,256      34,175     33,805
  Distillate gross margin (cents/gal)       9.8        11.7       12.5       12.5       11.9        12.4       11.9
  Merchandise sales (000s)             $ 68,467    $ 68,607    $68,178   $ 70,613   $ 71,686     $57,843  $  60,006
  Merchandise gross margin                 31.3%       32.6%      30.5%      30.5%      30.6%       30.2%      30.0%
  Average merchandise sales per
    store per month (000s)               $ 16.4    $   16.6    $  16.7   $   17.6   $   18.3     $  17.4  $    18.8
Retail operating expenses (000s)       $ 50,844    $ 51,081    $51,892   $ 51,703   $ 53,218     $44,478  $  44,426
Total Sales (000s/store)
  Convenience stores                   $  1,337    $  1,303    $ 1,270   $  1,299   $  1,318   $   1,074  $   1,110
  Limited gasoline stations               1,067       1,061      1,058      1,102      1,140         937        978
  Truckstops                              5,961       6,327      6,046      6,516      6,813       5,634      5,806
  Other                                     614         642        659        696        705         573        576

(1) Gross margin is defined as gross profit plus refining operating expenses. Refining operating expenses are expenses incurred in refining and included in cost of goods sold in the Company's financial statements. Refining operating expenses equals refining operating expenses per barrel, multiplied by the volume of total saleable products per day, multiplied by the number of days in the period. For fiscal years 1992 and 1993, gross margin for the Company included $9.2 million and $7.6 million, respectively, of gross margin ($0.1 million and $0.6 million, respectively, on an EBITDA basis) from an entity conducting business unrelated to the refining and marketing of petroleum products, which the Company sold to its parent in fiscal 1993.

(2) EBITDA is as defined in the Indenture. See "Description of the Notes." EBITDA is presented not as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles), but rather to provide additional information related to the debt servicing ability of the Company. Interest expense as reflected on the Company's financial statements does not include amortization of deferred financing fees. Amortization of deferred financing fees is included in the Company's financial statements in other expense and amounts to $0.5 million, $0.5 million, $0.7 million, $0.6 million, $0.5 million, $0.4 million and $0.4 million for fiscal years 1992, 1993, 1994, 1995 and 1996 and for the ten month periods ended June 30, 1996 and 1997, respectively.

(3) The ratio of earnings to fixed charges is computed by dividing (i) income before provision for income taxes plus fixed charges by (ii) fixed charges. Fixed charges consist of interest on indebtedness including amortization of discount and debt issuance costs and the estimated interest component of rental expense which is 33% of actual rental expense.

(4) Income before provision for income taxes was inadequate to cover fixed charges. Additional income before provision for income taxes of $11.3 million and $2.3 million would have been necessary to cover the deficiencies as of August 31, 1992 and June 30, 1997.

(5) Refinery utilization is the ratio of crude oil input to the rated capacity of the refinery to process crude oil which is 65,000 bpd. Total input and total yield may be greater than the rated capacity of the refinery because feedstocks other than crude oil, which add to the refinery's yield are utilized in the refining process. The rated capacity of the refinery reflects estimated downtime for scheduled and unscheduled maintenance and other contingencies during which refinery production is reduced. Utilization may therefore exceed 100% if actual downtime is less than estimated downtime. Utilization was lower in fiscal 1994 due to an 18 day turnaround at the crude unit for scheduled maintenance.

(6)   Includes refined products purchased from others and resold by the Company.

                                 RISK FACTORS

Holders of Original Notes should consider carefully all of the information set forth in this Prospectus, and, in particular, should evaluate the following risks before tendering their Original Notes in the Exchange Offer, although the risk factors (other than the first risk factor) are generally applicable to the Original Notes as well as the New Notes.

CONSEQUENCE OF FAILURE TO EXCHANGE

      Holders of Original Notes who do not exchange their Original Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Notes as set forth in the legend thereon as a consequence of the offer or sale of the Original Notes pursuant to an exemption from in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act or applicable state securities laws. The Company does not currently anticipate that it will register the Original Notes under the Securities Act. Based on interpretations by the staff of the Commission, New Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes could not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Thus, any Original Notes acquired by such holders will not be freely transferable except in compliance with the Securities Act. Each Restricted Holder (as hereinafter defined) that receives New Notes for its own account in exchange for the Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE AND REFINANCE DEBT

      As of June 30, 1997, the aggregate total debt of the Company was $201.3 million and its stockholder's equity was $47.7 million. The ratio of the Company's earnings to fixed charges for fiscal 1996 was 1.50:1. Income before provision for income taxes was inadequate to cover fixed charges for the ten months ended June 30, 1997. Additional income before provision for income taxes of $2.3 million would have been necessary to cover the deficiency as of June 30, 1997. In addition, subject to the restrictions in the Indenture and the New Bank Credit Facility described in "Description of Certain Indebtedness", the Company may incur additional indebtedness from time to time to provide working capital, to finance acquisitions or capital expenditures or for other corporate purposes.

      The level of the Company's indebtedness could have important consequences to holders of the Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in planning for and reacting to changes in the industry and economic conditions generally.

      The Company's ability to pay interest and principal on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, most of which are beyond the Company's control. The Company anticipates that its operating cash flow, together with borrowings under the New Bank Credit Facility, will be sufficient to meet its operating expenses and capital expenditures, to sustain operations and to service its interest requirements as they become due. If the Company is unable to generate sufficient cash flow to service its indebtedness and fund its capital expenditures, it will be forced to adopt an alternative strategy that may include reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness (including the Notes) or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. The Company's ability to meet its debt service obligations will be dependent upon its future performance which, in turn, is subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

VOLATILITY OF CRUDE OIL PRICES AND REFINING MARGINS

      The Company is engaged primarily in the business of refining crude oil and selling refined petroleum products. The Company's earnings and cash flows from operations are dependent upon its realizing refining and marketing margins at least sufficient to cover its fixed and variable expenses. The cost of crude oil and the prices of refined products depend upon numerous factors beyond the Company's control, such as the supply of and demand for crude oil, gasoline and other refined products, which are affected by, among other things, changes in domestic and foreign economies, political events, production levels, weather, the availability of imports, the marketing of gasoline and other refined petroleum products by its competitors, the marketing of competitive fuels, the impact of energy conservation efforts, and the extent of government regulation and taxation. A large, rapid increase in crude oil prices would adversely affect the Company's operating margins if the increased cost of raw materials could not be passed to the Company's customers on a timely basis, and would adversely affect the Company's sales volumes if consumption of refined products, particularly gasoline, were to decline as a result of such price increases. A sudden drop in crude oil prices would adversely affect the Company's operating margins since wholesale prices typically decline promptly in response thereto, while the Company will be paying the higher crude oil prices until its crude supply at such higher prices is processed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments." The prices which the Company may obtain for its refined products are also affected by regional factors, such as local market conditions and the operations of competing refiners of petroleum products as well as seasonal factors influencing demand for such products. In addition, the Company's refinery throughput and operating costs may vary due to scheduled and unscheduled maintenance shutdowns.

RISKS RELATED TO CAPITAL EXPANSION AND IMPROVEMENTS

      The Company plans to apply approximately $34.8 million of the proceeds of the Private Offering over a two year period to fund the expansion of its refining capacity and the improvement of refinery productivity and to make capital improvements to its retail network. The Company believes that after completion of the projects funded with the proceeds of the Private Offering, the Company will experience positive effects on its revenues, refining margins and operating income. However, there can be no assurance that such capital expenditure plans will be implemented in the time frame disclosed herein, that actual costs of planned projects will not exceed budgeted amounts or that the projects will have such intended effects. For example, there can be no assurance that the Company will be able to economically sell any increased production of refined products as a result of expanding the capacity of its refinery.

      Changes in the economic or regulatory environments or delays in implementing the capital expenditure plans may require modification of such plans, increase the cost to complete such plans or otherwise make the completion of such plans impracticable or uneconomical. In certain circumstances, the Company may be required to obtain additional financing to complete its planned projects and there can be no assurance that such financing will be available on acceptable terms, or at all.

COMPETITION

      Many of the Company's competitors are fully integrated companies engaged on a national and/or international basis in many segments of the petroleum business, including exploration, production, transportation, refining and marketing, on scales much larger than the Company. Large oil companies, because of the diversity and integration of their operations, larger capitalization and greater resources, may be better able to withstand volatile market conditions, compete on the basis of price, and more readily obtain crude oil in times of shortages.

      The Company faces strong competition in its market for the sale of refined petroleum products, including gasoline. Such competitors have in the past and may in the future engage in marketing practices that result in profit margin deterioration for the Company for periods of time, causing an adverse impact on the Company.

      Another refining company has announced its intention to reopen a fuels refinery in the New York Harbor supply area. The Company cannot predict what effect, if any, the reopening of such refinery would have on the supply of petroleum products in the Company's marketing area or on the Company's sales or profitability.

IMPACT OF ENVIRONMENTAL REGULATION; GOVERNMENTAL REGULATION

      The Company's operations and properties are subject to stringent environmental laws and regulations, such as those governing the use, storage, handling, generation, treatment, transportation, emission, release, discharge and disposal of certain materials, substances and wastes, remediation of areas of contamination and the health and safety of employees. The nature of the Company's operations and previous operations by others at certain of its facilities exposes the Company to the risk of claims under those laws and regulations. There can be no assurance that material costs or liabilities will not be incurred in connection with such claims. Environmental compliance has required, and will continue to require, capital expenditures. The Company spent approximately $2.8 million in fiscal 1992, $28.6 million in fiscal 1993, $14.0 million in fiscal 1994, $7.4 million in fiscal 1995 and $1.6 million in fiscal 1996 for such capital expenditures. The Company currently estimates that capital expenditures for environmental compliance will approximate $3.9 million in fiscal 1997 and $3.7 million in fiscal 1998. Approximately $5.9 million of total fiscal 1997 and fiscal 1998 expenditures are for the upgrading of underground storage tanks at the Company's retail units to meet certain minimum performance standards under regulations promulgated by the United States Environmental Protection Agency (the "EPA") which take effect in December 1998. As of June 30, 1997, approximately 48% of the total sites have been completed and the Company expects to be in total compliance with the regulations by the December 22, 1998 mandated deadline. See "Business--Environmental Considerations."

CONCENTRATION OF REFINING OPERATIONS

      All of the Company's refinery activities are conducted at its facility in Warren, Pennsylvania. In addition, the Company obtains substantially all of its crude oil supply through its owned and operated Kiantone Pipeline. Any prolonged disruption to the operations of its refinery or the Kiantone Pipeline, whether due to labor difficulties, destruction of or damage to such facilities, severe weather conditions, interruption of utilities service or other reasons, would have a material adverse effect on the Company's business, results of operations or financial condition. In order to minimize the effects of any such incident, the Company maintains a full schedule of insurance coverage which includes, but is not limited to, property and business interruption insurance. The property insurance policy has a combined loss limit for property loss at the Company's refinery and business interruption of $249 million in excess of (i) a $1 million self-insured retention and (ii) a deductible, which in the case of property insurance is $250,000, and in the case of business interruption insurance, is an amount equal to lost profits for a period of ten days. The Company believes that its business interruption coverage is reasonable. However, there can be no assurance that the proceeds of any such insurance would be paid in a timely manner or be in an amount sufficient to meet the Company's needs if such an event were to occur.

NATURE OF DEMAND FOR ASPHALT

      In fiscal 1996, asphalt sales represented 9.3% of the total revenues of the Company. Approximately 77% of the Company's asphalt is produced for use in paving or repaving roads and highways. The level of paving activity is, in turn, dependent upon funding available from federal, state and local governments. Funding for paving has been affected in the past, and may be affected in the future, by budget difficulties at the federal, state or local levels. A decrease in demand for asphalt could cause the Company to sell asphalt at significantly lower prices or to curtail production of asphalt by processing more costly lower sulfur content crude oil which would adversely affect refining margins. In addition, paving activity in the Company's marketing area generally ceases in the winter months. Therefore, much of the Company's asphalt production during the winter must be stored until warmer weather arrives, resulting in deferred revenue and inventory buildups each year.

RANKING OF THE NOTES; SECURITY

      Although the Original Notes are and the New Notes will be senior unsecured obligations of the Company ranking pari passu with all other existing and future senior debt of the Company, the indebtedness of the Company under the $35 million New Bank Credit Facility is secured by all the accounts receivable and certain inventory of the Company and its Subsidiaries. Accordingly, the New Notes and the Subsidiary Guarantees will be effectively subordinated to the extent of such security interests. See "Description of the Notes."

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

      The terms of the New Bank Credit Facility, the Indenture and the other agreements governing the Company's indebtedness impose operating and financing restrictions on the Company and the Company's subsidiaries. Such restrictions affect, and in many respects limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness, create liens, sell assets, or engage in mergers or acquisitions. These restrictions could limit the ability of the Company to plan for or react to market conditions or meet extraordinary capital needs or otherwise could restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or to engage in other business activities which will be in the interest of the Company. See "Description of the Notes--Certain Covenants" and "Description of Certain Indebtedness."

CONTROLLING STOCKHOLDER

      John A. Catsimatidis indirectly owns all of the outstanding voting stock of the Company. By virtue of such stock ownership, Mr. Catsimatidis has the power to control all matters submitted to stockholders of the Company and to elect all directors of the Company. The interests of Mr. Catsimatidis as equity holder may differ from the interests of holders of the Notes.

CHANGE OF CONTROL

      Upon a Change of Control (as defined herein), the holders of all of the Notes have the right to require the Company to offer to purchase all of the outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. There can be no assurance that the Company will have sufficient funds available or will be permitted by its other debt agreements to purchase the Notes upon the occurrence of a Change of Control. In addition, a Change of Control may require the Company to offer to purchase other outstanding indebtedness and may cause a default under the New Bank Credit Facility. The inability to purchase all of the tendered Notes would constitute an Event of Default (as defined herein) under the Indenture. See "Description of the Notes--Change of Control."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

      The New Notes are being offered to the holders of the Original Notes. The Original Notes were purchased and immediately resold by the Initial Purchasers in June 1997 to a small number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market.

      The Company does not intend to apply for a listing of the New Notes on a securities exchange. There is currently no established market for the New Notes and there can be no assurance as to the liquidity of markets that may develop for the New Notes, the ability of the holders of the New Notes to sell their New Notes or the price at which such holders would be able to sell their New Notes. If such markets were to exist, the New Notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and the markets for similar securities.

      The liquidity of, and trading market for the New Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

FRAUDULENT CONVEYANCE; UNENFORCEABILITY OF SUBSIDIARY GUARANTEES

      The Company believes that the indebtedness represented by the Subsidiary Guarantees is being incurred for proper purposes and in good faith and each Subsidiary Guarantor is, and after the consummation of the Offering will be, solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. Revenues of the Subsidiary Guarantors accounted for approximately 55.8% of the Company's consolidated revenues for fiscal 1996 and as of August 31, 1996 the assets of such Subsidiary Guarantors were approximately 34.3% of the assets of the Company on a consolidated basis. If a court of competent jurisdiction in a suit by a creditor or representative of creditors of any Subsidiary Guarantor (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of the indebtedness represented by the Subsidiary Guarantee, such Subsidiary Guarantor was insolvent, was rendered insolvent by reason of such incurrence of such guarantee, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believes that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than fair consideration or reasonably equivalent value, then such court could, among other things, (a) void all or a portion of such Subsidiary Guarantor's obligations to the holders of the Notes, the effect of which could be that the holders of the Notes may not be repaid in full and/or
(b) subordinate such Subsidiary Guarantor's obligations to the holders of the Notes to other existing and future indebtedness of such Subsidiary Guarantor, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

      The Original Notes were sold by the Company on June 9, 1997 to the Initial Purchasers and immediately resold to certain accredited institutions in the Private Offering. In connection therewith, the Company entered into the Registration Rights Agreement which required that within ninety (90) days following the issuance of the Original Notes, the Company file with the Commission a registration statement under the Securities Act with respect to an issue of New Notes of the Company identical in all material respects to the Original Notes, use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, offer to the holders of the Original Notes the opportunity to exchange their Original Notes for a like principal amount of such New Notes, which will be issued without a restrictive legend. The purpose of the Exchange Offer is to fulfill the Company's obligations under the Registration Rights Agreement. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Original Notes were initially represented by two global Notes in registered form, registered in the name of Cede & Co., a nominee of The Depository Trust Company, New York, New York ("DTC"), as depositary.

      Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act (other than "affiliates" of the Company within the meaning of Rule 405 under the Securities Act), provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes could not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Thus, any New Notes acquired by such holders will not be freely transferable except in compliance with the Securities Act. Each Registration Statement that receives New Notes for its own account in exchange for the Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

      As described above, the Original Notes were sold to the Initial Purchasers and immediately resold to certain accredited institutional investors on June 9, 1997 and there is a limited private trading market for them at present. To the extent Original Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Original Notes will decrease. Following the consummation of the Exchange Offer, holders of the Original Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Original Notes could be adversely affected. See "Risk Factors--Consequence of Failure to Exchange."

TERMS OF THE EXCHANGE

      Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal (which together constitute the "Exchange Offer"), the Company will accept any and all Original Notes validly tendered, and not theretofore withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the Exchange Offer as promptly as practicable after the Expiration Date. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer provided, however, that Original Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

      The form and terms of the New Notes are identical in all material respects to the form and terms of the Original Notes except that the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The New Notes will not represent additional indebtedness of the Company and will be entitled to the benefits of the Indenture, which is the same Indenture as the one under which the Original Notes were issued.

      Interest on New Notes will accrue from the most recent date to which interest has been paid on the Original Notes or, if no interest has been paid, from June 9, 1997.

      Holders of Original Notes do not have any appraisal or dissenters' rights under the Pennsylvania Business Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

      For purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange and exchange Original Notes validly tendered for exchange when, as and if the Company gives oral or written notice to the Exchange Agent of acceptance of the tenders of such Original Notes for exchange. Exchange of Original Notes accepted for exchange pursuant to the Exchange Offer will be made by deposit of tendered Original Notes with the Exchange Agent, which will act as agent for the tendering holders for the purpose of receiving New Notes from the Company and transmitting such New Notes to tendering Holders. In all cases, any exchange of New Notes for Original Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Original Notes (or of a confirmation of a book-entry transfer of such Original Notes in the Exchange Agent's account at the Book Entry Transfer Facility (as defined in "Procedures for Tendering" below)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. For a description of the procedures for tendering Original Notes pursuant to the Exchange Offer see "Procedures for Tendering."

      If any tendered Original Notes are not accepted for exchange because of an invalid tender, or due to the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Notes will be returned without expense to the tendering holders thereof (or in the case of Original Notes tendered by book entry transfer, such Original Notes will be credited to the account of such holder maintained at the Book Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Exchange Offer.

      No alternative, conditional or contingent tenders will be accepted. All tendering Holders, by execution of a Letter of Transmittal (or facsimile thereof), waive any right to receive notice of acceptance of their Original Notes for exchange.

      Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Fees and Expenses."

      This Prospectus, together with the Letter of Transmittal, is being sent to
registered holders of Original Notes as of                , 1997.

EXPIRATION DATE; AMENDMENTS; TERMINATION

      The term "Expiration Date" shall mean 5:00 p.m. New York City time on , 199_, unless the Company, in its sole discretion, extends the Exchange Offer in which case the term "Expiration Date" shall mean the later date and time to which the Exchange Offer is extended.

      In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m. New York City time, on the next business day, after the previously scheduled expiration date of the Exchange Offer.

      The Company reserves the right, at any time and from time to time, in its sole discretion (subject to its obligations under the Registration Rights Agreement) (i) to delay accepting any Original Notes or to delay the issuance and exchange of New Notes for Original Notes, to extent the Exchange Offer or, if any of the conditions set forth below under "Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.

      If the Company extends the period of time during which the Exchange Offer is open, or if it is delayed in accepting for exchange of, or in issuing and exchanging the New Notes for, any Original Notes or is unable to accept for exchange of, or issue New Notes for, any Original Notes pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights under the Exchange Offer the Exchange Agent may, on behalf of the Company, retain all Original Notes tendered and such Original Notes may not be withdrawn except as otherwise provided in "Withdrawal of Tenders." The reservation by the Company of the right to delay acceptance for exchange of, or the issuance and the exchange of the New Notes, for any Original Notes is subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the Original Notes deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the Exchange Offer.

      Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period. The term "business day" shall mean any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

      Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to make public, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service. Any such announcement of an extension of the exchange offer shall be issued no later than 9:00 A.M. New York City time, on the next business day after the previously scheduled expiration of the Exchange Offer.

PROCEDURES FOR TENDERING

      Only a holder of Original Notes may tender such Original Notes in the Exchange Offer. To tender in the Exchange Offer the holder must complete, sign and date the Letter of Transmittal or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent so that delivery is received prior to 5:00 p.m. New York City time, on the Expiration Date. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m. New York City time on the Expiration Date. In addition, either (i) the certificates for the tendered Original Notes must be received by the Exchange Agent along with the Letter of Transmittal or such Original Notes must be received by the Exchange Agent along with the Letter of Transmittal or such Original Notes must be tendered pursuant to the procedures for book entry transfer described below and a confirmation of receipt of such tendered Original Notes must be received by the Exchange Agent in each case, prior to 5:00 p.m. New York City time, on the Expiration Date, or (ii) the tendering holder must comply with the guaranteed delivery procedures described below.

      NO LETTERS OF TRANSMITTAL, CERTIFICATES REPRESENTING ORIGINAL NOTES OR ANY OTHER REQUIRED DOCUMENTATION SHOULD BE SENT TO THE COMPANY. SUCH DOCUMENTS SHOULD BE SENT ONLY TO THE EXCHANGE AGENT.

      The tender by a holder of Original Notes made pursuant to any method of delivery set forth herein will constitute a binding agreement between such tendering holder and the Company in accordance with the terms and subject to the conditions of the Exchange Offer.

      The method of delivery of Original Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transaction for such holders or for assistance concerning the Exchange Offer.

      Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Original Notes either make appropriate arrangements to register ownership of the Original Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

      If the Letter of Transmittal is signed by a person other than the registered holder of any Original Notes (which term includes any participants in DTC whose name appears on a security position listing as the owner of the Original Notes) or if the delivery of the Original Notes is to be made to a person other than the registered Holder, such Original Notes must be endorsed or accompanied by a properly completed bond power, in either case signed by such registered holder as such registered Holder's name appears on such Original Notes with the signature on the Original Note or the bond power guaranteed by an Eligible Institution (as defined below).

      If the Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and unless waived by the Company must submit with the Letter of Transmittal evidence satisfactory to the Company of their authority to so act.

      Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal ,
(ii) for the account of an Eligible Institution, or (iii) for the account of DTC. See Instruction 4 in the Letter of Transmittal. In the event that signatures on a Letter of Transmittal or a notice of withdrawal as the case may be are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (any of which is referred to herein as an "Eligible Institution").

      The Exchange Agent will establish an account with respect to the Original Notes at DTC (the "Book Entry Transfer Facility") for the purpose of the Exchange Offer promptly after the date of this Prospectus, and any financial institution that is a participant in the Book Entry Transfer Facility's system may make delivery of the Original Notes by causing the Book Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's Notes account in accordance with the Book Entry Transfer Facility's procedure for such transfer. ALTHOUGH DELIVERY OF ORIGINAL NOTES MAY BE EFFECTED THROUGH BOOK ENTRY TRANSFER IN THE EXCHANGE AGENT'S ACCOUNT AT THE BOOK ENTRY TRANSFER FACILITY, THE LETTER OF TRANSMITTAL (OR FACSIMILE THEREOF) WITH ALL REQUIRED SIGNATURE GUARANTEES AND ANY OTHER REQUIRED DOCUMENTS MUST, IN ANY CASE, BE TRANSMITTED TO AND RECEIVED AND CONFIRMED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH BELOW PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE, EXCEPT AS OTHERWISE PROVIDED BELOW UNDER THE CAPTION "GUARANTEED DELIVERY PROCEDURES." DELIVERY OF DOCUMENTS TO THE BOOK ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

      All questions as to the validity, form (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes determined by the Company not to be validly tendered or any Original Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any defects, irregularities or conditions of tender as to particular Original Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of the Original Notes will render such tenders invalid unless such defects or irregularities are cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Original Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal as soon as practicable following the Expiration Date.

      In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date, or, as set forth herein, to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase original Notes in the open market privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

GUARANTEED DELIVERY PROCEDURES

      Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available, or (ii) who cannot deliver their Original Notes (or complete the procedures for book entry transfer), the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may nevertheless effect a tender of Original Notes if all of the following conditions are met:

           (a)  the tender is made by or through an Eligible Institution;

           (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail, hand delivery or overnight courier) setting forth the name and address of the Holder, any certificate number(s) of such Original Notes and the principal amount of original Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Original Notes (or a confirmation of a book entry transfer of such Original Notes in the Exchange Agent's account at the Book Entry Transfer Facility) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

           (c) such properly completed and executed Letter of Transmittal (or facsimile thereof) as well as the certificate(s) representing all tendered Original Notes in proper form for transfer (or a confirmation of book entry transfer of such Original Notes into the Exchange Agent's account at the Book Entry Transfer Facility) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

      A notice of Guaranteed Delivery is being sent to holders along with this Prospectus and the Letter of Transmittal.

WITHDRAWAL OF TENDERS

      Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m. New York City time, on the Expiration Date, as such term is defined above under the caption "Expiration Date; Amendments; Termination," unless previously accepted for exchange. If the Company extends the period of time during which the Exchange Offer is open, or if it is delayed in accepting for exchange of, or in issuing and exchanging the New Notes for, any Original Notes or are unable to accept for exchange of, or issue and exchange the New Notes for, any Original Notes pursuant to the Exchange Offer for any reason, then without prejudice to the Company's rights under the Exchange Offer the Exchange Agent may, on behalf of the Company, retain all Original Notes tendered, and such Original Notes may not be withdrawn except as otherwise provided herein, subject to Rule 14e-1(c) under the Exchange Agent which provides that the person making an issuer tender offer shall either pay the consideration offered or return tendered securities, promptly after the termination or withdrawal of the offer.

      To withdraw a tender of Original Notes in the Exchange Offer a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m. New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) specify the serial numbers on the particular certificates evidencing the Original Notes to be withdrawn and the name of the registered holder thereof (if certificates have been delivered or otherwise identified to the Exchange Agent) or the name and number of the account at DTC to be credited with withdrawn Original Notes (if the Original Notes have been tendered pursuant to the procedures for book entry transfer), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Note Registrar with respect to the Original Notes register the transfer of such Original Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Original Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sold discretion, which determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly tendered. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

      Notwithstanding any other term of the Exchange Offer and without prejudice to the Company's other rights under the Exchange Offer the Company shall not be required to accept for exchange, or exchange New Notes for any Original Notes and may amend or terminate the Exchange Offer as provided herein before the acceptance of such Original Notes if, among other things:

                 (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

                 (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with respect to the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

                 (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the sold judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

                 (d) the New Notes to be received by holders of Original Notes in the Exchange Offer upon receipt, will not be transferable by such holders (other than as "affiliates" of the Company) without restriction under the Securities Act and the Exchange Act and without material restriction under the blue sky laws of substantially all of the states of the United States (subject, in the case of Restricted Holders, to any requirements that such persons comply with the Prospectus Delivery Requirements).

         If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may, subject to its obligations under the Registration Rights Agreement to use its best efforts to consummate the Exchange Offer (i) terminate the Exchange Offer and return all tendered Original Notes to tendering holders, (ii) extend the Exchange Offer and, subject to withdrawal rights as set forth in "Withdrawal of Tenders" above, retain all such Original Notes until the expiration of the Exchange Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Exchange Offer is open, exchange all Original Notes validly tendered for exchange by the Expiration Date and not withdrawn, or (iv) delay acceptance for exchange of, or delay the issuance and exchange of New Notes for, any Original Notes until satisfaction or waiver of such conditions to the Exchange Offer even though the Exchange Offer has expired. The Company's right to delay acceptance for exchange of, or delay the issuance and exchange of New Notes for, Original Notes tendered for exchange pursuant to the Exchange Offer is subject to provisions of applicable law, including, to the extent applicable, Rule 14e-1(c) promulgated under the Exchange Agent which requires that the Company pay the consideration offered or return the Original Notes deposited by or on behalf of holders of Original Notes promptly after termination or withdrawal of the Exchange Offer. For a description of the Company's right to extend the period of time during which the Exchange Offer is open and to amend, delay or terminate the Exchange Offer see "Expiration Date; Amendments; Termination" above. If such waiver constitutes a material change to the Exchange Offer the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

EXCHANGE AGENT

         IBJ Schroder Bank & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

         By Registered or Certified Mail

                 IBJ Schroder Bank & Trust Company
                 P.O. Box 84
                 Bowling Green Station
                 New York, New York 10274-0084
                 Attn:  Reorganization Operations Department

         By Overnight Courier or By Hand

                 IBJ Schroder Bank & Trust Company
                 One State Street
                 New York, New York 10004
                 Attn:  Securities Processing Window, Subcellar One (SC-1)

         By Facsimile

                 (212) 858-2611

         Confirm by Telephone

                 (212) 858-2103

DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

         The expense of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail, however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

         The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and will pay the reasonable fees and expenses of one firm acting as counsel for the holders of Original Notes should such holders deem it advisable to appoint such counsel.

         The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $ . Such expenses include fees and expenses of the Exchange Agent, Trustee, Paying Agent and Note Registrar, accounting and legal fees and printing costs, among others.

         The Company will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Original Notes for principal amounts not tendered or acceptable for exchange, are to be delivered to, or are to be issued in the name of any person other than the registered holder of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the Letter of Transmittal or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offer then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

         The New Notes will be recorded at the same carrying value as the Original Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

TRANSFER TAXES

         Holders who tender their Original Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Original Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

         Holders of Original Notes who do not exchange their Original Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfers of such Original Notes as set forth in the legend thereon as a consequence of the issuance of the Original Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Original Notes under the Securities Act. Based on interpretations by the staff of the Commission, New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Agreement and subject to certain specified limitations therein, to register or qualify the New Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the New Notes reasonably requests in writing.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the Exchange Offer. The proceeds from the sale of the Original Notes, net of discounts, were approximately $193.0 million, which was, and will be, used to retire outstanding indebtedness, upgrade its refinery, refurbish existing retail units, acquire new retail units, engage in other capital projects and pay fees and expenses in connection with the Private Offering.


                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Company as of June 30, 1997, and reflects the sale of the Original Notes offered by the Company in the Private Offering and the application of the net proceeds therefrom.

                                                 AS OF JUNE 30, 1997
                                                 -------------------

                                                     (UNAUDITED)
                                                (Dollars in thousands)
Cash and cash equivalents                             $ 17,925
                                                      ========
Long-term debt including current maturities(1):
  New Bank Credit Facility(2)                         $ 15,000
  10 3/4% Senior Notes due 2007                        200,000
  Other long-term debt                                   1,316
                                                      --------
         Total long-term debt including current
           maturities                                  216,316
         Stockholder's equity                           47,688
                                                      --------
          Total capitalization                        $264,004
                                                      ========

(1) For a further description of the terms of the Company's long-term debt, see Notes 6 and 7 of Notes to Consolidated Financial Statements.

(2) For a further description of the New Bank Credit Facility, see "Description of Certain Indebtedness."

                   SELECTED FINANCIAL AND OTHER OPERATING DATA

         The following table sets forth certain historical financial and operating data (the "Selected Information") as of August 31, 1992, 1993, 1994, 1995, and 1996 and for each of the years in the five-year period ended August 31, 1996 and as of June 30, 1996 and 1997 and for the ten months ended June 30, 1996 and 1997. The selected income statement, balance sheet, financial and ratio data as of and for each of the three years ended August 31, 1996 have been derived from the audited consolidated financial statements of the Company. Such information as of and for each of the two years ended August 31, 1993 have been derived from the unaudited consolidated financial statements of the Company. Such information as of and for the ten months ended June 30, 1996 and 1997 have been derived from the unaudited consolidated financial statements of the Company which include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and the results of operations of the Company for such periods. Results for the interim periods are not necessarily indicative of the results for the full year. The audited consolidated financial statements of the Company and related notes thereto as of August 31, 1995 and 1996 and for each of the three years ended August 31, 1996 and the unaudited consolidated financial statements of the Company as of June 30, 1997 and for the ten months ended June 30, 1996 and 1997 and related notes thereto appear elsewhere in this Prospectus. The operating information for all periods presented has been derived from the accounting and financial records of the Company. The Selected Information set forth below should be read in conjunction with, and is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and notes thereto and other financial information included elsewhere in this Prospectus.

                                                                                                             Ten Months Ended
                                                    Year Ended August 31,                                  June 30       June 30
                                        -------------------------------------------------------------     -----------------------
                                           1992         1993         1994         1995        1996            1996        1997
                                            (Dollars in thousands, except operating information)
INCOME STATEMENT DATA:
Net sales                               $ 799,467    $ 830,054    $ 729,128     $783,686    $ 833,818     $ 669,882     $ 712,071
Gross margin(1)                           138,438      162,251      156,898      151,852      168,440       144,051       128,375
Refining operating expenses                47,853       49,835       56,121       56,665       63,218        52,630        51,114
Selling, general and administrative
  expenses                                 72,612       72,495       69,158       68,876       70,124        58,920        58,703
Operating income                           11,255       33,099       22,580       18,112       26,882        24,646        11,449
Interest expense(2)                        16,087       15,377       17,100       18,523       17,606        14,681        13,835
Interest income                             1,057          706        1,134        1,204        1,236         1,053         1,073
Other income (expense)                     (7,365)      (2,701)      (3,257)         155         (884)         (819)         (990)
Income (loss) before income tax
  expense (benefit) and extraordinary
  item                                    (11,140)      15,727        3,357          948        9,628        10,999        (2,303)
Income tax expense (benefit)               (4,213)       6,687        1,337          487        3,787         4,392          (902)
Income (loss) before
  extraordinary item                       (6,927)       9,040        2,020          461        5,841         6,607        (1,401)
Net income (loss)                          (6,927)       9,040          490          461        5,841         6,607        (8,054)
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets                            $ 251,498    $ 272,995    $ 303,983     $299,283    $ 294,893     $ 313,733     $ 339,562
Total debt                                144,822      137,721      158,491      154,095      136,777       137,307       201,316
Total stockholder's equity                 53,704       77,235       77,725       78,186       84,027        84,793        47,688
SELECTED FINANCIAL DATA:
EBITDA(2)                               $  14,842    $  38,030    $  29,035     $ 27,159    $  34,859     $  32,249     $  18,211
Depreciation and amortization               6,966        7,073        7,860        8,568        8,505         7,302         7,339
Capital expenditures                       14,685       30,680       20,889       12,134        4,562         3,604         3,553
SELECTED RATIOS:
EBITDA/interest expense(2)                  0.92x        2.47x        1.70x        1.47x        1.98x         2.20x         1.31x
Total debt/EBITDA                           9.76x        3.62x        5.46x        5.67x        3.92x            --            --

                                                                                                                  TEN MONTHS
                                                                                                                     ENDED
                                                              YEAR ENDED AUGUST 31,                                  -----
                                                              ---------------------                           JUNE 30        JUNE 30
                                           1992         1993          1994          1995          1996         1996            1997
                                       ---------------------------------------------------------------------------------------------
                                                            (DOLLARS IN THOUSANDS, EXCEPT OPERATING INFORMATION)
OPERATING INFORMATION (UNAUDITED):
Refining Operations:
  Crude oil input (mbbls/day)               58.5          61.5          57.0          62.4          63.0          62.8         60.7
  Utilization(3)                            90.0%         94.7%         87.8%         96.0%         96.9%         96.6%        93.5%
  Total saleable refinery production
    (mbbls/day)                             58.6          62.0          57.2          62.1          63.5          63.5         61.8
    Gasoline                                29.9          31.4          27.7          30.1          29.9          29.8         28.8
    Middle distillates                      17.3          18.5          15.6          17.5          18.5          18.8         18.7
    Asphalt                                  8.5           9.0          10.0          11.6          12.2          12.2         11.6
  Total saleable products
    (mbbls/day)(4)                          61.1          65.3          62.3          64.1          65.4          65.6         64.5
  Gross margin (per bbl)               $    3.07     $    3.87     $    4.03     $    3.48     $    4.26     $    4.48    $    3.81
Refining operating expenses
    (per bbl)                          $    2.14     $    2.09     $    2.47     $    2.42     $    2.64     $    2.64    $    2.61
Retail Network:
  Number of stores (at period end)           348           345           341           335           327           326          320
  Gasoline volume (m gal)                302,240       297,083       292,062       279,454       274,480       226,201      216,110
  Gasoline gross margin (cents/gal)         11.8          11.9          13.6          15.7          14.4          14.3         14.7
  Average gasoline volume per store
    (m gal/month)                             74            73            72            70            70            69           68
  Distillate volume(m gal)                36,066        40,045        37,378        40,480        41,256        34,175       33,805
  Distillate gross margin (cents/gal)        9.8          11.7          12.5          12.5          11.9          12.4         11.9
  Merchandise sales (000s)             $  68,467     $  68,607     $  68,178     $  70,613     $  71,686     $  57,843    $  60,006
  Merchandise gross margin                  31.3%         32.6%         30.5%         30.5%         30.6%         30.2%        30.0%
  Average merchandise sales per
    store per month (000s)             $    16.4     $    16.6     $    16.7     $    17.6     $    18.3     $    17.4    $    18.8
Retail operating expenses (000s)       $  50,844     $  51,081     $  51,892     $  51,703     $  53,218     $  44,478    $  44,426
Total Sales (000s/store)
  Convenience stores                   $   1,337     $   1,303     $   1,270     $   1,299     $   1,318         1,074        1,110

  Limited gasoline stations                1,067         1,061         1,058         1,102         1,140           937          978

  Truckstops                               5,961         6,327         6,046         6,516         6,813         5,634        5,806
  Other                                      614           642           659           696           705           573          576


- ---------------------------------


(1) Gross margin is defined as gross profit plus refining operating expenses. Refining operating expenses are expenses incurred in refining and included in cost of goods sold in the Company's financial statements. Refining operating expenses equals refining operating expenses per barrel, multiplied by the volume of total saleable products per day, multiplied by the number of days in the period. For fiscal years 1992 and 1993, gross margin for the Company included $9.2 million and $7.6 million, respectively, of gross margin ($0.1 million and $0.6 million, respectively, on an EBITDA basis) from an entity conducting business unrelated to the refining and marketing of petroleum products, which the Company sold to its parent in fiscal 1993.

(2) EBITDA is as defined in the Indenture. See "Description of the Notes." EBITDA is presented not as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles), but rather to provide additional information related to the debt servicing ability of the Company. Interest expense as reflected on the Company's financial statements does not include amortization of deferred financing fees. Amortization of deferred financing fees is included in the Company's financial statements in other expense and amounts to $0.5 million, $0.5 million, $0.7 million,

        $0.6 million, $0.5 million, $0.4 million and $0.4 million for fiscal years 1992, 1993, 1994, 1995 and 1996 and for the ten month periods ended June 30, 1996 and 1997, respectively.

(3) Refinery utilization is the ratio of crude oil input to the rated capacity of the refinery to process crude oil which is 65,000 bpd. Total input and total yield may be greater than the rated capacity of the refinery because feedstocks other than crude oil, which add to the refinery's yield are utilized in the refining process. The rated capacity of the refinery reflects estimated downtime for scheduled and unscheduled maintenance and other contingencies during which refinery production is reduced. Utilization may therefore exceed 100% if actual downtime is less than estimated downtime. Utilization was lower in fiscal 1994 due to an 18 day turnaround at the crude unit for scheduled maintenance.

(4) Includes refined products purchased from others and resold by the Company.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

        The Company is engaged in the refining and marketing of petroleum products. In fiscal 1996, approximately 60% and 23% of the Company's gasoline and diesel fuel production was sold through the Company's network of service stations and truckstops. The balance of the Company's refined products were sold to wholesale customers. In addition to transportation and heating fuels, primarily gasoline and distillate, the Company is a major regional wholesale marketer of asphalt. The Company also sells convenience merchandise at convenience stores located at most of its service stations. The Company's profitability is influenced by fluctuations in the market prices of crude oil and refined products. Although the Company's product sales mix helps to reduce the impact of large short term variations in crude oil price, net sales and costs of goods sold can fluctuate widely based upon fluctuations in crude oil prices. Specifically, the margins on wholesale gasoline and distillate tend to decline in periods of rapidly declining crude oil prices, while margins on asphalt and retail gasoline and distillate tend to improve. During periods of rapidly rising crude oil prices, margins on wholesale gasoline and distillate tend to improve, while margins on asphalt and retail gasoline and distillate tend to decline. Gross margins on the sale of convenience merchandise have been consistently near 30% for the last five years and are essentially unaffected by variations in crude oil and petroleum product prices. The Company includes in cost of goods sold operating expenses incurred in the refining process. Therefore, operating expenses reflect only selling, general and administrative expenses, including all expenses of the retail network, and depreciation and amortization.

RECENT DEVELOPMENTS

        The Company's operating results since June 30, 1997 have benefited from strong product margins, particularly those for gasoline and asphalt. In addition, the Company has been able to achieve utilization rates in excess of 100% of rated crude oil input capacity. This high utilization was made possible, in part, by the fact that, during a brief crude distillation unit shutdown in late April, the Company took the opportunity to perform maintenance work which allowed higher summer crude oil input rates.

RESULTS OF OPERATIONS

Comparison of the Ten Months ended June 30, 1997 and June 30, 1996.

        Net Sales. Net sales increased $42.2 million or 6.3% from $669.9 million for the ten months ended June 30, 1996 to $712.1 million for the ten months ended June 30, 1997. The increase was primarily due to a 10.5% increase in wholesale gasoline and distillate weighted average net selling prices, 7.5% higher retail refined product weighted average selling prices, and a 13.0% increase in average asphalt selling prices. Also contributing to the revenue increase was an 8.6% increase in asphalt sales volume and a 3.7% increase in retail merchandise sales. These increases were partially offset by a 1.5% decrease in wholesale gasoline and distillate volume and by a 4.0% decrease in retail refined products volume.

        Cost of Goods Sold. Cost of goods sold increased $56.3 million or 9.7% from $578.5 million for the ten months ended June 30, 1996 to $634.8 million for the ten months ended June 30, 1997. The increase was primarily the result of an 18.7% increase in per barrel crude oil costs, partially offset by lower refinery crude oil input volume. The Company's higher crude cost resulted from a rapid increase in world crude oil prices, which peaked in February 1997 at the highest level since the Gulf War.

Subsequent to February, world crude oil prices and the company's crude costs decreased substantially. The Company's crude oil costs for April, May and June 1997 averaged $2.00 per barrel or 9.4% below those for the corresponding months of the prior year.

        Operating Expenses. Operating expenses decreased $0.2 million or 0.2% from $66.0 million for the ten months ended June 30, 1996 to $65.8 million for the ten months ended June 30, 1997.

        Operating Income. Operating income decreased $14.0 million or 55.0% from $25.4 million for the ten months ended June 30, 1996 to $11.4 million for the ten months ended June 30, 1997. Rapidly rising crude costs, peaking in February 1997, reduced retail margins, as retail prices could not be increased as rapidly as crude costs. A rapid drop in industry prices after the February peak reduced wholesale gross margin in February, and to a lesser extent in March, as decreased industry price levels impacted the Company's wholesale product pricing more quickly than they reduced the Company's crude cost.

        Interest Expense. Net interest expense (interest expense less interest income) declined $0.8 million from $13.6 million for the ten months ended June 30, 1996 to $12.8 million for the ten months ended June 30, 1997. The decrease was due to a reduction in the amount of long-term debt outstanding in December 1996, until the sale in June 1997 of $200 million of Senior Notes.

        Income Taxes. The provisions for income taxes for the ten month periods ended June 30, 1996 and 1997 have been computed with effective tax rates of approximately 40% and 39% respectively.

        Extraordinary Items. In June 1997, the Company incurred an extraordinary charge of $6.7 million (net of an income tax benefit of $4.2 million) as a result of "make-whole premiums" paid and financing costs written-off in connection with the early retirement of its 11.50% and 13.50% Senior Unsecured Notes.

        Comparison of Fiscal 1996 and Fiscal 1995

        Net Sales. Net sales increased $50.1 million or 6.4% from $783.7 million in fiscal 1995 to $833.8 million in fiscal 1996. This was the result of a 3.5% volume increase in refined product sales corresponding to higher refinery throughput, as well as a 5.3% increase in weighted average net selling prices of refined products. The 3.5% volume increase in refined product sales consisted of a 5.9% increase in wholesale refined product volume combined with a 1.3% volume decrease in retail sales. The decreased retail volume resulted from factors including the Company's closure of eight retail units and retail expansion by competitors. Sales of convenience merchandise at retail units increased by $1.1 million or 1.5% due to new marketing techniques, introduction of new merchandise items and redesigns of store layouts.

        Cost of Goods Sold. Cost of goods sold increased $40.1 million or 5.8% from $688.5 million in fiscal 1995 to $728.6 million in fiscal 1996. This was due to a 7.0% increase in the per barrel cost of crude oil purchases as well as a 2.5% increase in the volume of crude oil and other feedstocks purchased. The increase in the Company's per barrel crude cost was in line with the general increase in market crude oil prices.

        Operating Expenses. Operating expenses increased $1.3 million or 1.6% from $77.1 million in fiscal 1995 to $78.3 million in fiscal 1996. This was due to increases in retail operating expenses due to an intensified retail station maintenance program and to expenses for snow removal and similar items related to unusually severe weather in the second fiscal quarter of fiscal 1996.

        Operating Income. Operating income increased $8.8 million or 48.4% from $18.1 million in fiscal 1995 to $26.9 million in fiscal 1996. Rising crude costs in the third quarter of fiscal 1996 reduced retail and asphalt margins, but this was more than offset by the improvement in wholesale gasoline and distillate margins, as the Company was able to increase wholesale product prices in step with crude oil price increases, while deriving significant benefit from processing crude oil purchased approximately 30 days earlier at lower prices. The magnitude of the wholesale improvement is reflected in a refinery gross margin improvement from $3.48/bbl in fiscal 1995 to $4.26/bbl in fiscal 1996. Also contributing to increased earnings was a $1.1 million increase in convenience merchandise sales.

        Interest Expense. Net interest expense declined $0.9 million from $17.3 million in fiscal 1995 to $16.4 million in fiscal 1996 due to a reduction in the Company's long-term debt outstanding.

        Income Taxes. The Company's effective tax rate for fiscal 1996 was approximately 39.3% compared to a rate of 51.4% for fiscal 1995. The high 1995 effective rate reflects the effects of certain permanently non-deductible expenses for tax purposes, against minimal pre-tax book income.

        Comparison of Fiscal 1995 and Fiscal 1994.

        Net Sales. Net sales increased $54.6 million or 7.5% from $729.1 million in fiscal 1994 to $783.7 million in fiscal 1995, partially as a result of a 4.9% increase in volume sales of products versus fiscal 1994 when production was reduced due to a scheduled refinery turnaround. Also contributing to the increased sales revenue was a 5.9% increase in average net selling prices of refined products. The distribution of pricing changes was uneven, however, with gasoline net selling prices increasing 8.7% and distillate net selling prices declining by 3.4%. The drop in distillate prices was primarily due to an unusually mild winter in fiscal 1995, which depressed demand for home heating oil, along with the absence of the large price premium for low sulfur diesel which had been obtained early in fiscal 1994, when sale of this product was first mandated under the Clean Air Act Amendments of 1990. Contributing to the net revenue increase was a $2.4 million increase in convenience merchandise sales.

        Cost of Goods Sold. Cost of goods sold increased $60.1 million or 9.6% from $628.4 million in fiscal 1994 to $688.5 in fiscal 1995. This was due to an 8.1% increase in volume of crude and other feedstocks purchased, and to a 13.3% increase in per barrel crude oil cost.

        Operating Expenses. Operating expenses decreased $1.1 million from $78.2 million in fiscal 1994 to $77.1 million in fiscal 1995. This decrease was the result of a nonrecurring expense in 1994 of $1.6 million, $0.8 million of increased depreciation, primarily due to increased depreciation on the distillate hydrotreater, and $0.3 million of decreased selling, general and administrative expenses.

        Operating Income. Operating income decreased $4.5 million or 19.8% from $22.6 million in fiscal 1994 to $18.1 million in fiscal 1995. This decrease was largely due to the increase in the cost of crude oil, and the failure of wholesale product prices to keep pace, primarily because of declines in distillate prices. The decline in wholesale margin was partially offset by improved retail refined products margins, as well as by a $2.4 million increase in convenience merchandise sales.

        Interest Expense. Net interest expense increased $1.3 million from $16.0 million in fiscal 1994 to $17.3 million in fiscal 1995. This increase was primarily related to increased interest expense on the Company's $41.8 million principal amount of 11.50% Senior Unsecured Notes due December 2003 which were issued in January 1994. Under the terms of the note agreement pursuant to which these notes were issued, the interest rate per annum increased 0.25% each quarter as long as the Company's revolving credit facility was secured, up to a maximum of 2.0% over the initial interest rate.

        Income Taxes. The Company's effective tax rate for fiscal 1995 was 51.4% compared to a rate of 39.8% for fiscal 1994. The high 1995 effective tax rate reflects the effect, of certain permanently non-deductible expenses for tax purposes, against minimal pre-tax book income.

LIQUIDITY AND CAPITAL RESOURCES

        Working capital (current assets minus current liabilities) at June 30, 1997, was $103.3 million and at August 31, 1995 and 1996 was $44.5 million and $39.9 million, respectively. The Company's current ratio (current assets divided by current liabilities) was 2.57:1 at June 30, 1997, and was 1.69:1 and 1.59:1 at August 31, 1995 and 1996, respectively.

        Net cash used in operating activities totaled $21.1 million for the ten months ended June 30, 1997 compared to $2.4 million for the ten months ended June 30, 1996. Net cash provided by operating activities equaled $25.0 million in 1996 compared to $17.6 million in 1995 and $0.5 million in 1994.

        Net cash used in investing activities for purchases of property, plant and equipment and other assets totaled $43.4 million for the ten months ended June 30, 1997. This compares to $3.0 million for the ten months ended June 30, 1996. For the ten months ended June 30, 1997, investments included $40.0 million in government securities and commercial paper maturing through December 1997. Net cash used in investing activities for purchases of property, plant and equipment and other assets totaled $3.9 million, $11.5 million and $17.4 million for all of 1996, 1995 and 1994, respectively. Fiscal 1994 and 1995 saw the completion of major projects including installation of equipment for the production of reformulated gasoline, a distillate hydrotreater and a sulfur recovery unit, while in fiscal 1996 expenditures were primarily for enhancements to existing units.

        The Company reviews its capital expenditures on an ongoing basis. Including the pending refinery expansion and retail improvement program, the Company has budgeted approximately $19.3 million for capital expenditures in fiscal 1997. Approximately $3.9 million of the total capital expenditure budget is related to the cost of compliance with environmental regulations relating to underground storage tanks. The Company currently has budgeted approximately $28.2 million for capital expenditures in fiscal 1998 with $2.9 million for completion of projects relating to underground storage tanks. The remaining $15.4 million for fiscal 1997 and $25.3 million for fiscal 1998 is budgeted for the refinery expansion and retail capital improvement program, refinery environmental compliance and routine maintenance. The refinery expansion and retail capital improvement program is expected to be completed in fiscal 1999. Maintenance and non-discretionary capital expenditures have averaged approximately $4 million annually over the last three years for the refining and marketing operations.

        Future liquidity, both short and long-term, will continue to be primarily dependent on realizing a refinery margin sufficient to cover fixed and variable expenses, including planned capital expenditures. The Company expects to be able to meet its working capital, capital expenditure and debt service requirements out of cash flow from operations, the proceeds of the Private Offering and borrowings under the New Bank Credit Facility. Although the Company is not aware of any pending circumstances which would change its expectation, changes in the tax laws, the imposition of and changes in federal and state clean air and clean fuel requirements and other changes in environmental laws and regulations may also increase future capital expenditure levels. Future capital expenditures are also subject to business conditions affecting the industry. The Company continues to investigate strategic acquisitions and capital improvements to its existing facilities.

        Simultaneously with the consummation of the Private Offering, PNC Bank ("PNC") provided the Company and one of its subsidiaries a New Bank Credit Facility. Subject to borrowing base limitations and the satisfaction of customary borrowing conditions, the Company and such subsidiary are permitted to borrow up to $35 million under the New Bank Credit Facility. As of June 30, 1997, there was $15 million of indebtedness outstanding under the New Bank Credit Facility.

        The revolving credit loans bear interest at PNC's Base Rate (defined as the higher of PNC's prime rate or the Federal Funds rate plus 0.50%) plus up to an additional 0.75% per annum or at LIBOR plus an additional 2.25% per annum based upon the ratio of the Company's total indebtedness to EBITDA (as such terms are defined in the New Bank Credit Facility) as of the end of each fiscal quarter.

        The New Bank Credit Facility terminates on June 9, 2002, unless sooner terminated at the Company's option or upon an event of default and outstanding revolving credit loans will be payable on such date or such earlier date as they may be accelerated following the occurrence of an event of default.

        Federal, state and local laws and regulations relating to the environment affect nearly all the operations of the Company. As is the case with all the companies engaged in similar industries, the Company faces significant exposure from actual or potential claims and lawsuits involving environmental matters. Future expenditures related to environmental matters cannot be reasonably quantified in many circumstances due to the uncertainties as to required remediation methods and related clean-up cost estimates. The Company cannot predict what additional environmental legislation or regulations will be enacted or become effective in the future or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not been previously applied.

SEASONAL FACTORS

        Seasonal factors affecting the Company's business may cause variation in the prices and margins of some of the Company's products. For example, demand for gasoline tends to be highest in spring and summer months, while demand for home heating oil and kerosene tends to be highest in winter months. As a result, the margin on gasoline prices versus crude oil costs generally tends to increase in the spring and summer, while margins on home heating oil and kerosene tend to increase in winter. The Company therefore adjusts its refinery operations to increase production of gasoline in the spring and summer and to increase production of heating oil and kerosene in the winter.

        Also, because winter weather in the Company's market is not favorable for paving activity, the Company's asphalt sales in winter months are composed of a much lower percentage of paving asphalt and a correspondingly higher percentage of roofing asphalt whose demand is much less seasonal. In addition, the Company stores a significant portion of winter asphalt production for sale the following spring and summer.

INFLATION

        The effect of inflation on the Company has not been significant during the last five fiscal years.

                                    BUSINESS

INTRODUCTION

        The Company is a leading integrated refiner and marketer of petroleum products in its primary market area, which encompasses western New York and northwestern Pennsylvania. The Company owns and operates a medium complexity 65,000 barrel per day ("bpd") petroleum refinery in Warren, Pennsylvania where it produces a variety of products, including various grades of gasoline, diesel fuel, kerosene, jet fuel, No. 2 heating oil, and asphalt. The Company sells gasoline and diesel fuel under the Kwik Fill(R) brand name at a network of 320 Company-operated retail units, 226 of which are owned by the Company. In fiscal 1996 approximately 60% and 23% of the Company's gasoline and diesel fuel production, respectively, was sold through this network. The Company operates convenience stores at most of its retail units, primarily under the Red Apple Food Mart(R) brand name. The Company also sells its petroleum products to long-standing regional wholesale customers.

        For the 12 months ended June 30, 1997 the Company had total revenues of approximately $876.0 million, of which approximately 55% were derived from gasoline sales, approximately 37% were from sales of other petroleum products and approximately 8% were from sales of non-petroleum products. The Company's capacity utilization rates have ranged from approximately 88% to approximately 97% over the last five years. In fiscal 1996, approximately 75% of the Company's refinery output consisted of higher value products such as gasoline and distillates.

        The Company believes that the location of its 65,000 bpd refinery in Warren, Pennsylvania provides it with a transportation cost advantage over its competitors, which is significant within an approximately 100-mile radius of the Company's refinery. For example, in Buffalo, New York over its last five fiscal years, the Company has experienced an approximately 2.1 cents per gallon transportation cost advantage over those competitors who are required to ship gasoline by pipeline and truck from New York Harbor sources to Buffalo. The Company owns and operates the Kiantone Pipeline, a 78 mile long crude oil pipeline which connects the refinery to Canadian, U.S. and world crude oil sources through the Interprovincial Pipe Line/Lakehead Pipeline system ("IPL"). Utilizing the storage facilities of the pipeline, the Company is able to blend various grades of crude oil from different suppliers, allowing it to efficiently schedule production while managing feedstock mix and product yields in order to optimize profitability.

        In addition to its transportation cost advantage, the Company has benefited from a reduction in regional production capacity of approximately 103,000 bpd brought about by the closure during the 1980s of two competing refineries in Buffalo, New York, owned by Ashland Inc. and Mobil Oil Corporation. The nearest fuels refinery is over 160 miles from Warren, Pennsylvania and the Company believes that no significant production from such refinery is currently shipped into the Company's primary market area. It is the Company's view that the high construction costs and the stringent regulatory requirements inherent in petroleum refinery operations make it uneconomical for new competing refineries to be constructed in the Company's primary market area.

        During the period from January 1, 1979 to August 31, 1996, the Company spent approximately $199 million on capital improvements to increase the capacity and efficiency of its refinery and to meet environmental requirements. These capital expenditures have: (i) substantially rebuilt and upgraded the refinery, (ii) enhanced the refinery's capability to comply with applicable environmental regulations, (iii) increased the refinery's efficiency and (iv) helped maximize profit margins by permitting the processing of lower cost, high sulfur crudes.

        The Company's primary market area is western New York and northwestern Pennsylvania and its core market encompasses its Warren County base and the eight contiguous counties in New York and Pennsylvania. The Company's retail gasoline and merchandise sales are split approximately 60%/40% between rural and urban markets. Margins on gasoline sales are traditionally higher in rural markets, while gasoline sales volume is greater in urban markets. The Company's urban markets include Buffalo, Rochester and Syracuse, New York and Erie, Pennsylvania. The Company believes it has higher profitability per store than its average convenience store competitor. In 1995, convenience store operating profit per store averaged approximately $70,100 for the Company, as compared to approximately $66,500 for the industry as a whole according to industry data compiled by the NACS.

        The Company is one of the largest marketers of refined petroleum products within its core market area according to a study commissioned by the Company from Gerke. The Company currently operates 320 retail units, of which 180 are located in New York, 128 in Pennsylvania and 12 in Ohio. The Company owns 226 of these units. In fiscal 1996, approximately 60% of the refinery's gasoline production was sold through the Company's retail network. In addition to gasoline, all units sell convenience merchandise, 39 have delicatessens and eight of the units are full-service truck stops. Customers may pay for purchases with credit cards including the Company's own "Kwik Fill" credit card. In addition to this credit card, the Company maintains a fleet credit card catering to regional truck and automobile fleets. Sales of convenience products, which tend to have constant margins throughout the year, have served to reduce the effects of the seasonality inherent in gasoline retail margins. The Company has consolidated its entire retail system under the Red Apple Food Mart(R) and Kwik Fill(R) brand names, providing the chain with a greater regional brand awareness.

INDUSTRY OVERVIEW

        Worldwide demand for petroleum products rose from an average 67.6 million bpd in 1993 to 68.9 million bpd in 1994, 70.1 million bpd in 1995 and
71.7 million bpd in 1996, according to the International Energy Agency. While much of the increase has been in developing countries, increases in demand have also occurred in the developed industrial countries. The Company believes that worldwide economic growth will continue to raise demand for energy and petroleum products.

        U.S. refined petroleum product demand increased in 1996 for the fifth consecutive year. Following the economic recession and Persian Gulf War in 1990 and 1991, U.S. refined petroleum product demand increased from an average of
16.7 million bpd in 1991 to 17.7 million bpd in 1995 based on information published by the U.S. Energy Information Administration (the "EIA") and to 18.2 million bpd in 1996 according to preliminary EIA industry statistics reported by the Oil & Gas Journal.

        The increase in U.S. refined petroleum demand is largely the result of demand for gasoline, jet fuel and highway diesel fuel which increased from 10.0 million bpd in 1991 to 11.0 million bpd in 1995 based on industry information reported by EIA and the Department of Transportation Federal Highway Administration ("FHA") and to 11.2 million bpd in 1996 based on preliminary industry statistics reported by the Oil & Gas Journal (based on information from EIA) and the FHA. The Company believes that this is a reflection of the steady increase in economic activity in the U.S. The U.S. vehicle fleet has grown, miles driven per vehicle have increased and fuel efficiency has dropped as consumers have shown an increased preference for light trucks and sport utility vehicles. In addition, passenger seat-miles flown by domestic airlines have increased. Gasoline demand has increased from an average of 7.2 million bpd in 1991 to 7.8 million bpd in 1995 and to 7.9 million bpd in 1996. The Company believes that demand for transportation fuels will continue to track domestic economic growth.

        Asphalt is a residual product of the crude oil refining process which is used primarily for construction and maintenance of roads and highways and as a component of roofing shingles. Distribution of asphalt is localized, usually within a distance of 150 miles from a refinery or terminal, and demand is influenced by levels of federal, state, and local government funding for highway construction and maintenance and by levels of roofing construction activities. The Company believes that an ongoing need for highway maintenance and domestic economic growth will sustain asphalt demand.

        In addition, Congress recently approved legislation that shifts 4.3 cents of the federal tax on motor fuels out of the U.S. Treasury's general fund into the Highway Trust Fund effective October 1, 1997. The Congressional Budget estimates that by adding revenues from 4.3 cents per gallon tax, total tax deposits to the Highway Trust Fund will rise from $24.5 billion in 1997 to $31.4 billion in 1998. The additional tax revenues will be split between the Trust Funds highway account and the mass transit account with 3.45 cents to highways and 0.85 cents to mass transit.

        The Company believes that domestic refining capacity utilization is close to maximum sustainable limits because of the existing high throughput coupled with a reduction in refining capacity. The following table sets forth selected U.S. refinery information published by the Oil & Gas Journal and EIA:


                            1980  1981  1982  1983  1984  1985  1986  1987  1988  1989  1990  1991  1992  1993  1994  1995
                            -----------------------------------------------------------------------------------------------
Operable annual average
  refining capacity
  (million bpd)*            18.3  18.6  17.4  16.7  16.0  15.7  15.5  15.6  15.9  15.7  15.6  15.7  15.5  15.1  15.1  15.4
  15 3
Crude input to
  refineries (million bpd)  13.5  12.5  11.8  11.7  12.0  12.0  12.7  12.9  13.2  13.4  13.4  13.3  13.4  13.6  13.9  14.0
  14 2
Utilization (in percent)    73.8  67.0  67.5  70.1  75.1  76.6  82.3  82.2  83.1  85.3  85.8  84.7  86.7  89.9  91.5  90.9

- --------------------

*  Includes operating and operable but currently shutdown refineries


         Since 1990 the refining sector of the domestic petroleum industry has been required to make significant capital expenditures, primarily to comply with federal environmental statutes and regulations, including the Clean Air Act, as amended ("CAA"). Capital expenditures were required to equip refineries to manufacture cleaner burning reformulated gasoline ("RFG") and low sulfur diesel fuel. From 1990 to 1994 refining sector capital expenditures have totaled over $27 billion, of which approximately $13 billion, or 46%, was for environmental compliance. The American Petroleum Institute ("API") and the Oil & Gas Journal have estimated that the refining sector made the following capital expenditures during such time:

                                                 1990    1991    1992    1993    1994    Total
                                                -----------------------------------------------
Total capital expenditure (billions)            $ 4.4   $ 6.7   $ 6.1   $ 5.4   $ 5.1   $ 27.7
Environmental capital expenditure (billions)    $ 1.3   $ 1.8   $ 3.3   $ 3.2   $ 3.1   $ 12.7
Environmental/total                                29%     27%     53%     60%     61%      46%


         1995 and 1996 total refining sector capital expenditures are estimated to be approximately $4.9 billion and $3.9 billion, respectively, based on information published by the Oil & Gas Journal.

         The Company believes that high utilization rates and the reduction in refinery crude processing capacity coupled with little anticipated crude capacity expansion is likely to result over the long term in improved operating margins in the refining industry.

         The Company is a regional refiner and marketer located primarily in Petroleum Administration for Defense District ("PADD") I. As of January 1, 1997, there were 17 refineries operating in PADD I with a combined crude processing capacity of 1.5 million bpd, representing approximately 10% of U.S. refining capacity. Petroleum product consumption in 1995 in PADD I averaged 5.3 million bpd, representing approximately 30% of U.S. demand based on industry statistics reported by EIA. According to the Lundberg Letter, an industry newsletter, total gasoline consumption in the region grew by approximately 2.4% during 1995 in response to improving economic conditions. Refined petroleum production in PADD I is insufficient to satisfy demand for such products in the region, making PADD I a net importer of such products.

BUSINESS STRATEGY

         The Company's goal is to strengthen its position as a leading producer and marketer of high quality refined petroleum products within its primary market area. The Company plans to accomplish this goal through continued attention to optimizing the Company's operations at the lowest possible cost, improving and enhancing the profitability of the Company's retail assets and capitalizing on opportunities present in its refinery assets. More specifically, the Company intends to:

         - Maximize the transportation cost advantage afforded the Company by its geographic location by increasing retail and wholesale market shares within its primary market area.

         - Expand sales of higher margin specialty products such as jet fuel, premium diesel, roofing asphalt and SHARP specification paving asphalt.

         - Expand and upgrade its refinery to increase rated crude oil throughput capacity from 65,000 bpd to 70,000 bpd, improve the yield of finished products from crude oil inputs and lower refinery costs through improved energy efficiency and refinery debottlenecking.

         - Optimize profitability by managing feedstock costs, product yields, and inventories through its recently improved refinery feedstock linear programming model and its systemwide distribution model.

         - Make capital investments in retail marketing to rebuild or refurbish 70 existing retail units and to acquire three new retail units. In addition, the Company plans to improve its comprehensive retail management information system which allows management to be informed and respond promptly to market changes, inventory levels, and overhead variances and to monitor daily sales, cash receipts, and overall individual location performance.

REFINING OPERATIONS

         The Company's refinery is located on a 92 acre site in Warren, Pennsylvania. The refinery has a rated capacity of 65,000 bpd of crude oil processing. The refinery averaged saleable production of approximately 63,500 bpd during fiscal 1996 and approximately 60,700 bpd during the ten months ended June 30, 1997. The Company produces three primary petroleum products: gasoline, middle distillates and asphalt. The Company believes its geographic location in the product short PADD I is a marketing advantage. The Company's refinery is located in northwestern Pennsylvania and is geographically distant from the majority of PADD I refining capacity. The nearest fuels refinery is over 160 miles from Warren, Pennsylvania and the Company believes that no significant production from such refinery is currently shipped into the Company's primary market area.

         The refinery was established in 1902 but has been substantially rebuilt and expanded. From January 1, 1979 to August 31, 1996, the Company spent approximately $199 million on capital improvements to increase the capacity and efficiency of its refinery and to meet environmental requirements. Major investments have included the following:

         - Between 1979 and 1983, the Company spent over $76 million expanding the capacity of the refinery from 45,000 bpd to 65,000 bpd. The expansion included a new crude unit and a fluid catalytic cracking unit. This increase in the capacity of the refinery had the effect of reducing per barrel operating costs and allowing the refinery to benefit from increased economies of scale.

         - In fiscal 1987, the Company installed an isomerization unit, at a cost of $10.1 million, which enabled the refinery to produce higher octane unleaded gasoline.

         - In fiscal 1988, the Company spent $6.1 million for the expansion of its wastewater plant, a new electrostatic precipitator and new fuel gas scrubbers, which allowed the refinery to meet environmental standards for wastewater quality, particulate emissions and sulfur dioxide emissions from refinery fuel gas.

         - In fiscal 1990, the Company spent $3.3 million installing a wet gas compressor at the fluid catalytic cracker, increasing the refinery's gasoline production capacity.

         - In fiscal 1993, a distillate hydrotreater was built to produce low sulfur diesel fuel (less than 0.05% sulfur content) in compliance with requirements of the CAA for the sale of on-road diesel. This unit has a present capacity of 16,000 bpd; however, its reactor was designed to process 20,000 bpd. In connection with this installation, a sulfur recovery unit was built which has the capacity of recovering up to 60 tons per day of raw sulfur removed from refined products. In fiscal 1996 the unit was running at approximately 60% of capacity giving the Company the opportunity to run higher sulfur content crudes as opportunities arise. The capital expenditures for these two projects were approximately $42.0 million.

         - In fiscal 1994, the Company spent approximately $7.4 million to enable the refinery to produce RFG for its marketing area. Although not currently mandated by federal law, Pennsylvania and New York had opted into the EPA program for RFG for counties within the Company's marketing area with an effective date of January 1, 1995. However, both states elected to "opt out" of the program late in December 1994. The Company believes that it will be able to produce RFG without incurring substantial additional fixed costs if the use of RFG is mandated in the future in the Company's marketing area.


         Products

         The Company presently produces two grades of unleaded gasoline, 87 octane regular and 93 octane premium. The Company also blends its 87 and 93 octane gasoline to produce a mid-grade 89 octane. In fiscal 1996, approximately 59.7% of the Company's gasoline production was sold through its retail network and the remaining 40.3% of such production was sold to wholesale customers.

         Middle distillates include kerosene, diesel fuel, heating oil (No. 2 oil) and jet fuel. In fiscal 1996 the Company sold approximately 85.5% of its middle distillate production to wholesale customers and the remaining 14.5% at the Company's retail units, primarily at the Company's eight truck stops. The Company also produces aviation fuels for commercial airlines (Jet-A) and military aircraft (JP-8).

         The Company optimizes its bottom of the barrel processing by producing asphalt, a higher value alternative to residual fuel oil. Asphalt production as a percentage of all refinery production has increased over the last three fiscal years due to the Company's ability and decision to process a larger amount of less costly higher sulfur content crudes in order to realize higher overall refining margins.

         The following table sets forth the refinery's product yield during the three years ended August 31, 1996 and for the ten months ended June 30, 1996 and 1997:

                            REFINERY PRODUCT YIELD(1)
                             (THOUSANDS OF BARRELS)

                                          Fiscal Year Ended August 31,                            Ten Months Ended
                             ----------------------------------------------------          ------------------------------
                                                                                              June 30,        June 30,
                                  1994               1995                1996                   1996            1997
                             Volume Percent     Volume Percent      Volume Percent         Volume Percent  Volume  Percent
                             --------------     --------------      --------------         --------------  ---------------
Gasoline
    Regular (87 octane)      7,413   33.8%       8,770   37.0%       8,952   36.9%           7,340   36.4%   7,526   38.6%
    Midgrade (89 octane)        --   --            288    1.2%         249    1.0%             249    1.2%      --   --
    Premium (93 octane)      2,681   12.2%       1,918    8.1%       1,741    7.2%           1,457    7.2%   1,208    6.2%
Middle distillates
    Kerosene                   336    1.5%         322    1.4%         377    1.6%             351    1.7%     411    2.1%
    Diesel fuel              2,049    9.4%       4,195   17.7%       4,177   17.2%           3,403   16.9%   3,667   18.8%
    No.  2 heating oil       3,287   15.0%       1,609    6.8%       1,770    7.3%           1,594    7.9%   1,261    6.5%
    Jet fuel                    24    0.1%         253    1.1%         445    1.8%             367    1.8%     334    1.7%
Asphalt                      3,636   16.6%       4,228   17.9%       4,479   18.5%           3,708   18.4%   3,522   18.1%
Other(2)                     1,437    6.6%       1,076    4.5%       1,043    4.3%             837    4.1%     780    4.0%
                            ------  -----       ------   ----       ------   ----           ------  -----   ------  -----
Saleable yield              20,863   95.3%      22,659   95.7%      23,233   95.8%          19,306   95.6%  18,709   96.0%
Refining fuel                1,605    7.3%       1,559    6.6%       1,603    6.6%           1,345    6.7%   1,240    6.4%
                            ------  -----       ------  -----       ------  -----           ------  -----   ------  -----
Total product yield(3)      22,468  102.6%      24,218  102.3%      24,836  102.4%          20,651  102.3%  19,949  102.4%

- ---------------------------------

(1)      Percent yields are percentage of refinery input.

(2)      Includes primarily butane, propane and sulfur.

(3) Total product yield is greater than 100% due to the processing of crude oil into products which, in total, are less dense and therefore, have a higher volume than the raw materials processed.

         Refining Process

         The Company's production of petroleum products from crude oil involves many complex steps which are briefly summarized below.

         The Company seeks to maximize refinery profitability by selecting crude oil and other feedstocks taking into account factors including product demand and pricing in the Company's market areas as well as price, quality and availability of various grades of crude oil. The Company also considers product inventory levels and any planned turnarounds of refinery units for maintenance. The combination of these factors is optimized by a sophisticated proprietary linear programming computer model which selects the most profitable feedstock and product mix. The linear programming model is continuously updated and improved to reflect changes in the product market place and in the refinery's processing capability.

    Blended crude is stored in a tank farm near the refinery which has a capacity of approximately 200,000 barrels. The blended crude is then brought into the refinery where it is first distilled at low pressure into its component streams in the crude and preflash unit. This yields the following intermediate products: light products consisting of fuel gas components (methane and ethane) and LPG (propane and butane), naphtha or gasoline, kerosene, diesel or heating oil, heavy atmospheric distillate and crude tower bottoms which are further distilled under vacuum conditions to yield light and heavy vacuum distillates and asphalt. The present capacity of the crude unit is 65,000 bpd.

    The intermediate products are then processed in downstream units that produce finished products. A naphtha hydrotreater treats naphtha with hydrogen across a fixed bed catalyst to remove sulfur before further treatment. The treated naphtha is then distilled into light and heavy naphtha at a prefractionator. Light naphtha is then sent to an isomerization unit and heavy naphtha is sent to a reformer in each case for octane enhancement. The isomerization unit converts the light naphtha catalytically into a gasoline component with 83 octane. The reformer unit converts the heavy naphtha into another gasoline component with up to 94 octane depending upon the desired octane requirement for the grade of gasoline to be produced. The reformer also produces as a co-product all the hydrogen needed to operate hydrotreating units in the refinery.

    Raw kerosene or heating oil is treated with hydrogen at a distillate hydotreater to remove sulfur and make finished kerosene, jet fuels and No. 2 fuel oil. A new distillate hydrotreater built in 1993 also treats raw distillates to produce low sulfur diesel fuel.

    The long molecular chains of the heavy atmospheric and vacuum distillates are broken or "cracked" in the fluidized catalytic cracking unit and separated and recovered in the gas concentration unit to produce fuel gas, propylene, butylene, LPG, gasoline, light cycle oil and clarified oil. Fuel gas is burned within the refinery, propylene is fed to a polymerization unit which polymerizes its molecules into a larger chain to produce an 87 octane gasoline component, butylene is fed into an alkylation unit to produce a gasoline component and LPG is treated to remove trace quantities of water and then sold. Clarified oil is burned in the refinery or sold. Various refinery gasoline components are blended together in refinery tankage to produce 87 octane and 93 octane finished gasoline. Likewise, light cycle oil is blended with other distillates to produce low sulfur diesel and No. 2 fuel oil.

    Although the major components of the downstream units are capable of producing finished products based on an 80,000 bpd crude rate the 65,000 bpd rated capacity of the crude unit currently limits sustainable crude oil input to that level or less. The Company intends to use a portion of the proceeds of the Private Offering to expand the capacity of the crude unit to 70,000 bpd. The Company's refining configuration allows the processing of a wide variety of crude oil inputs. Historically, its inputs have been of Canadian origin and range from light low sulfur (38 degrees API, 0.5% sulfur) to high sulfur heavy asphaltic (25 degrees API, 2.8% sulfur). The Company's ability to market asphalt enables it to purchase selected heavier crudes at a lower cost.

    Set forth below is a diagram which outlines the major steps and components of the Company's refining process.

    Diagram outlines the major steps and components of the Company's refining process.

    Supply of Crude Oil

    Even though the Company's crude supply is currently nearly all Canadian, the Company is not dependent on this source alone. Within 60 days, the Company could shift up to 85% of its crude oil requirements to some combination of domestic and offshore crude. With additional time, 100% of its crude requirements could be obtained from non-Canadian sources. The Company utilizes Canadian crude because it affords the Company the highest refining margins currently available. The Company's contracts with its crude suppliers are on a month-to-month evergreen basis, with 30-to-60 day cancellation provisions. As of June 30, 1997 the Company had supply contracts with 18 different suppliers for an aggregate of 61,000 bpd of crude oil. The Company's contracts with Husky Trading Company and Pancanadian Petroleum Limited covered an aggregate of 13,500 and 12,000 bpd, respectively. As of such date the Company had no other contract covering more than 10% of its crude oil supply.

    The Company accesses crude through the Kiantone Pipeline, which connects with the IPL in West Seneca, New York which is near Buffalo. The IPL provides access to most North American and foreign crude oils through three primary routes: (i) Canadian crude is transported eastward from Alberta and other points in Canada along the IPL; (ii) various mid-continent crudes from Texas, Oklahoma and Kansas are transported northeast along the Cushing-Chicago Pipeline, which connects to the IPL at Griffith, Indiana; and (iii) foreign crudes unloaded at the Louisiana Offshore Oil Port are transported north via the Capline and Chicago pipelines which connect to the IPL at Mokena, Illinois.

    The Kiantone Pipeline, a 78-mile Company-owned and operated pipeline, connects the Company's West Seneca, New York terminal at the pipeline's northern terminus to the refinery's tank farm at its southern terminus. The Company completed construction of the Kiantone Pipeline in 1971 and has operated it continuously since then. The Company is the sole shipper on the Kiantone Pipeline, and can currently transport up to 68,000 bpd along the pipeline. The pipeline's flow rate can be increased to approximately 72,000 bpd through the injection of surfactants into the crude being transported. The Company believes that the cost of the surfactants required to increase pipeline flow to 70,000 bpd would be approximately $0.2 million per annum. Additional increases in flow rate to a maximum rate of 80,000 bpd are possible with the installation of pumps along the pipeline at an estimated cost of $2.6 million. The Company's right to maintain the pipeline is derived from approximately 265 separate easements, right-of-way agreements, licenses, permits, leases and similar agreements.

    The pipeline operation is monitored by a computer located at the refinery. Shipments of crude arriving at the West Seneca terminal are separated and stored in one of the terminal's three storage tanks, which have an aggregate storage capacity of 485,000 barrels. The refinery tank farm has two additional crude storage tanks with a total capacity of 200,000 barrels. An additional 35,000 barrels can be stored at the refinery.

    Turnarounds

    Turnaround cycles vary for different refinery units. A planned turnaround of each of the two major refinery units--the crude unit and the fluid catalytic cracking unit--is conducted approximately every three or four years, during which time such units are shut down for internal inspection and repair. A turnaround, which generally takes two to four weeks to complete in the case of the two major refinery units, consists of a series of moderate to extensive maintenance exercises. Turnarounds are planned and accomplished in a manner that allows for reduced production during maintenance instead of a complete plant shutdown. The Company completed its latest turnarounds of the crude unit and the fluid catalytic cracking unit in March 1994 and April 1994, respectively, and is scheduled to complete turnarounds for the fluid catalytic cracking unit in the fall of 1997 and the crude unit in the spring of 1998 during which times it intends to complete certain of the projects to be financed with the proceeds of the Private Offering. The Company accrues on a monthly basis a charge for the maintenance work to be conducted as part of turnarounds of major units. The costs of turnarounds of other units are expensed as incurred. It is anticipated that the turnarounds to be conducted in the fall of 1997 and spring of 1998 will cost approximately $7.0 million, exclusive of projects to be financed with the proceeds of the Private Offering. The Company began accruing charges for the 1997 and 1998 turnarounds in May 1994.

    Refinery Expansion and Improvement

    The Company intends to use approximately $14.8 million of the proceeds of the Private Offering over the next two years to expand and upgrade its refinery to increase rated crude oil throughput capacity from 65,000 to 70,000 bpd, improve the yield of finished products from crude inputs and lower refinery costs. Each of the key projects was selected because the Company believes that it has a relatively rapid pay back rate and improves profitability at low as well as high crude throughput rates.

    The Company anticipates that the total completion time for the projects will be two years. Most of the projects are scheduled to coincide with the turnarounds planned for the fall of 1997 and spring of 1998. The key projects are: (i) the addition of convection sections to two existing furnaces for energy savings, (ii) the installation of a new vacuum tower bottoms exchanger to recover waste heat, (iii) the replacement of the fluid catalytic cracker feed nozzle to improve product yield, (iv) the modification of the reformer for low pressure operation to improve product yield, (v) the modification of the alkylation unit to improve efficiency, (vi) the installation of advanced computer controls for the crude unit and fluid catalytic cracking unit to improve product yield and reduce operating expense and (vii) modifications to two boilers, water wash tower and compressor to improve product yield and reduce operating expense.

MARKETING AND DISTRIBUTION

    General

    The Company has a long history of service within its market area. The Company's first retail service station was established in 1927 near the Warren refinery and over the next seventy years its distribution network has steadily expanded. Major acquisitions of competing retail networks occurred in 1983, with the acquisition of 78 sites from Ashland Oil Company and in 1989 to 1991, with the acquisition of 53 sites from Sun Oil Company and Busy Bee Stores, Inc.

    The Company maintains an approximate 60/40% split between sales at its rural and urban units. The Company believes this to be advantageous, balancing the higher gross margins often achievable due to decreased competition in rural areas with higher volumes in urban areas. The Company believes that its rural convenience store units provide an important alternative to traditional grocery store formats. In fiscal 1996, approximately 60% and 23% of the Company's gasoline and diesel fuel production, respectively, was sold through this retail network.

    Retail Operations

    The Company operates a retail marketing network that includes 320 retail units, of which 180 are located in western New York, 128 in northwestern Pennsylvania and 12 in east Ohio. The Company owns 226 of these units. Gasoline at these retail units is sold under the brand name "Kwik Fill". Most retail units operate under the brand name Red Apple Food Mart(R). The Company believes that Red Apple Food Mart(R) and Kwik Fill(R) are well-recognized names in the Company's marketing areas. The Company believes that the operation of its retail units provides it with a significant advantage over competitors that operate wholly or partly through dealer arrangements because the Company has greater control over pricing and operating expenses, thus establishing a potential for improved margins.

    The Company classifies its stores into four categories: convenience stores, limited gasoline stations, truck stop facilities and other stores. Full convenience stores have a wide variety of foods and beverages and self-service gasoline. Thirty-nine of such units also have delicatessens where food (primarily submarine sandwiches, pizza, chicken and lunch platters) is prepared on the premises for retail sales and also distribution to other nearby Company units which do not have in-store delicatessens. Mini convenience stores sell snacks and beverages and self-service gasoline. Limited gasoline stations sell gasoline as well as oil and related car care products and provide full service for gasoline customers. They also sell cigarettes, candy and beverages. Truckstop facilities sell gasoline and diesel fuel on a self-service and full-service basis. All truckstops include either a full or mini convenience store. Four of the truckstops include either an expanded delicatessen area with seating or an on-site restaurant and shower facilities. In addition, two of the truck stops have stand alone restaurants and one has a truck repair garage. These three facilities are classified separately in the table below as "other stores." As of June 30, 1997, the average sales areas of the Company's convenience stores, limited gasoline stations, truckstops and other stores were 700, 200, 1,140 and 2,520 square feet, respectively.

    The table below sets forth certain information concerning the stores as of and for the fiscal year ended August 31, 1994, 1995 and 1996:

                                Average Monthly                Average Monthly                 Average Monthly
Store Format and Number of    Gasoline Gallonage            Diesel Fuel Gallonage             Merchandise Sales
Stores at August 31, 1996         (Thousands)                    (Thousands)                     (Thousands)
- --------------------------     Fiscal Year Ended              Fiscal Year Ended               Fiscal Year Ended
                                   August 31,                     August 31,                      August 31,
                            1994      1995      1996        1994     1995     1996         1994      1995      1996
                           --------------------------       -----------------------       --------------------------
Convenience (184)          13,430    12,764    12,554         326      302      345       $4,530    $4,636    $4,671
Limited Gasoline
   Stations (132)          10,299     9,902     9,734         158      165      177          634       699       749
Truck Stops (8)               610       622       586       2,631    2,907    2,916          353       375       377
Other Stores(3)                 0         0         0           0        0        0          165       174       176
                           ------    ------    ------       -----    -----    -----       ------    ------    ------
Total (327)                24,339    23,288    22,874       3,115    3,374    3,438       $5,682    $5,884    $5,973


         The Company's strategy has been to maintain diversification between rural and urban markets within its region. Retail gasoline and merchandise sales are split approximately 60%/40% between rural and urban markets. Margins on gasoline sales are traditionally higher in rural markets, while gasoline sales volume is greater in urban markets. In addition, more opportunities for convenience store sales have arisen with the closing of local independent grocery stores in the rural areas of New York and Pennsylvania. The Company believes it has higher profitability per store than its average convenience store competitor. In 1995, convenience store operating profit per store averaged approximately $70,100 for the Company, as compared to approximately $66,500 for the industry as a whole, according to industry data compiled by the NACS.

         Total merchandise sales for fiscal year 1996 were $71.7 million, with a gross profit of approximately $21.9 million. Over the last five fiscal years, merchandise gross margins have averaged over 30% and the Company believes that merchandise sales will continue to remain a stable source of gross profit.

         Merchandise Supply

         The Company's primary merchandise vendor is Tripifoods, which is located in Buffalo, New York. During fiscal 1996, the Company purchased approximately 47% of its convenience merchandise from this vendor. Tripifoods supplies the Company with tobacco products, candy, deli foods, grocery, health and beauty products, and sundry items on a cost plus basis for resale. The Company also purchases dairy products, beer, soda, snacks, and novelty goods from direct store vendors for resale. The Company annually reviews its suppliers' costs and services versus those of alternate suppliers. The Company believes that alternative sources of merchandise supply at competitive prices are readily available.

         Location Performance Tracking

         The Company maintains a store tracking mechanism whereby transmissions are made five times a week to collect operating data including sales and inventory levels. Data transmissions are made using either hand held programmable data collection units or personal computers which are available at each location. Once verified, the data interfaces with a variety of retail accounting systems which support daily, weekly and monthly performance reports. These different reports are then provided to both the field management and office staff. Following significant capital improvements, management closely tracks "before and after" performance, to observe the return on investment which has resulted from the improvements.

         Capital Improvement Program

         The Company intends to use approximately $20.0 million of the proceeds of the Private Offering over the next two years to rebuild or refurbish 70 existing retail units and to acquire three new retail units. The program targets approximately 60% of the funds to units within 100 miles of the refinery, thereby taking advantage of the Company's transportation cost advantage. Management believes that these capital improvements will enable the Company's retail network to absorb through retail sales at Company-operated units a majority of the additional gasoline and diesel production resulting from the concurrent refinery upgrade with the remaining production being sold to wholesale customers.

         In developing its retail capital improvement program, the Company considered and evaluated over 90 units. For each location the Company generally made sales and expense projections in comparison to the Company's five year historical average performance for similar facilities based on geographic proximity or type of location or both. In some cases only projected gasoline increases were considered. In all cases the incremental profitability was calculated using the 1996 average margins on petroleum and merchandise specific to a given site. All projects were then ranked based on the projected return on investment. While the retail projects include the Company's entire marketing area, the greatest emphasis has been placed on units closest to the refinery.

         The substantial majority of the capital to be expended in the program involves the rebuilding or refurbishment of existing facilities, including the enhancement of existing stores and the upgrading of petroleum dispensing units.

         Rebuilds include the development of previously undeveloped properties, as well as the total removal of existing facilities for replacement with efficient, modern and "sales smart" facilities. Generally, rebuilt structures will be in one of two styles which have previously been used by the Company and have resulted in improved sales performance. The plan incorporates 31 rebuild projects. The construction cycle is expected to accommodate 15 to 16 rebuilds during each building season and hence is expected to be completed within two years after the consummation of the Private Offering. Nine projects involve improvements to existing facilities, such as enhancements to sales counters, flooring, ceilings, lighting and windows and the addition of more coolers and freezers, rather than complete rebuilds. Some projects are limited to the confines of the existing marketing area while others convert unused space to additional marketing area. In some cases an addition to the existing building will be made. All refurbishment projects are expected to be completed in the 12 months after consummation of the Private Offering.

         Petroleum upgrades include the removal of existing petroleum dispensing equipment, the repositioning of the dispensing area for optimal visibility, accessibility and throughput, the installation of new petroleum dispensing equipment and the installation of a custom canopy which is designed and sized according to the number of dispensers and fueling positions that it will cover and which is equipped with improved lighting to enhance the visibility and appeal of the unit. The petroleum dispensing units to be installed have multiple product dispensers with six hoses per unit (three per side) offering three grades of product. The dispensers are capable of offering several marketing enhancements, such as built-in credit card readers, cash acceptors, video advertising and fuel blending.

         The petroleum upgrades will be performed simultaneously with the underground storage tank upgrades which must be completed prior to December 22, 1998. The Company estimates that about 50% of the petroleum upgrades will be performed within 12 months after the consummation of the Private Offering and the remaining upgrades will be completed within the following 12 months.

         Wholesale Marketing and Distribution

         The Company sells, on a wholesale basis, approximately 36,200 bpd of gasoline, distillate and asphalt products to distributor, commercial and government accounts. In addition, the Company sells 1,000 bpd of propane to liquefied petroleum gas marketers. In fiscal 1996, the Company's output of gasoline, distillate and asphalt sold at wholesale was 40%, 85% and 100%, respectively. The Company sells 96% of its wholesale gasoline and distillate products from its Company-owned and operated product terminals. The remaining 4% is sold through six third-party exchange terminals located in East Freedom, Pennsylvania; Rochester, Syracuse, Vestal and Brewerton, New York; and Niles, Ohio.

         The Company's wholesale gasoline customer base includes 64 branded dealer/distributor units operating under the Company's proprietary "Keystone" brand name. Long-term Keystone dealer/distributor contracts accounted for approximately 16% of the Company's wholesale gasoline sales in fiscal 1996. Supply contracts generally range from three to five years in length, with Keystone branded prices based on the prevailing Company wholesale rack price in Warren.

         The Company believes that the location of its refinery provides it with a transportation cost advantage over its competitors which is significant within an approximately 100-mile radius of the Company's refinery. For example, in Buffalo, New York over its last five fiscal years, the Company has experienced an approximately 2.1 cents per gallon transportation cost advantage over those competitors who are required to ship gasoline by pipeline and truck from New York Harbor sources to Buffalo. In addition to this transportation cost advantage, the Company's proximity to local accounts allows it a greater range of shipment options, including the ability to deliver truckload quantities of approximately 200 barrels versus much larger 25,000 barrel pipeline batch deliveries, and faster response time, which the Company believes help it provide enhanced service to its customers.

         The Company's ability to market asphalt is critical to the performance of its refinery, since such marketing ability enables the Company to process lower cost higher sulfur content crude oils which in turn affords the Company higher refining margins. Sales of paving asphalt generally occur during the summer months due primarily to weather conditions. In order to maximize its asphalt sales, the Company has made substantial investments to increase its asphalt storage capacity through the installation of additional tanks, as well as through the purchase or lease of outside terminals. Partially mitigating the seasonality of the asphalt paving business is the Company's ability to sell asphalt year-round to roofing shingle manufacturers, which accounted for approximately 23% of its total asphalt sales over the Company's last five fiscal years. In fiscal 1996, the Company sold 4.8 million barrels of asphalt while producing 4.5 million barrels. The refinery was unable to produce enough asphalt to satisfy the demand and, therefore, purchased 300,000 barrels for resale at a profit.

         The Company has a significant share of the asphalt market in the cities of Pittsburgh, Pennsylvania and Rochester and Buffalo, New York. The Company distributes asphalt from the refinery by railcar and truck transport to its owned and leased asphalt terminals in such cities or their suburbs. The Company also operates a terminal at Cordova, Alabama giving it a presence in the Southeast. Asphalt can be purchased in the Gulf Coast area and delivered by barge to third party or Company-owned terminals near Pittsburgh. The Company's wide asphalt terminal network allows the Company to enter into product exchanges between units, as a means to balance supply and demand.

         The Company uses a network of eight terminals to store and distribute refined products. The Company's gasoline, distillate and asphalt terminals and their respective capacities in barrels as of June 30, 1997 were as follows:

                                             Gasoline           Distillate           Asphalt             Total
Terminal Location                            Capacity            Capacity           Capacity           Capacity
- -----------------                            --------            --------           --------           --------
Warren, Pennsylvania                          697,000              451,000          1,004,000         2,152,000
Tonawanda, New York                            60,000              190,000             75,000           325,000
Rochester, New York                                --              190,000                 --           190,000
Pittsford, New York*                               --                   --            170,000           170,000
Springdale, Pennsylvania                           --                   --            130,000           130,000
Dravosburg, Pennsylvania*                          --                   --            100,000           100,000
Cordova, Alabama                                   --                   --            200,000           200,000
Butler, Pennsylvania                               --                   --             10,000            10,000
                                              -------              -------          ---------         ---------
                   Total                      757,000              831,000          1,689,000         3,277,000
                                              =======              =======          =========         =========

- ---------------------------------

*  Leased

         During fiscal 1996, approximately 90% of the Company's refined products were transported from the refinery to retail units, wholesale customers and product storage terminals via truck transports, with the remaining 10% transported by rail. The majority of the Company's wholesale and retail gasoline distribution is handled by common carrier trucking companies at competitive costs. The Company also operates a fleet of eight gasoline tank trucks that supply approximately 20% of its Kwik Fill retail stations.

         Product distribution costs to both retail units and wholesale accounts are minimized through product exchanges. Through these exchanges, the Company has access to product supplies at 34 terminals located throughout the Company's retail market area. The Company seeks to minimize retail distribution costs through the use of a system wide distribution model.


ENVIRONMENTAL CONSIDERATIONS

         The Company is subject to federal, state and local laws and regulations relating to pollution and protection of the environment such as those governing releases of certain materials into the environment and the storage, treatment, transportation, disposal and clean-up of wastes, including, but not limited to, the Federal Clean Water Act, as amended, the CAA, the Resource Conservation and Recovery Act of 1976, as amended, Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and analogous state and local laws and regulations.

         The Company believes that its refinery and other operations are in substantial compliance with all applicable environmental requirements including those relating to wastewater discharge, particulate emissions, sulfur in fuel gas, vapor recovery at the loading rack, volatile organic compounds and solid waste. However, the Company has entered into a Consent Order and Agreement with the Pennsylvania Department of Environmental Resources (the "DER") under the Clean Streams Law and the Storage Tank and Spill Prevention Act to, among other things, perform ongoing investigations to define the extent, if any, of on-site ground water contamination at its refinery and to remove and contain any such contamination. The Company is currently conducting groundwater remediation on-site. The Company is currently contesting a proposal by DER to extend the investigation to adjacent properties. In addition, in 1996, the DER issued a notice of violation requiring the Company to install vapor controls on the refinery's API separator, which the Company intends to install in 1997 at a cost of approximately $150,000. The Company has been identified by the EPA as a potentially responsible party ("PRP") under CERCLA with respect to the Pollution Abatement Services Site in Oswego, New York, the Batavia Landfill Site in Batavia, New York and the Frontier Chemical Superfund Site in Niagara Falls, New York based on the alleged shipment of materials to them by the Company. Based upon available information, including the substantial number of other PRPs and the relatively small share of costs expected to be allocated to it, the Company does not believe that any ultimate liability relating to those sites will be material. In 1995, the Pennsylvania Environmental Defense Foundation ("PEDF") commenced a lawsuit in the United States District Court for the Western District of Pennsylvania under the Federal Water Pollution Control Act, as amended, against the Company alleging ongoing violations of discharge limits in the Company's waste-water discharge permit on substances discharged to the Allegheny River at its refinery in Warren, Pennsylvania. PEDF seeks to enjoin the alleged ongoing violations, an assessment of civil penalties up to $25,000 per day per violation, and an award of attorneys' fees. The Company has filed a motion for summary judgment seeking dismissal of the action. Based upon available information, and its belief that the discharges are in substantial compliance with applicable requirements, the Company believes this action will not result in any material adverse effect upon its operations or consolidated financial condition. Based on its experience to date, the Company believes that none of these matters or any future costs of compliance with existing environmental protection law and health and safety laws and regulations or liability for other known environmental claims, will have a material adverse effect on the Company's business and consolidated financial condition. However, the actual costs associated with known requirements could be substantial and future events, such as the discovery of presently unknown environmental conditions and changes in existing laws and regulations or their interpretation or more vigorous enforcement policies of regulatory agencies, may give rise to additional expenditures or liabilities that could be material to the Company's business and consolidated financial condition.

         The Clean Air Act Amendments of 1990

         In 1990 the CAA was amended to greatly expand the role of the government in controlling product quality. The legislation included provisions that have significantly impacted the manufacture of both gasoline and diesel fuel including the requirement for significantly lower sulfur content and a limit on aromatics content in diesel fuel. The Company is able to satisfy these requirements.

         Diesel Fuel Sulfur and Aromatics Content

         The EPA issued rules under the CAA which became effective in October 1993 which limit the sulfur and aromatics content of diesel fuels nationwide. The rules required refiners to reduce the sulfur in on-highway diesel fuel from
0.5 Wt.% to 0.05 Wt.%. The Company meets these specifications of the CAA for all of its on-highway diesel production.

         The Company's on-road diesel represented 75% of its total distillate sales in fiscal 1996. Since the reduction of sulfur in diesel required some new investment at most refineries, a two-tier market has developed in distillate sales. Due to capital constraints and timing issues, as well as strategic decisions not to invest in diesel fuel desulfurization, some other refineries are unable to produce specification highway diesel.

         Reformulated Gasoline

         The CAA requires that by January 1, 1995 RFG be sold in the nine worst ozone non-attainment areas of the U.S. None of these areas is within the Company's marketing area. However, the CAA enabled the EPA to specify 87 other, less serious ozone non-attainment areas that could opt into this program. In 1994, the Company spent approximately $7.4 million to enable its refinery to produce RFG for its marketing area because the Governors of Pennsylvania and New York had opted into the RFG program. In December 1994 such states elected to "opt out" of the program.

         The CAA also contains provisions requiring oxygenated fuels in carbon monoxide non-attainment areas to reduce pollution. There are currently no carbon monoxide non-attainment areas in the Company's primary marketing area.

         Conventional Gasoline Quality

         In addition to reformulated and oxygenated gasoline requirements, the Environmental Protection Agency has promulgated regulations under the CAA which relate to the quality of "conventional" gasoline and which require expanded reporting of the quality of such gasoline by refiners. Substantially all of the Company's gasoline sales are of conventional gasoline. The Company closely monitors the quality of the gasoline it produces to assure compliance at the lowest possible cost with CAA regulations.

         Underground Storage Tank Upgrade

         The Company is currently undergoing a tank replacement/retrofitting program at its retail units to comply with regulations promulgated by the EPA. These regulations require new tanks to meet all performance standards at the time of installation. Existing tanks can be upgraded to meet such standards. The upgrade requires retrofitting for corrosion protection (cathodic protection, interior lining or a combination of the two), spill protection (catch basins to contain spills from delivery hoses) and overfill protection (automatic shut off devices or overfill alarms). As of June 30, 1997, approximately 48% of the total sites had been completed, and the Company expects to be in total compliance with the regulations by the December 22, 1998 mandated deadline. As of December 31, 1996 the total remaining cost of the upgrade was estimated to be $5.9 million.

LEGAL PROCEEDINGS

         From time to time, the Company and its subsidiaries are parties to various legal proceedings that arise in the ordinary course of the Company's business, including various administrative proceedings relating to federal, state and local environmental matters. The Company's management believes that if the legal proceedings in which the Company is currently involved were determined against the Company, they would not have a material adverse effect on the Company's consolidated results of operations or financial condition.

COMPETITION

         Petroleum refining and marketing is highly competitive. The Company's major retail competitors include British Petroleum, Citgo, Amerada Hess, Mobil and Sun Oil Company. With respect to wholesale gasoline and distillate sales, the Company competes with Sun Oil Company, Mobil and other major refiners. The Company primarily competes with Marathon Oil Company and Ashland Oil Company in the asphalt market. Many of the Company's principal competitors are integrated multinational oil companies that are substantially larger and better known than the Company. Because of their diversity, integration of operations, larger capitalization and greater resources, these major oil companies may be better able to withstand volatile market conditions, compete on the basis of price and more readily obtain crude oil in times of shortages.

         The principal competitive factors affecting the Company's refining operations are crude oil and other feedstock costs, refinery efficiency, refinery product mix and product distribution and transportation costs. Certain of the Company's larger competitors have refineries which are larger and more complex and, as a result, could have lower per barrel costs or higher margins per barrel of throughput. The Company has no crude oil reserves and is not engaged in exploration. The Company believes that it will be able to obtain adequate crude oil and other feedstocks at generally competitive prices for the foreseeable future.

         The withdrawal of retail marketing operations in New York in the early 1980's by Ashland, Texaco, Gulf and Exxon significantly reduced competition from major oil companies in New York and substantially enhanced the Company's market position. The Company believes that the high construction costs and stringent regulatory requirements inherent in petroleum refinery operations makes it uneconomical for new competing refineries to be constructed in the Company's primary market area. The Company believes that the location of its refinery provides it with a transportation cost advantage over its competitors, which is significant within an approximately 100-mile radius of the Company's refinery. For example, in Buffalo, New York over the last five fiscal years, the Company has experienced an approximately 2.1 cents per gallon transportation cost advantage over those competitors who are required to ship gasoline by pipeline and truck from New York Harbor sources to Buffalo.

         The principal competitive factors affecting the Company's retail marketing network are location of stores, product price and quality, appearance and cleanliness of stores and brand identification. Competition from large, integrated oil companies, as well as from convenience stores which sell motor fuel, is expected to continue. The principal competitive factors affecting the Company's wholesale marketing business are product price and quality, reliability and availability of supply and location of distribution points.

EMPLOYEES

         As of June 30, 1997 the Company had approximately 1,375 full-time and 1,649 part-time employees. Approximately 2,377 persons were employed at the Company's retail units, 300 persons at the Company's refinery, 50 at the Kiantone pipeline and at terminals operated by the Company and the balance at the Company's corporate offices in Warren, Pennsylvania. The Company has entered into collective bargaining agreements with International Union of Operating Engineers Local No. 95, United Steel Workers of America Local No. 2122-A, the International Union of Plant Guard Workers of America Local No. 502 and General Teamsters Local Union No. 397 covering 196, 6, 23 and 17 employees, respectively. The agreements expire on February 1, 2001, January 31, 2000, June 25, 1999 and July 31, 2000, respectively. The Company believes that its relationship with its employees is good.

INTELLECTUAL PROPERTY

         The Company owns various federal and state service marks used by the Company, including Kwik-Fill(R), United(R) and Keystone(R). The Company has obtained the right to use the Red Apple Food Mart(R) service mark to identify its retail units under a royalty-free, nonexclusive, nontransferable license from Red Apple Supermarkets, Inc., a corporation which is indirectly wholly owned by John A. Catsimatidis, the sole stockholder, Chairman of the Board and Chief Executive Officer of the Company. The license is for an indefinite term. The licensor has the right to terminate this license in the event that the Company fails to maintain quality acceptable to the licensor. The Company licenses the right to use the trademark Keystone(R) to approximately 65 independent distributors on a non-exclusive royalty-free basis for contracted wholesale sales of gasoline and distillates.

         The Company does not own any patents. Management believes that the Company does not infringe upon the patent rights of others nor does the Company's lack of patents have a material adverse effect on the business of the Company.

INSURANCE

         The Company maintains a full schedule of insurance coverage, including property insurance, business interruption insurance and general liability insurance. The property insurance policy has a combined loss limit for property loss at the Company's refinery and business interruption of $249 million in excess of (i) a $1 million self-insured retention and (ii) a deductible, which in the case of property insurance is $250,000, and in the case of business interruption insurance is an amount equal to lost profits for a period of five days. The Company's primary liability coverage has a limit of $1 million per occurrence with a $150,000 self-insured retention on the refinery operations and a $50,000 self-insured retention on the retail operations. In addition to the primary coverage the Company carries another $50 million of umbrella liability insurance coverage. The Company also carries other insurance customary in the industry.

PROPERTIES

         The Company owns a 92-acre site in Warren, Pennsylvania upon which it operates its refinery. The site also contains a building housing the Company's principal executive offices.

         The Company owns various real property in the states of Pennsylvania, New York and Ohio upon which it operates 226 retail units and two crude oil and six refined product storage terminals. The Company also owns the 78 mile long Kiantone Pipeline, a pipeline which connects a crude oil storage terminal to the refinery's tank farm. The Company's right to maintain the pipeline is derived from approximately 265 separate easements, right-of-way agreements, leases, permits, and similar agreements. The Company also has easements, right-of-way agreements, leases, permits and similar agreements which would enable the Company to build a second pipeline on property contiguous to the Kiantone Pipeline.

         The Company also leases an aggregate of 94 sites in Pennsylvania, New York and Ohio upon which it operates retail units. As of December 31, 1996, the leases had an average remaining term of 27 months, exclusive of option terms. Annual rents on such retail units range from $2,400 to $74,500.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

         The directors and executive officers of the Company are as follows:

Name                       Age     Director
- ----                       ---
                  Position
                  --------         Since
                                   -----
John A. Catsimatidis       48      1986     Chairman of the Board, Chief Executive Officer and Director
Myron L. Turfitt           45      1988     President, Chief Operating Officer and Director
Thomas C. Covert           63      1988     Vice Chairman and Director
Ashton L. Ditka            56      ---      Senior Vice President--Marketing
Thomas E. Skarada          54      ---      Vice President--Refining
Frederick J. Martin, Jr.   43      ---      Vice President--Supply and Transportation
James E. Murphy            51      ---      Vice President and Chief Financial Officer
Dennis E. Bee, Jr.         55      ---      Treasurer
Martin R. Bring            54      1988     Director
Evan Evans                 71      1997     Director
Kishore Lall               50      1997     Director
Douglas Lemmonds           50      1997     Director
Andrew Maloney             65      1997     Director
Dennis Mehiel              54      1997     Director

         JOHN A. CATSIMATIDIS has been Chairman of the Board and Chief Executive Officer of the Company since February 1986, when his wholly-owned company, United Acquisition Corp., purchased the parent of the Company. He also served as President of the Company from February 1986 until September 1996. He also serves as Chairman of the Board, Chief Executive Officer, President, and was the founder of Red Apple Group, Inc. (a holding company for certain businesses, including corporations which operate supermarkets in New York); Chief Executive Officer and Director of Sloan's Supermarkets, Inc., a public company whose common stock is listed on the American Stock Exchange and operates supermarkets in New York; a director of News Communications, Inc., a public company whose stock is traded over-the-counter; and Fonda Paper Company, Inc., a privately held company.

         MYRON L. TURFITT has been President and Chief Operating Officer of the Company since September 1996. From June 1987 to September 1996 he was Chief Financial Officer and Executive Vice President of the Company. From August 1983 until June 1987 he was Senior Vice President--Finance and from July 1981 to August 1983, Mr. Turfitt held the position of Vice President, Accounting and Administration. Mr. Turfitt is a CPA with over 22 years of financial and operations experience in all phases of the petroleum business including exploration and production, refining and retail marketing. His experience covers both fully-integrated major oil companies and large independents.

         THOMAS C. COVERT has been Vice Chairman of the Company since September 1996. From December 1987 to September 1996 he was Executive Vice President and Chief Operating Officer of the Company and from June 1986 to December 1987 he was Executive Vice President--Manufacturing of the Company. Mr. Covert was Executive Vice President of Prudential Energy Company from 1983 until June 1986. Prior thereto Mr. Covert was Vice President--Refining of Coastal Corporation. Mr. Covert is a petroleum expert with over 35 years of experience in the international and domestic petroleum industry. He is experienced in all phases of integrated oil company operations including crude oil and gas production, refining, marketing, marine and pipeline.

         ASHTON L. DITKA has been Senior Vice President--Marketing of the Company since July 1990. From December 1989 to July 1990 he was Vice President--Wholesale & Retail Marketing and from August 1976 until December 1989 he was Vice President--Wholesale Marketing. Mr. Ditka has over 30 years of experience in the petroleum industry, including 11 years in retail marketing with Atlantic Richfield Company.

         THOMAS E. SKARADA has been Vice President--Refining of the Company since February 1996. From September 1994 to February 1996 he was Assistant Vice President--Refining and from March 1993, when he joined the Company, to September 1994 he was Director of Regulatory Compliance. Over his 30 year refining and marketing career, Mr. Skarada has worked in virtually every segment of the downstream business including supply, distribution, refinery operations, economics, planning, research and development. He has 18 years of managerial experience with Sun Refining and Marketing Co. and one year consulting with Muse Stancil and Co. in Dallas, Texas.

         FREDERICK J. MARTIN, JR. has been Vice President--Supply and Transportation of the Company since February 1993. From 1980 to January 1993 he held other positions in the Company involving transportation, product supply, crude supply and pipeline and terminal administration.

         JAMES E. MURPHY has been Chief Financial Officer of the Company since January 1997. He was Vice President--Finance from April 1995 to December 1996 and since May 1982 has held other accounting and internal auditing positions with the Company, including Director of Internal Auditing since April 1986. Prior to joining the Company, Mr. Murphy had over 10 years experience in accounting and auditing with banking, public accounting and manufacturing companies.

         DENNIS E. BEE, JR. has been Treasurer of the Company since May 1988. Prior thereto and since he joined the Company in 1977, Mr. Bee held various positions in the accounting department including Assistant Treasurer from July 1982 to May 1988.

         MARTIN R. BRING is a member of the law firm of Lowenthal, Landau, Fischer & Bring, P.C., New York, New York. He also serves as a Director for both The He-Ro Group, Ltd., an apparel manufacturer and Sloan's Supermarkets, Inc., a supermarket chain.

         EVAN EVANS is the Chairman of Holvan Properties, Inc., a privately owned petroleum industry consulting firm, a director of U.S. Energy Systems, Inc., a public company whose common stock is quoted on the Nasdaq SmallCap Market, and a director of Alexander-Allen, Inc., a privately owned company which owns a refinery in Alabama which is currently shut down.

         KISHORE LALL is an independent consultant. Prior to becoming a consultant in 1994, Mr. Lall was Senior Vice President and head of commercial banking of ABN AMRO Bank, New York branch from 1990 to 1994. In his capacity as head of commercial banking with ABN AMRO, Mr. Lall also served on the Management and Credit Committees.

         DOUGLAS LEMMONDS has been a Managing Director and the Chief Operating Officer, Private Banking-Americas of the Deutsche Bank Group since May 1996. Private Banking-Americas operates across four separate legal entities, including a registered investment advisor, a broker-dealer, a trust company and a commercial bank. From June 1991 to May 1996 Mr. Lemmonds was the Regional Director of Private Banking of the Northeast Regional Office of the Bank of America and from August 1973 to June 1991 he held various other positions with Bank of America.

         ANDREW MALONEY has been a partner of Brown & Wood LLP, a New York law firm, since December 1992. From June 1986 to December 1992 he was the United States Attorney for the Eastern District of New York.

         DENNIS MEHIEL has been Chairman and Chief Executive Officer of The Fonda Group, Inc. since 1988. Since 1966 he has been the Chairman of Four M, a converter and seller of interior packaging, corrugated sheets and corrugated containers which he co-founded, and since 1977 (except during a leave of absence from April 1994 through July 1995) he has been the Chief Executive Officer of Four M. Mr. Mehiel is also the Chairman of MannKraft Corporation, a manufacturer of corrugated containers, and Chief Executive Officer and Chairman of Creative Expressions, Group, Inc.

EXECUTIVE COMPENSATION

         The following table sets forth for fiscal years 1994, 1995 and 1996 the compensation paid by the Company to its Chairman of the Board and Chief Executive Officer and each of the four other executive officers of the Company whose salary and bonus exceeded $100,000 during fiscal year 1996.

                           SUMMARY COMPENSATION TABLE
                               Annual Compensation
                               -------------------

                                                                                              Other          Other
                                                                                              Annual         Annual
                                                                                              Compensa-      Compensa-
Name and Principal Position                        Year       Salary($)      Bonus($)         tion(1) ($)    tion(2) ($)
- ---------------------------                        ----       ---------      --------         -----------    -----------
John A. Catsimatidis,                              1996        $360,000      $205,000            --          $4,750
      Chairman of the Board and                    1995         360,000       205,000            --           4,620
      Chief Executive Officer                      1994         360,000       205,000            --           4,620

Myron L. Turfitt,                                  1996         235,000       120,000         2,600           4,750
      President and                                1995         235,000       120,000         2,167           4,620
      Chief Operating Officer                      1994         235,000       120,000         3,195           4,620

Thomas C. Covert,                                  1996         185,000       120,000         4,099           4,750
      Vice Chairman(3)                             1995         185,000       120,000         4,745           4,620
                                                   1994         185,000       120,000         4,644           4,620

Ashton L. Ditka,                                   1996         125,558         6,100         3,262           3,660
      Senior Vice President--                      1995         122,000         6,100         3,089           3,660
      Marketing                                    1994         118,000         6,000         2,532           3,540

Geoffrey S. Soares,                                1996         108,033         5,300         5,554           3,267
      Vice President--Planning                     1995         105,000         5,250         5,512           3,150
      and Development(4)                           1994         101,000         5,700         4,762           3,330

- --------------------------------

(1)      All amounts are automobile allowances.

(2) All amounts are Company matching contributions under the Company's 401(k) Incentive Savings Plan.

(3) Mr. Covert retired September 1, 1996, but continues to serve the Company as Vice Chairman and as a director.

(4)      Mr. Soares resigned on January 10, 1997.

EMPLOYMENT AND CONSULTING AGREEMENTS

         Myron L. Turfitt is employed by the Company pursuant to an Employment and Termination Benefits Agreement dated June 30, 1993. The agreement is for a five year term expiring on May 31, 1998 and provides for an annual salary of $235,000 and a cash bonus to be paid in the discretion of the Board of Directors. Additional benefits include participation in the Company's Flexible Benefit Plan or the provision by the Company to Mr. Turfitt of benefits comparable thereto for male individuals of the same age. In the event that the Company terminates Mr. Turfitt's employment without cause, Mr. Turfitt is entitled to his full compensation over the remaining term of the agreement. If Mr. Turfitt's employment is terminated due to death, legal incapacity or a mental or physical disability, Mr. Turfitt or his estate will be entitled to compensation for a period equal to the lesser of one year after the date of termination or the remaining term of the agreement. If Mr. Turfitt's employment is terminated by the Company for specified acts constituting "cause", he will not be entitled to further compensation under the agreement after the date of his termination. If the agreement is terminated within three years after a change of control (as defined in the agreement) other than as a result of Mr. Turfitt's death, total and permanent disability or his voluntarily termination for good reason (as defined in the agreement), then Mr. Turfitt is entitled to termination benefits equal to the greater of (a) the full compensation payable to him over the remaining term of the agreement or (b) 300% of his average compensation for the three years out of the five most recent calendar years ended immediately before the year in which the change of control occurs during which Mr. Turfitt earned the highest compensation under the agreement.

         Mr. Turfitt is also the Vice President-Finance of Red Apple Group, Inc. ("RAG"), a corporation which is wholly owned by John A. Catsimatidis, the sole stockholder, Chairman of the Board and Chief Executive Officer of the Company. However, substantially all of Mr. Turfitt's working time is devoted to the affairs of the Company. Mr. Turfitt's Employment Agreement provides that if any of RAG, United Refining Inc. ("URI"), United Acquisition Corp. ("UAC") or the Company becomes insolvent or bankrupt, then the employment of Mr. Turfitt shall be deemed terminated under the Employment Agreement and Mr. Turfitt will be entitled to his full compensation over the remaining term of the agreement. In such event, RAG, URI, UAC and the Company are jointly and severally obligated to pay such compensation to Mr. Turfitt. Mr. Catsimatidis owns all of the outstanding capital stock of RAG. RAG owns all of the outstanding capital stock of UAC, which in turn owns all of the outstanding capital stock of URI. URI owns all of the outstanding capital stock of the Company.

         Thomas C. Covert has entered into a two-year consulting agreement with the Company, the term of which commenced on September 1, 1996. The term of the agreement will be extended for two additional one year periods unless the Company or Mr. Covert gives written notice of cancellation to the other party within specified time periods. Under the agreement Mr. Covert is obligated to render services to the Company on a limited time basis of between 30-40 hours per month in such capacities as the Board of Directors of the Company may designate. Under the agreement the Company has agreed to pay Mr. Covert $170 per hour for services rendered, but in no event less than $6,800 per month for each month during the term of the agreement.

         Mr. Covert has also entered into a Deferred Compensation Agreement with the Company pursuant to which since the date of his retirement on September 1, 1996, the Company has been paying Mr. Covert a retirement benefit at the rate of approximately $12,300 per year. The benefit is payable to Mr. Covert until his death, whereupon Mr. Covert's wife is entitled to a benefit of approximately $6,150 per year until her death if she does not predecease him.

COMPENSATION OF DIRECTORS

         Non-officer directors receive a stipend of $15,000 per year and $1,000 for each meeting attended.

                              CERTAIN TRANSACTIONS

         During 1993, the Company sold certain retail grocery operations to Red Apple (Caribbean), Inc., a corporation indirectly wholly-owned by John A. Catsimatidis, the Chairman of the Board, Chief Executive Officer and beneficial owner of all of the outstanding capital stock of the Company, in exchange for a promissory note totalling $17,600,000. The note bears interest at the rate of 5% per annum and was originally due on December 31, 1994. Subsequent to this date, the note was successively amended and restated. Simultaneously with the consummation of the Private Offering, the Company distributed the note to its sole stockholder.

         The Company and other entities affiliated with RAG share the overhead costs incurred at RAG's New York headquarters. These overhead costs were allocated among these entities based on various factors and the Company's portion for fiscal 1996 and the ten months ended June 30, 1997 amounted to approximately $2,424,000 and $2,185,000, respectively. Pursuant to a Servicing Agreement entered into between the Company and RAG simultaneously with the consummation of the Private Offering the Company will pay $1,000,000 per year for its portion of the overhead costs. The term of the Servicing Agreement expires on June 9, 2000, but the term shall be automatically extended for periods of one year if neither party gives notice of termination of the Servicing Agreement prior to the expiration of the then current term.

         As of the date of this Prospectus, URI owned by John A. Catsimatidis, was leasing to the Company nine retail units. The term of each lease expires on April 1, 2001. The annual rentals payable under the leases aggregate $264,000, which the Company believes are market rates. As of the date of this Prospectus, the Company was current on all rent obligations under such leases.

         RAG files a consolidated tax return with affiliated entities, including the Company. Simultaneously with the consummation of the Private Offering, RAG, the Company and certain of their affiliates entered into a tax sharing agreement (the "Tax Sharing Agreement"). Under the Tax Sharing Agreement the parties established a method for allocating the consolidated federal income tax liability and combined state tax liability of the RAG affiliated group among its members; for reimbursing RAG for payment of such tax liability; for compensating any member for use of its net operating loss or tax credits in arriving at such tax liability; and to provide for the allocation and payment of any refund arising from a carryback of net operating loss or tax credits from subsequent taxable years.

         Included in amounts due from affiliated companies are advances and amounts relating to the allocation of overhead expenses, certain charter air services and income taxes from the Company's parent. These amounts do not bear interest and have no set repayment terms. At August 31, 1995 and 1996, the amounts approximated $2,000,000 and $2,500,000 respectively.

         In June 1997, the Company declared a dividend of $28,285,000 of which $5,000,000 was paid in cash and $23,285,000 was forgiveness of debt from related parties. Additionally, the Company has offset $2,017,000 of amounts due from related parties with deferred tax benefits previously received. Therefore, upon consummation of the Private Offering there were no outstanding liabilities between the Company and affiliated entities.

         During fiscal 1996, the Company made payments for services rendered to it by Lowenthal, Landau, Fischer & Bring, P.C., a law firm of which Martin R. Bring, a director of the Company, is a member.

                              PRINCIPAL STOCKHOLDER

         As of the date of this Prospectus, URI owned 1,000 shares of the Common Stock of the Company, constituting all of the outstanding shares of capital stock of the Company. UAC owns all of the outstanding capital stock of URI. All of the outstanding capital stock of UAC is owned by RAG. As a result of his ownership of all of the outstanding capital stock, and control, of RAG and his control of each of UAC and URI, John A. Catsimatidis beneficially owns all of the outstanding shares of capital stock of the Company. There are no outstanding securities which are exercisable for, or convertible into, shares of any class of capital stock of the Company.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

         The Company is a party to a $35,000,000 secured revolving credit facility with PNC Bank (the "New Bank Credit Facility"). As of June 30, 1997, there was $15 million of indebtedness outstanding under the New Bank Credit Facility.

         The New Bank Credit Facility enables the Company to obtain revolving credit loans from time to time for general corporate purposes and working capital in an aggregate amount not exceeding the lesser of (x) $35 million and
(y)(i) 100% of cash in PNC's account which is subject to a security interest,
(ii) 80% of eligible accounts receivable plus (iii) the lesser of (a) 70% of eligible inventory or (b) 150% of advances against eligible receivables.

         The revolving credit loans bear interest at PNC's Base Rate (defined as the higher of PNC's prime rate or the Federal Funds rate plus 0.50%) plus up to an additional 0.75% per annum or at LIBOR plus an additional 2.25% per annum based upon the ratio of the Company's Total Indebtedness as of the end of each fiscal quarter to EBITDA (as such capitalized terms are defined in the commitment letter) for the previous four fiscal quarters.

         The New Bank Credit Facility terminates on June 9, 2002, unless sooner terminated at the Company's option or upon an event of default and outstanding revolving credit loans will be payable on such date or such earlier date as they may be accelerated following the occurrence of an event of default.

         The New Bank Credit Facility is secured by a lien on the Company's accounts receivable and the following inventory of the Company: all crude oil, wherever located; all asphalt, wherever located; and motor gasoline located at the Company's refinery. The New Bank Credit Facility has various restrictive covenants and events of default customary for a transaction of this type including limitations on liens, limitations on asset sales, additional indebtedness, investments and advances, acquisitions, payments of parent company overhead expenses, prohibition on business changes and financial covenants relating to the maintenance of a net worth equal to at least 70% of the Company's net worth (as defined) upon entering into the New Bank Credit Facility plus 50% of positive net income of the Company thereafter and maintenance of a fixed charge coverage ratio (as defined) of at least 1.10 to 1.00 for the period until February 28, 1998 and 1.25 to 1.00 thereafter.

                            DESCRIPTION OF THE NOTES

         The Original Notes were, and the New Notes will be, issued under an indenture dated as of June 9, 1994 (the "Indenture") between the Company and IBJ Schroeder Bank & Trust Company, as trustee (the "Trustee"). The New Notes are subject to all the terms of the Indenture, and holders of New Notes are referred to the Indenture, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The form of the New Notes and the Original Notes will be identical in all material respects except that the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer pursuant thereto. The New Notes will not represent new indebtedness of the Company, will be entitled to the benefits of the same Indenture which governs the Original Notes and will rank pari passu with the Original Notes. Any provision of the Indenture which requires actions by or approval of a specified percentage of Original Notes shall require the approval of the holders of such percentage of Original Notes and New Notes, in the aggregate. (The Original Notes and New Notes are collectively referred to herein as the "Notes").

         The following is a summary of the material terms and provisions of the Notes. This summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Notes and the Indenture (including the definitions contained therein). Definitions relating to certain capitalized terms are set forth under "--Certain Definitions" and throughout this description. Capitalized terms that are used by not otherwise defined herein have the meanings assigned to them in the Indenture and such definitions are incorporated herein by reference.

GENERAL

         The Notes are senior unsecured obligations of the Company limited to an aggregate principal amount of $200 million.

         The Notes bear interest at 10 3/4%, payable on June 15 and December 15 of each year, commencing on December 15, 1997, to holders of record at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. The Notes will mature on June 15, 2007 and issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof. The Notes are payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, by wire transfer of immediately available funds or, in the case of certificated securities only, by mailing a check to the registered address of the holder. See "--Delivery and Form of Securities--Book Entry, Delivery and Form." Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose.

RANKING

         The Notes and each Subsidiary Guarantee are senior unsecured obligations of the Company, and the applicable Subsidiary Guarantor, respectively, and rank pari passu in right of payment with all other existing and future unsecured and unsubordinated Indebtedness of the Company and the applicable Subsidiary Guarantor, respectively, and senior to all existing and future subordinated indebtedness of the Company and the Subsidiary Guarantors. At June 30, 1997, the Company and the Subsidiary Guarantors had approximately $1.3 million of Indebtedness outstanding other than the Notes, of which approximately $0.5 million was secured. Subject to certain limitations, the Company and its Subsidiaries (including the Subsidiary Guarantors) may incur additional Indebtedness in the future. See "--Certain Covenants--Limitations on Additional Indebtedness."

SUBSIDIARY GUARANTEES

         The Company's payment obligations under the Notes are jointly and severally guaranteed (the "Subsidiary Guarantees") by the Subsidiary Guarantors. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee is limited so as not to constitute a fraudulent conveyance under applicable law.

         The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person whether or not affiliated with such Subsidiary Guarantor unless (i) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all of the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture, in form and substance satisfactory to the Trustee, under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) immediately after giving effect to such transaction the Company could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant described under "Limitations on Additional Indebtedness."

OPTIONAL REDEMPTION OF THE NOTES

         The Notes may not be redeemed prior to June 15, 2002, but will be redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2002, at the following redemption prices (expressed as percentages of principal amount), together with accrued and unpaid interest, if any, thereon to the redemption date, if redeemed during the 12-month period beginning June 15:


                                                        Optional
                  Year                              Redemption Price
                  ----                              ----------------
                  2002                                   105.375%
                  2003                                   103.583%
                  2004                                   101.792%
                  2005 and thereafter                    100.000%

         Notwithstanding the foregoing, at any time prior to June 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more Equity Offerings at a redemption price equal to 110.00% of the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided that (a) at least $100 million aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption and (b) such redemption occurs within 60 days of the date of the closing of any such Equity Offering.

         If less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee from among the outstanding Notes on a pro rata basis, by lot or by any other method permitted in the Indenture. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at the registered address of such Holder. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

CHANGE OF CONTROL

         Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to all holders of Notes to purchase (a "Change of Control Offer") all outstanding Notes and will purchase, on a business day not more than 60 days nor less than 30 days after the occurrence of the Change of Control (such purchase date being the "Change of Control Purchase Date"), all Notes properly tendered pursuant to such offer to purchase for a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 business days or for such longer period as is required by law.

         In order to effect a Change of Control Offer, the Company shall within 30 days after the occurrence of the Change of Control mail to the Trustee, who shall mail to each holder of Notes, a copy of the Change of Control Offer, which shall state, among other things, the procedures that holders must follow to accept the Change of Control Offer.

         The occurrence of the events constituting a Change of Control under the Indenture may result in an event of default in respect of other Indebtedness of the Company and its Subsidiaries and, consequently, the lenders thereof may have the right to require repayment of such Indebtedness in full. If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay for all or any of the Notes that might be delivered by holders of Notes seeking to accept the Change of Control Offer. The Company's obligation to make a Change of Control Offer will be satisfied if a third party makes the Change of Control Offer in the manner and at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer. The definition of Change of Control includes the sale of "all or substantially all" of the assets of the Company or the Company and its Subsidiaries taken as a whole. The phrase "all or substantially all" is subject to interpretation under applicable legal precedent and has no clear meaning. As a result, there may be uncertainty as to whether a Change of Control has occurred.

         The Change of Control feature of the Notes, by requiring a Change of Control Offer, may in certain circumstances make more difficult or discourage a sale or takeover of the Company, and, thus, the removal of incumbent management. The Change of Control feature, however, is not part of a plan by management to adopt a series of antitakeover provisions. Instead, the Change of Control feature is a result of negotiations between the Company and the Initial Purchasers. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

         The Company will comply with the requirements of Rule 14e-1 under the Exchange Act to the extent applicable in connection with the purchase of Notes pursuant to a Change of Control Offer.

CAPITAL IMPROVEMENTS ESCROW AND SPECIAL OFFER TO PURCHASE

         On the Issue Date the Company deposited with the Escrow Agent $48.1 million of the net proceeds from the sale of the Notes. All amounts so deposited with the Escrow Agent (collectively, the "Escrow Funds") have been pledged to and are being held by the Escrow Agent on behalf of the holders of the Notes as security for the Notes. Out of the Escrow Funds, approximately $34.8 million will be used for the Capital Improvement Plan and no more than $13.3 million will be used for Other Capital Expenditures. The Escrow Agreement provides that from time to time, upon delivery by the Company to the Escrow

Agent of a request for disbursement, an Officer's Certificate certifying that the monies to be disbursed are to be applied to pay costs and expenses of the Capital Improvement Plan or to fund Other Capital Expenditures, as applicable, and a certificate signed by the Secretary or Assistant Secretary of the Company (a "Secretary's Certificate") which sets forth and authenticates a resolution that has been adopted by a majority vote of the Independent Directors of the Company which states that the monies to be disbursed are to be applied to pay costs and expenses of the Capital Improvement Plan or to fund Other Capital Expenditures, as applicable, and authorizes the disbursement of such monies, then the Escrow Agent will release Escrow Funds to the Company in an amount equal to the requested disbursement for application to the Capital Improvements Plan or for Other Capital Expenditures, as applicable. Upon release of all of the Escrow Funds, the Notes will be unsecured obligations of the Company.

         Pending release of the Escrow Funds as provided in the Indenture, the Escrow Funds will be invested in cash and Cash Equivalents and any investment income therefrom will be available to the Company at any time upon written request. If an offer to purchase Notes is made on the Special Offer Notice Date, all Notes tendered or, if the aggregate principal amount of Notes tendered exceeds the amount of Escrow Funds, a pro rata portion thereof in an aggregate principal amount equal to the Escrow Funds, will be purchased with the Escrow Funds and any portion of the Escrow Funds remaining after the consummation of the offer to purchase will be returned to the Company.

         If the Capital Improvement Plan is abandoned by the Company because its completion is no longer possible, practical or economical, as determined by the Board of Directors and evidenced by a Board Resolution, or not completed on or before August 31, 1999, then, 30 days after the earlier of (i) written notice, and a certified copy of the Board Resolution, is received by the Trustee regarding the abandonment of the Capital Improvement Plan or, (ii) August 31, 1999, (as the case may be, the "Special Offer Notice Date") the Company will be obligated to make an offer to purchase (the "Special Offer") an aggregate principal amount of Notes equal to $34.8 million less any amount previously released from the Escrow Funds to be applied to the Capital Improvement Plan (the "Special Offer Amount") for a purchase price of 100% of the principal amount of the Notes, plus accrued and unpaid interest to the date of purchase (the "Special Offer Purchase Date").

         On the Special Offer Notice Date, the Company shall mail to each holder of Notes at such holder's registered address a notice stating: (i) that the Capital Improvement Plan has been abandoned or not completed and that the Company is offering to purchase the specified aggregate principal amount of Notes at a purchase price in cash equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest to the Special Offer Purchase Date, which shall be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed,
(ii) the amount of accrued and unpaid interest as of the Special Offer Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Special Offer, any Notes accepted for payment pursuant to the Special Offer shall cease to accrue interest on and after the Special Offer Purchase Date, (v) the procedures, consistent with the Indenture, to be followed by a holder of Notes in order to accept a Special Offer or to withdraw such acceptance, and (vi) such other information as may be required by the Indenture and applicable laws and regulations.

         On the Special Offer Purchase Date, the Company will (i) accept for payment the aggregate principal amount of Notes covered by the Special Offer or such lesser amount as is tendered pursuant to the Special Offer and (ii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Special Offer and accepted for payment and the Special Offer Amount of the Escrow Funds will be applied to consummate the Special Offer. If less than all Notes tendered pursuant to the Special Offer are accepted for payment by the Company for any reason consistent with the Indenture, selection of the Notes to be purchased by the Company shall be in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that Notes accepted for payment in part shall only be purchased in integral multiples of $1,000. The paying agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes including any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and mail to such holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part for any reason consistent with the Indenture shall be promptly returned to the holder of such Note. On and after the Special Offer Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will announce the results of the Special Offer to holders of the Notes on or as soon as practicable after the Special Offer Purchase Date.

         The Company will comply with the applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Special Offer.

CERTAIN COVENANTS

         Limitations on Additional Indebtedness. (a) The Indenture provides that
(i) the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become liable with respect to (collectively, "incur") any Indebtedness (including without limitation Acquired Indebtedness), and (ii) the Company will not permit any of its Subsidiaries to issue (except if issued to or owned beneficially and of record by the Company or any of its Subsidiaries) any Capital Stock having a preference in liquidation or with respect to the payment of dividends; provided that (i) the Company and its Subsidiaries may incur Permitted Indebtedness and
(ii) the Company may incur Indebtedness if, after giving effect thereto, the Company's Consolidated Fixed Charge Coverage Ratio on the date thereof would be at least 2.0 to 1, determined on a pro forma basis as if the incurrence of such additional Indebtedness, and the application of the net proceeds therefrom, had occurred at the beginning of the four-quarter period used to calculate the Company's Consolidated Fixed Charge Coverage Ratio.

         (b) The Company will not, and will not permit any of its Subsidiaries to, incur any Indebtedness that is expressly subordinated to any other Indebtedness of the Company or such Subsidiary unless such Indebtedness by its terms is also expressly made subordinated to the Notes, in the case of the Company, or the Subsidiary Guarantees, in the case of a Subsidiary.

         Limitations on Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment (except as permitted below) if at the time of such Restricted Payment:

                  (i) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

                  (ii) the Company would be unable to incur an additional $1.00 of Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant described under "Limitations on Additional Indebtedness"; or

                  (iii) the amount of such Restricted Payment, when added to the aggregate amount of all Restricted Payments made after the Issue Date, exceeds the sum of (A) 50% of the Company's Consolidated Net Income (taken as one accounting period) from but not including February 28, 1997 to the end of the Company's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such aggregate Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit) plus (B) the net cash proceeds from the issuance and sale (other than to a Subsidiary of the Company) after the Issue Date of the Company's Capital Stock that is not Disqualified Capital Stock, plus (C) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment plus (D) the amount of Restricted Investment outstanding in an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Subsidiary of the Company in accordance with the definition of "Unrestricted Subsidiary".

         The foregoing provisions will not prohibit, so long as no default shall have occurred and be continuing, (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (2) the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Capital Stock of the Company (other than any Disqualified Capital Stock); (3) the defeasance, redemption, repurchase or other retirement of Subordinated Indebtedness in exchange for, or out of the proceeds of, the substantially concurrent issue and sale of Capital Stock of the Company (other than (x) Disqualified Capital Stock, (y) Capital Stock sold to a Subsidiary of the Company and (z) Capital Stock purchased with the proceeds of loans from the Company or any of its Subsidiaries); (4) the making of a Petroleum Investment so long as the amount of such investment outstanding or committed does not exceed at any time $35.0 million less the amount of cash received upon the disposition of any such investment or the return of capital thereon; (5) the making of a Related Business Investment in joint ventures or Unrestricted Subsidiaries out of the proceeds of the substantially concurrent issue and sale of Capital Stock of the Company (other than (x) Disqualified Capital Stock, (y) Capital Stock sold to a Subsidiary of the Company and (z) Capital Stock purchased with the proceeds of loans from the Company or any of its Subsidiaries); or (6) Restricted Payments (other than Restricted Investments and Restricted Debt Payments) which, when added to the aggregate amount of Restricted Payments made pursuant to this clause (6) after the Issue Date, does not exceed $5.0 million.

         The amounts referred to in clauses (1), (2) and (5) shall be included as Restricted Payments in any computation made pursuant to clause (iii) above.

         Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Limitations on Restricted Payments" were computed, which calculations shall be based upon the Company's latest available financial statements.

         Limitations on Restrictions on Distributions from Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual Payment Restriction with respect to any of its Subsidiaries, except for (a) any such Payment Restriction in effect on the Issue Date under the New Bank Credit Facility or any similar Payment Restriction under any similar bank credit facility or any replacement thereof, provided that such similar Payment Restriction is no more restrictive than the Payment Restriction in effect on the date of the Indenture under the New Bank Credit Facility, (b) any such Payment Restriction under any agreement evidencing any Acquired Indebtedness that was permitted to be incurred pursuant to the Indenture, provided that such Payment Restriction only applies to assets that were subject to such restriction and encumbrances prior to the acquisition of such assets by the Company or its Subsidiaries and (c) any such Payment Restriction arising in connection with Refinancing Indebtedness; provided that any such Payment Restrictions that arise under such Refinancing Indebtedness are not, taken as a whole, more restrictive than those under the agreement creating or evidencing the Indebtedness being refunded or refinanced.

         Limitations on Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless
(i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments in excess of $1.0 million but less than $3.0 million, an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and a Secretary's Certificate which sets forth and authenticates a resolution that has been adopted by a vote of a majority of the Independent Directors approving such Affiliate Transaction or, if at the time fewer than four Independent Directors are then in office, a Secretary's Certificate which sets forth and authenticates a resolution that has been adopted unanimously by the Company's Board of Directors set forth in a Secretary's Certificate and (b) with respect to any Affiliate Transaction (or series of related transactions) involving aggregate payments of $3.0 million or more, the certificates described in the preceding clause (a) and an opinion as to the fairness to the Company or such Subsidiary from a financial point of view issued by an Independent Financial Advisor; provided, however, that (w) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (x) transactions exclusively between or among the Company and/or its Subsidiaries, (y) the payment of up to $1 million per fiscal year pursuant to the Servicing Agreement and (z) payments under the Tax Sharing Agreement shall not be deemed to be Affiliate Transactions. Notwithstanding the foregoing proviso, the Company shall not, and shall not permit any of its Subsidiaries to, pay any of its employees total annual compensation in excess of $250,000 unless
(a) such amount of compensation has been approved by a vote of a majority of the Independent Directors, or (b) such employee's total annual compensation in effect on the Issue Date exceeded $250,000. Any increase in total compensation over and above the amount previously approved in the case of clause (a) or the employee's total annual compensation on the Issue Date in the case of clause (b) shall be approved by a vote of a majority of the Independent Directors, other than an increase at the end of any year in the amount of total compensation by an amount equal to the Index Amount for such year.

         Independent Directors. (a) The Indenture provides that the Company's Board of Directors shall at all times have at least four Independent Directors; provided, however, that, notwithstanding the foregoing, if an Independent Director resigns, dies or is terminated for any reason and the remaining number of Independent Directors is less than four, a replacement for that Independent Director shall be elected as promptly as practicable, but in no event later than the date that is six months from the date of the resignation, death or termination of the Independent Director being replaced.

         (b) After the Issue Date, the election of any new Independent Directors must be approved by a unanimous vote of the Independent Directors then in office, provided that only a majority vote of the Independent Directors is required if at the time there are four or more Independent Directors in office. The Independent Directors shall approve such new Independent Director unless the Independent Directors determine that such person does not satisfy the requirements to serve as an Independent Director under the Indenture or such person is not able or willing to perform the obligations of the Independent Directors under the Indenture.

         (c) If at any time the number of Independent Directors then in office is less than two, then until such time as the number of Independent Directors exceeds two the Company shall not, and shall not permit any of its Subsidiaries to, engage in any transaction that the Indenture requires be approved by a vote of the Independent Directors.

         (d) Any transaction that the Indenture requires be approved by a vote of the Independent Directors shall be evidenced by a Secretary's Certificate setting forth a resolution adopted by at least the requisite number of Independent Directors, a copy of which shall be delivered to the Trustee, which resolution shall state that the transaction being approved is not unfair to the holders of the Notes. The failure to comply with this clause(d) shall have the effect of the Company failing to comply with the requirement in the Indenture to obtain a vote of the Independent Directors.

         Limitations on Liens. The Indenture provides that neither the Company nor any of its Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens, unless prior thereto or simultaneously therewith the Notes are equally and ratably secured; provided that if such Indebtedness is Subordinated Indebtedness the Lien securing such Indebtedness shall be junior to the Lien securing the Notes.

         Limitations on Asset Sales. (a) The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, consummate any Asset Sale unless (i) the Company receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; provided that the aggregate Fair Market Value of the consideration received from any Asset Sale that is not in the form of cash or Cash Equivalents shall not, when aggregated with the Fair Market Value of all other non-cash consideration received by the Company and its Subsidiaries from all previous Asset Sales since the Issue Date that have not, prior to such date, been converted to cash or Cash Equivalents, exceed five percent of the Consolidated Tangible Assets of the Company at the time of the Asset Sale under consideration; and provided, further, that with respect to any Asset Sales to Affiliates the Company receives consideration consisting of no less than 85% cash or Cash Equivalents and (ii) the Company delivers to the Trustee an Officers' Certificate certifying that such Asset Sale complies with clause (i). The amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Company or such Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company or such Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness, shall be deemed to be cash or Cash Equivalents for purposes of clause (ii) and shall also be deemed to constitute a repayment of, and a permanent reduction in, the amount of such Indebtedness for purposes of the following paragraph (b). If at any time any non-cash consideration received by the Company or any Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant. A transfer of assets by the Company to a Subsidiary or by a Subsidiary to the Company or to a Subsidiary will not be deemed to be an Asset Sale and a transfer of assets that constitutes a Restricted Investment and that is permitted under "--Limitations on Restricted Payments" will not be deemed to be an Asset Sale.

         In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Subsidiaries deemed to be sold shall be deemed to be Net Available Proceeds for purposes of this covenant.

         (b) If the Company or any Subsidiary engages in an Asset Sale, the Company or any Subsidiary may either, no later than 270 days after such Asset Sale, (i) apply all or any of the Net Available Proceeds therefrom to repay amounts outstanding under the New Bank Credit Facility or any other Indebtedness (other than Subordinated Indebtedness) of the Company or any Subsidiary; provided, in each case, that the related loan commitment (if any) is thereby permanently reduced by the amount of such Indebtedness so repaid or (ii) invest all or any part of the Net Available Proceeds thereof in properties and assets that replace the properties or assets that were the subject of such Asset Sale or in other properties or assets that will be used in the business of the Company and its Subsidiaries as it existed on the Issue Date. The amount of such Net Available Proceeds not applied or invested as provided in this paragraph will constitute "Excess Proceeds."

         (c) When the aggregate amount of Excess Proceeds equals or exceeds $5.0 million, the Company will be required to make an offer to purchase, from all Holders of the Notes, an aggregate principal amount of Notes equal to such Excess Proceeds as follows:

                  (i) The Company will make an offer to purchase (a "Net Proceeds Offer") from all Holders of the Notes in accordance with the procedures set forth in the Indenture the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of the amount (the "Payment Amount") of such Excess Proceeds.

                  (ii) The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest and Liquidated Damages, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto (such shortfall constituting a "Net Proceeds Deficiency"), the Company may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the "Limitations on Restricted Payments" covenant.

                  (iii) If the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the Payment Amount, Notes to be purchased will be selected on a pro rata basis.

                  (iv) Upon completion of such Net Proceeds Offer, the amount of Excess Proceeds remaining shall be zero.

The Company will not permit any Subsidiary to enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make a Net Proceeds Offer following any Asset Sale. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

         Restrictions on Sale and Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, renew or extend any Sale and Leaseback Transaction unless: (i) the Company or such Subsidiary would be entitled, under the covenant described under "Limitations on Additional Indebtedness" to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale and Leaseback Transaction, (ii) such Sale and Leaseback Transaction would not result in a violation of the covenant described under "Limitations on Liens"; and (iii) the Net Available Proceeds from any such Sale and Leaseback Transaction are applied in a manner consistent with the provisions described under "Limitations on Asset Sales."

         Restrictions on Sale of Capital Stock of Subsidiaries. The Indenture provides that the Company will not, and will not permit any Subsidiary to, directly or indirectly sell or otherwise dispose of any of the Capital Stock of any Subsidiary unless: (i) (a) the Company shall retain ownership, directly or indirectly, of more than 50% of the Common Equity of such Subsidiary or (b) all of the Capital Stock of such Subsidiary shall be sold or otherwise disposed of; and (ii) the Net Available Proceeds from any such sale or disposition are applied in a manner consistent with the provisions described under "Limitations on Asset Sales."

         Limitations on Mergers and Certain Other Transactions. The Indenture provides that the Company will not, in a single transaction or a series of related transactions, (i) consolidate or merge with or into (other than a merger with a Wholly-Owned Subsidiary solely for the purpose of changing the applicable Company's jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Company or the Company and the Subsidiaries (taken as a whole), or assign any of its obligations under the Notes and the Indenture, to any Person or (ii) adopt a Plan of Liquidation unless, in either case: (a) the Person formed by or surviving such consolidation or merger (if other than the Company) or to which such sale, lease, conveyance or other disposition or assignment shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the "Successor"), is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form satisfactory to the Trustee all of the obligations of the Company under the Notes and the Indenture;
(b) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing; and (c) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (a) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (1) the Consolidated Net Worth of the Company or the Successor, as the case may be, would be at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction and
(2) the Company or the Successor, as the case may be, could incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant described under "Limitations on Additional Indebtedness;" and (d) each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by amendment to its guarantee confirmed that its guarantee of the Notes shall apply to the obligations of the Company or the Successor under the Notes and the Indenture. For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Company immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

         Additional Subsidiary Guarantees. The Indenture provides that if the Company or any of its Subsidiaries shall acquire or create another Subsidiary, then such newly acquired or created Subsidiary will be required to execute a Subsidiary Guarantee, in accordance with the terms of the Indenture, unless it has been designated as an Unrestricted Subsidiary.

         Reports. Whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company and the Subsidiary Guarantors will file with the Commission, to the extent such filings are accepted by the Commission, and will furnish to the Holders of Notes all quarterly and annual reports and other information, documents and reports that would be required to be filed with the Commission pursuant to Section 13 of the Exchange Act if the Company and the Subsidiary Guarantors were required to file under such section. In addition, the Company and the Subsidiary Guarantors will make such information available to prospective purchasers of the Notes, securities analysts and broker-dealers who request it in writing. The Company and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and beneficial holders of Notes and to prospective purchasers of Notes designated by the Holders of Transfer Restricted Securities and to broker dealers, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

         An "Event of Default" is defined in the Indenture as (i) failure by the Company to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days; (ii) failure by the Company to pay the principal or premium, if any, on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon acceleration or otherwise; (iii) the Company shall fail to comply with any of its agreements or covenants described above under "Change of Control" or under "Certain Covenants--Limitations on Asset Sales" and "--Independent Directors"; (iv) failure by the Company to comply with any other covenant in the Indenture and continuance of such failure for 30 days after notice of such failure has been given to the Company by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding; (v) failure by either of the Company or any of their Subsidiaries to make any payment when due after the expiration of any applicable grace period, in respect of any Indebtedness of the Company or any of such Subsidiaries that has an aggregate outstanding principal amount of $5.0 million or more; (vi) a default under any Indebtedness of the Company or any Subsidiary, whether such Indebtedness now exists or hereafter shall be created, if (A) such default results in the holder or holders of such Indebtedness causing the Indebtedness to become due prior to its stated maturity and (B) the outstanding principal amount of such Indebtedness, together with the outstanding principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregate $5.0 million or more at any one time; (vii) one or more final judgments or orders that exceed $5.0 million in the aggregate for the payment of money have been entered by a court or courts of competent jurisdiction against the Company or any Subsidiary of the Company and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered; (viii) certain events of bankruptcy, insolvency or reorganization involving the Company or any Significant Subsidiary of the Company; and (ix) except as permitted by the Indenture, any Subsidiary Guarantee ceases to be in full force and effect or any Subsidiary Guarantor repudiates its obligations under any Subsidiary Guarantee.

         If an Event of Default (other than an Event of Default specified in clause (viii) above involving the Company), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee may declare all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of, premium, if any, and interest on the outstanding Notes shall immediately become due and payable. If an Event of Default results from bankruptcy, insolvency or reorganization involving the Company, all outstanding Notes shall become due and payable without any further action or notice. In certain cases, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive an existing Default or Event of Default and its consequences, except a default in the payment of principal of, premium, if any, and interest on the Notes.

         The Holders may not enforce the provisions of the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power; provided however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal of, premium, if any, or interest on the Notes) if the Trustee determines that withholding such notice is in the Holders' interest.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Company becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

         The Company may terminate its obligations under the Indenture at any time by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by it thereunder. The Company, at its option, (i) will be discharged from any and all obligations with respect to the Notes (except for certain obligations of the Company to register the transfer or exchange of such Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants with respect to the Indenture, if the Company deposits with the Trustee, in trust, U.S. Legal Tender or U.S. Government Obligations or a combination thereof that, through the payment of interest and premium thereon and principal amount at maturity in respect thereof in accordance with their terms, will be sufficient to pay all the principal amount at maturity of and interest and premium on the Notes on the dates such payments are due in accordance with the terms of such Notes as well as the Trustee's fees and expenses. To exercise either such option, the Company is required to deliver to the Trustee (A) an Opinion of Counsel and, in connection with a discharge pursuant to clause (i) above, a private letter ruling issued to the Company by the Internal Revenue Service (the "Service"), to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, (B) subject to certain qualifications, an Opinion of Counsel to the effect that funds so deposited will not be subject to avoidance under applicable bankruptcy law and (C) an Officers' Certificate and an Opinion of Counsel to the effect that the Company has complied with all conditions precedent to the defeasance. Notwithstanding the foregoing, the Opinion of Counsel required by clause (A) above need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the maturity date within one year or (iii) are to be called

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
for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

TRANSFER AND EXCHANGE

         A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Company, the Registrar is not required (i) to register the transfer of or exchange any Note selected for redemption, (ii) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (iii) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date. The registered holder of a Note will be treated as the owner of such Note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

         Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders in the case of a merger or acquisition, or to make any change that does not adversely affect the rights of any Holder.

         Without the consent of each Holder affected, the Company and the Trustee may not: (i) extend the maturity of any Note; (ii) affect the terms of any scheduled payment of interest on or principal of the Notes (including without limitation any redemption provisions); (iii) make any change in the provisions described above under the caption "Change of Control" or in the obligations of the Company to make a Net Proceeds Offer or Special Offer or the definitions related thereto that could adversely affect the rights of any Holder of the Notes; (iv) take any action that would subordinate the Notes or the Subsidiary Guarantees to any other Indebtedness of the Company or any of its Subsidiaries, respectively, or otherwise affect the ranking of the Notes or the Subsidiary Guarantees; (v) reduce the percentage of Holders necessary to consent to an amendment, supplement or waiver to the Indenture.

CONCERNING THE TRUSTEE

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

         The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the

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
Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

GOVERNING LAW

         Each of the Indenture, the Notes and the Subsidiary Guarantees provides that it will be governed by, and construed in accordance with, the laws of the State of New York.

DELIVERY AND FORM OF SECURITIES

         Book-Entry, Delivery and Form

         The Original Notes were initially issued in the form of two Global Notes (the "Global Notes"). The Global Notes were deposited on the date of the closing of the sale of the Original Notes (the "Closing Date") with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder"). The Depositary maintains the Original Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

         The New Notes will be issued in the form of one or more global notes (the "New Global Notes"). The New Global Notes will be deposited with the Depository and registered in the name of the Global Note Holder.

         The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

         The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Notes and (ii) ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants.

         The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Transfer Restrictions."

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
         So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder of outstanding Notes under the Indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. None of the Company, the Subsidiary Guarantors or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

         Payments in respect of the principal of, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names any Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company or the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest). The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

         Subject to certain conditions, any person having a beneficial interest in the Global Notes may, upon request to the Trustee, exchange such beneficial interest for Notes in definitive form. Upon any such issuance, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such Notes would be issued in fully registered form and would be subject to the legal requirements described herein under the caption "Notice to Investors." In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note(s), Notes in such form will be issued to each person that such Global Note Holder and the Depositary identifies as being the beneficial owner of the related Notes.

         Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

         The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certified Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the Certified Securities will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

         The Company and the Initial Purchasers entered into a Registration Rights Agreement in connection with the Private Offering. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer, pursuant to the Exchange Offer, to the Holders of Transfer Restricted Securities who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company that (a) it is prohibited by law or Commission policy from participating in the Exchange Offer or (b) it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) it is a broker-dealer and holds Original Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Original Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Original Note or New Note (each, a "Note") until (i) the date on which such Original Note has been exchanged by a person other than a broker-dealer for a New Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Original Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Original Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.

         The Registration Rights Agreement provides that (i) the Company and the Subsidiary Guarantors will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the Issue Date, (ii) the Company and the Subsidiary Guarantors will use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Issue Date, (iii) unless the Exchange Offer would not be permitted by a policy of the Commission, the Company and the Subsidiary Guarantors will commence the Exchange Offer and will use their best efforts to issue on or prior to 60 days after the date on which the Exchange Offer Registration Statement is declared effective by the Commission (the "Exchange Offer Effective Date") New Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company and the Subsidiary Guarantors will each use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 90 days after such obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 150 days after such obligation arises. If (a) the Company and the Subsidiary Guarantors fail to file within 90 days, or cause to become effective within 150 days, the Exchange Offer Registration Statement or (b) the Company and the Subsidiary Guarantors are obligated to file the Shelf Registration Statement and such Shelf Registration Statement is not filed within 90 days, or declared effective within 150 days, of the date on which the Company and the Subsidiary Guarantors became so obligated or (c) the Company and the Subsidiary Guarantors fail to consummate the Exchange Offer within 60 days of the Exchange Offer Effective Date or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), in the case of clause (b) only, other than by reason of the failure of the Holders to make certain representations to or provide information reasonably requested by the Company or by reason of delays caused by the failure of any Holder to provide information to the National Association of Securities Dealers, Inc. or to any other regulatory agency having jurisdiction over any of the Holders, then the Company will pay liquidated damages ("Liquidated Damages") to each Holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Original Notes constituting Transfer Restricted Securities held by such Holder. The amount of the Liquidated Damages will increase an additional $.05 per week per $1,000 principal amount constituting Transfer Restricted Securities for each subsequent 90-day period until the applicable Registration Default has been cured, up to a maximum amount of Liquidated Damages of $.30 per week per $1,000 principal amount of Original Notes constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to the Holders of certificated securities by mailing a check to such Holders' registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

         Holders of the Original Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Original Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

         Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

CERTAIN DEFINITIONS

         Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

         "Acquired Indebtedness" means (a) with respect to any Person that becomes a direct or indirect Subsidiary of the Company after the date of the Indenture, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company that was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company and (b) with respect to the Company or any of its Subsidiaries, any Indebtedness assumed by the Company or any of its Subsidiaries in connection with the acquisition of an asset from another Person that was not incurred by such other Person in connection with, or in contemplation of, such acquisition.

         "Affiliate" of any Person means any Person (i) which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person, (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of the referent Person, (iii) of which 10% or more of the Voting Stock (or, in the case of a Person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held by the referent Person or (iv) with respect to an individual, any immediate family member of such person. For purposes of this definition, control of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         "Asset Sale" means any sale, issuance, conveyance, transfer, lease, assignment or other disposition to any Person other than the Company or any of its Subsidiaries (including, without limitation, by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one transaction or a series of related transactions, of (a) any Capital Stock of any Subsidiary or
(b) any other properties or assets of the Company or any of its Subsidiaries other than transfers of cash, Cash Equivalents, accounts receivable, inventory or other properties or assets in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any of the following: (i) any transfer of properties or assets (including Capital Stock) that is governed by, and made in accordance with, the provisions described under "Covenants--Limitations on Mergers and Certain Other Transactions"; (ii) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the "Limitations on Restricted Payments" covenant; (iii) sales of damaged, worn-out or obsolete equipment or assets that, in the Company's reasonable judgment, are either no longer used or useful in the business of the Company or its Subsidiaries; and (iv) any transfers that, but for this clause (iv), would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the properties or assets transferred in such transaction or any such series of related transactions does not exceed $100,000.

         "Attributable Indebtedness," when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, property subject to such Sale and Leaseback Transaction and the present value (discounted at a rate equivalent to the Company's then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

         "Bankruptcy Law" means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

         "Board Resolution" means a duly adopted resolution of the Board of Directors of the Company.

         "Capital Improvement Plan" means the Company's plans to expand its refinery capacity and improve and upgrade its retail network as described in this Prospectus.

         "Capital Stock" of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including without limitation common stock, preferred stock and partnership interests) of such Person.

         "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

         "Cash Equivalents" means (i) marketable obligations with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (iii) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; and (v) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (i) through (iv) above.

         "Change of Control" means the occurrence of any of the following: (i) the consummation of any transaction the result of which is (x) if such transaction occurs prior to the first sale of Common Equity of the Company pursuant to a registration statement under the Securities Act that results in at least 20% of the then outstanding Common Equity of the Company having been sold to the public, that Permitted Holders beneficially own less than, directly or indirectly, 51% of the Common Equity of the Company, and (y) if such transaction occurs thereafter, that any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than Permitted Holders) owns, directly or indirectly, a majority of the Common Equity of the Company, (ii) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Company's assets or the assets of Company and its Subsidiaries taken as a whole to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company, as the case may be, is converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company, as the case may be, is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and the beneficial owners of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction, (iii) the Company, either individually or in conjunction with one or more Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Subsidiaries, to any Person (other than the Company or a Wholly Owned Subsidiary), or (iv) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by either (i) a vote of two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) a Permitted Holder) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

         "Common Equity" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that controls the management and policies of such Person.

         "Consolidated Amortization Expense" of any Person for any period means the amortization expense of such Person and its Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.

         "Consolidated Depreciation Expense" of any Person for any period means the depreciation expense of such Person and its Subsidiaries for such period (to the extent included in the computation of Consolidated Net Income of such Person), determined on a consolidated basis in accordance with GAAP.

         "Consolidated Fixed Charge Coverage Ratio" of any Person means, with respect to any determination date, the ratio of (i) EBITDA for such Person's four full fiscal quarters immediately preceding the determination date, to (ii) the aggregate Fixed Charges of such Person for such four fiscal quarters. In making such computations, (i) EBITDA and Fixed Charges shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be incurred or the Disqualified Capital Stock to be issued (and all other Indebtedness incurred or Disqualified Capital Stock issued after the first day of such period of four full fiscal quarters referred to in the covenant described in paragraph (a) under "-- Certain Covenants--Limitations on Additional Indebtedness" through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness or Disqualified Capital Stock), including the refinancing of other Indebtedness, had been incurred on the first day of such four quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by the Company or any Subsidiary of any properties or assets outside the ordinary course of business or any repayment of any principal amount of any Indebtedness of the Company or any Subsidiary prior to the stated maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four quarter period; (ii) the Fixed Charges attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described in paragraph (a) under "--Certain Covenants--Limitations on Additional Indebtedness" and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate;
(iii) the Fixed Charges attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described in paragraph (a) under "--Certain Covenants--Limitations on Additional Indebtedness" shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iv) notwithstanding the foregoing clauses (ii) and (iii), interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements; and (v) if after the first day of the applicable four quarter period the Company has permanently retired any Indebtedness out of the net proceeds of the issuance and sale of shares of Capital Stock (other than Disqualified Capital Stock) of the Company within 30 days of such issuance and sale, Fixed Charges shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

         "Consolidated Income Tax Expense" means, for any Person for any period, the provision for taxes based on income and profits of such Person and its Subsidiaries to the extent such income or profits were included in computing Consolidated Net Income of such Person for such period.

         "Consolidated Interest Expense" means, without duplication, with respect to any Person for any period, the sum of the interest expense on all Indebtedness of such Person and its Subsidiaries for such

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
period, determined on a consolidated basis in accordance with GAAP and including, without limitation (i) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness, (ii) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations and bankers' acceptance financing, (iii) the net costs associated with Hedging Obligations, (iv) amortization of other financing fees and expenses, (v) the interest portion of any deferred payment obligations, (vi) amortization of debt discount or premium, if any, (vii) all other non-cash interest expense, (viii) capitalized interest, (ix) all interest payable with respect to discontinued operations, and (x) all interest on any Indebtedness of any other Person guaranteed by the referent Person or any of its Subsidiaries.

         "Consolidated Net Income" of any Person for any period means the net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication: (i) the net income (or loss) of any Person (other than a Subsidiary of the referent Person) in which any Person other than the referent Person has an ownership interest, except to the extent that any such income has actually been received by the referent Person or any of its Wholly-Owned Subsidiaries in the form of cash dividends during such period; (ii) except to the extent includible in the consolidated net income of the referent Person pursuant to the foregoing clause (i), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Subsidiary of the referent Person or is merged into or consolidated with the referent Person or any of its Subsidiaries or (b) the assets of such Person are acquired by the referent Person or any of its Subsidiaries; (iii) the net income of any Subsidiary of the referent Person during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income (a) is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period or (b) would be subject to any taxes payable on such dividend or distribution; (iv) any gain (but not loss), together with any related provisions for taxes on any such gain, realized during such period by the referent Person or any of its Subsidiaries upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the referent Person or any of its Subsidiaries or (b) any Asset Sale by the referent Person or any of its Subsidiaries, (v) any extraordinary gain (but not extraordinary loss), together with any related provision for taxes on any such extraordinary gain, realized by the referent Person or any of its Subsidiaries during such period; and (vi) in the case of a successor to such Person by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets; and provided, further, that (y) any gain referred to in clauses (iv) and
(v) above that relates to a Restricted Investment and which is received in cash by the referent Person or one of its Subsidiaries during such period shall be included in the consolidated net income of the referent Person.

         "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a Subsidiary of such Person.

         "Consolidated Tangible Assets" of any Person as of any date means the total assets of such Person and its Subsidiaries (excluding any assets that would be classified as "intangible assets" under GAAP) on a consolidated basis at such date, determined in accordance with GAAP, less all write-ups subsequent to the Issue Date in the book value of any asset owned by such Person or any of its Subsidiaries.

         "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

         "Default" means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

         "Disqualified Capital Stock" means any Capital Stock of such Person or any of its Subsidiaries that, by its terms, by the terms of any agreement related thereto or by the terms of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased by such Person or any to its Subsidiaries, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the final maturity date of the Notes; provided, however, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Capital Stock or Indebtedness, shall not be deemed to be Disqualified Capital Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Capital Stock.

         "EBITDA" means, with respect to any Person for any period, without duplication, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Income Tax Expense, (iii) Consolidated Amortization Expense (but only to the extent not included in Fixed Charges), (iv) Consolidated Depreciation Expense, (v) Fixed Charges, (vi) prepayment or make-whole payments incurred in connection with the repayment of Indebtedness on the date of the Indenture, and (vii) all other non-cash items reducing the Consolidated Net Income (excluding any such non-cash charge that results in an accrual of a reserve for cash charges in any future period) of such Person and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP (provided, however, that the amounts set forth in clauses (ii) through (vii) shall be included without duplication and only to the extent such amounts actually reduced Consolidated Net Income), less the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increase Consolidated Net Income.

         "Equity Offering" means an offering or sale of Capital Stock (other than Disqualified Capital Stock) of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act or pursuant to an exemption from the registration requirements thereof.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Existing Indebtedness" means all of the Indebtedness of the Company and its Subsidiaries that is outstanding on the Issue Date.

         "Fair Market Value" means the fair market value as determined in good faith by the Board of Directors and evidenced by a Board Resolution.

         "Fixed Charges" means, with respect to any Person for any period, the sum of (a) the Consolidated Interest Expense of such Person and its Subsidiaries for such period, and (b) the product of (i) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person or a Subsidiary of such Person, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue date.

         "Hedging Obligations" of any person means the obligations of such person pursuant to any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement relating to interest rates.

         "Indebtedness" of any Person at any date means, without duplication:
(i) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof); (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services, which payable is not overdue by more than 60 days according to the original terms of sale unless such payable is being contested in good faith; (v) the maximum fixed repurchase price of all Disqualified Capital Stock of such Person; (vi) all Capitalized Lease Obligations of such Person; (vii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (viii) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Company or its Subsidiaries that is guaranteed by the Company or the Company's Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis; and (ix) all Attributable Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (vii), the lesser of (A) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (B) the amount of the Indebtedness secured. For purposes of the preceding sentence, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock (or any equity security for which it may be exchanged or converted), such fair market value shall be determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution.

         "Independent Director" means a director of the Company who has not and whose Affiliates have not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Company or any of its Affiliates, other than customary directors fees for serving on the Board of Directors of the Company or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Company's or Affiliate's board and board committee meetings.

         "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Company and its Affiliates.

         "Index Amount" means, for any year, an amount equal to the percentage increase, if any, in the Index as of the end of such year when compared to the Index in effect at the end of the previous year multiplied by the applicable amount of total compensation for such year. The "Index" means the Consumer Price Index for all Urban Consumers (CPI-U), Northeast, all items, 1982-84 = 100, published by the Bureau of Labor Statistics of the U. S. Department of Labor or if at any time such Index is not published, any substitute index designated by the Company and appropriately adjusted.

         "Investments" of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) or similar credit extensions constituting Indebtedness of such Person, and any guarantee of Indebtedness of any other Person, (ii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iii) all other items that would be classified as investments (including without limitation purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

         "Issue Date" means the date the Original Notes are initially issued.

         "Lien" means, with respect to any asset or property, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset or property, whether or not filed, recorded or otherwise perfected under applicable law (including without limitation any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Net Available Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the properties or assets subject to the Asset Sale or having a Lien therein and (iv) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee;

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
provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

         "New Bank Credit Facility" means that certain Credit Agreement dated as of June 9, 1997 by and among PNC Bank, National Association, as agent, the banks party thereto, the Company, United Refining Company of Pennsylvania and Kiantone Pipeline Corporation, as subsequently amended, restated or replaced from time to time. See "Description of Certain Indebtedness."

         "Non-Recourse Purchase Money Indebtedness" means Indebtedness of the Company or any of its Subsidiaries incurred (a) to finance the purchase of any assets of the Company or any of its Subsidiaries within 90 days of such purchase, (b) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets, (c) to the extent the purchase cost of such assets is or should be included in "additions to property, plant and equipment" in accordance with GAAP, (d) to the extent that such Indebtedness is non-recourse to the Company or any of its Subsidiaries or any of their respective assets other than the assets so purchased, and (e) to the extent the purchase of such assets is not part of an acquisition of any Person.

         "Other Capital Expenditures" means capital expenditures and expenses incurred to fund capital improvement projects of the Company including without limitation, to fund the replacement of its underground storage tanks to comply with applicable environmental laws and regulations.

         "Payment Restriction", with respect to a Subsidiary of any Person, means any encumbrance, restriction of limitation, whether by operation of the terms of its charter or by reason of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, on the ability of (i) such Subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or Indebtedness owed to such Person or any other Subsidiary of such Person, (b) make loans or advances to such Person or any other Subsidiary or such Person or (c) transfer any of its properties or assets to such Person or any other Subsidiary of such Person or
(ii) such Person or any other Subsidiary of such Person to receive or retain any such dividends, distributions or payments, loans or advances or transfer or properties or assets.

         "Permitted Holders" means John A. Catsimatidis and his Related Parties.

         "Permitted Indebtedness" means any of the following:

                  (i) Indebtedness in an aggregate principal amount at any time outstanding not to exceed 85% of the book value of the eligible accounts receivable and 60% of inventory of the Company and its Subsidiaries, calculated on a consolidated basis and in accordance with GAAP;

                  (ii) Indebtedness under the Notes, the Subsidiary Guarantees and the Indenture;

                  (iii)  Existing Indebtedness;

                  (iv) Indebtedness under Hedging Obligations, provided that (1) such Hedging Obligations are related to payment obligations on Permitted Indebtedness or Indebtedness otherwise permitted by paragraph
         (a) of the "Limitations on Additional Indebtedness" covenant, and (2) the notional principal amount of such Hedging Obligations does not exceed the principal amount of such Indebtedness to which such Hedging Obligations relate;


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
                  (v) Indebtedness of the Company to a Subsidiary and Indebtedness of any Subsidiary to the Company or a Subsidiary; provided, however, that upon either (1) the subsequent issuance (other than directors' qualifying shares), sale, transfer or other disposition of any Capital Stock or any other event which results in any such Subsidiary ceasing to be a Subsidiary or (2) the transfer or other disposition of any such Indebtedness (except to the Company or a Subsidiary), the provisions of any such Indebtedness (except to the Company or a Subsidiary), the provisions of this clause (v) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of paragraph (a) of the "Limitations on Additional Indebtedness" covenant at the time the Subsidiary in question ceased to be a Subsidiary or the time such transfer or other disposition occurred;

                  (vi) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company in the ordinary course of business, including guarantees or obligations of the Company with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

                  (vii) Indebtedness in respect of Non-Recourse Purchase Money Indebtedness incurred by the Company or any Subsidiary; and

                  (viii) Refinancing Indebtedness.

         "Permitted Liens" means: (i) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves or other provisions have been made in accordance with GAAP;
(ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other Liens imposed by law arising in the ordinary course of business and with respect to amounts that either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves or other provisions have been made in accordance with GAAP; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of borrowed money), in each case, incurred in the ordinary course of business;
(v) easements, rights-of-way, restrictions and other similar charges or encumbrances in respect of real property not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries and not materially affecting the value of the property subject thereto; (vi) leases or subleases granted to others not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries and not materially affecting the value of the property subject thereto; (vii) Liens securing Acquired Indebtedness, provided that such Liens (x) are not incurred in connection with, or in contemplation of, the acquisition of the property or assets acquired and
(y) do not extend to or cover any property or assets of the Company or any of its Subsidiaries other than the property or assets so acquired; (viii) Liens securing Refinancing Indebtedness to the extent incurred to repay, refinance or refund Indebtedness that is secured by Liens and outstanding as of the Issue Date (after giving effect to the application of the proceeds of the Offering), provided that such Refinancing Indebtedness shall be secured solely by the assets securing the outstanding Indebtedness being repaid, refinanced or refunded; (ix) Liens that secure Sale and Leaseback Transactions that are permitted under the covenants described under "Limitations on Additional Indebtedness" and "Limitations on Sale and Leaseback Transactions"; (x) Liens securing Indebtedness between the Company and its Wholly Owned Subsidiaries or among such Wholly Owned Subsidiaries; and (xi) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date (after giving effect to the application of the proceeds of the Offering); (xii) Liens securing the New Bank Credit Facility; provided that any such Liens shall not extend to or cover Restricted Inventory of the Company or any of its Subsidiaries unless on the date such Liens are incurred either (A)(1) the Company has in effect a rating no lower than B from Standard & Poor's ("S&P"), (2) the Notes have in effect a rating no lower than B from S&P and (3) the Notes have in effect a rating no lower than B3 from Moody's, or (B)(1) the Notes have in effect a rating no lower than B3 from Moody's and (2) the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the determination date is no less than 2.25 to 1; (xiii) Liens securing Non-Recourse Purchase Money Indebtedness, provided, that such Liens extend only to the property being acquired and such Lien is created within 90 days of the purchase of such property and (xiv) Liens securing Indebtedness in an amount not to exceed $500,000 at any time outstanding.

         "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

         "Petroleum Investment" means an Investment by the Company in an entity engaged in the business of petroleum refining and/or retail marketing of refined petroleum products and which is not an Affiliate of the Company.

         "Plan of Liquidation", with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to Holders of Capital Stock of such Person.

         "Refinancing Indebtedness" means Indebtedness of the Company or a Subsidiary of the Company issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to repay, redeem, refund, refinance, discharge or otherwise retire for value, in whole or in part (collectively, "repay"), or constituting an amendment, modification or supplement to or a deferral or renewal of (collectively, an "amendment"), any Indebtedness of the Company or any of its Subsidiaries or incurred pursuant to the Fixed Charge Coverage Ratio test of the covenant described under "Limitations on Additional Indebtedness" in a principal amount not in excess of the principal amount of the Indebtedness so repaid or amended (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided that: (i) the Refinancing Indebtedness is the obligation of the same Person, and is subordinated to the Notes, if at all, to the same extent, as the Indebtedness being repaid or amended; (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being repaid or amended or
(b) after the maturity date of the Notes; (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and (iv) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Indebtedness being repaid or amended is secured.

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
         "Related Business Investment" means any Investment directly by the Company or its Subsidiaries in any business that is closely related to or complements the business of the Company or its Subsidiaries as such business exists on the Issue Date.

         "Related Party" with respect to any Person means (i) any 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Person, or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (i).

         "Restricted Debt Payment" means any purchase, redemption, defeasance (including without limitation in substance or legal defeasance) or other acquisition or retirement for value, directly or indirectly, by the Company or a Subsidiary, prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

         "Restricted Inventory" means all the Company's and its Subsidiaries' inventory other than inventory of crude oil and asphalt wherever located and motor gasoline located in Warren, Pennsylvania.

         "Restricted Investment", with respect to any Person, means any Investment by such Person (other than investments in Cash Equivalents) in any Person that is not a Subsidiary, including its Unrestricted Subsidiaries, if any.

         "Restricted Payment" means with respect to any Person: (i) the declaration of any dividend (other than a dividend declared by a Wholly Owned Subsidiary to holders of its Common Equity) or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person's Capital Stock (except that a dividend payable solely in Capital Stock (other than Disqualified Capital Stock) of such Person shall not constitute a Restricted Payment); (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of such Person's Capital Stock or any other payment or distribution made in respect thereof, either directly or indirectly (other than a payment solely in Capital Stock that is not Disqualified Capital Stock); (iii) any Restricted Investment; (iv) any Restricted Debt Payment; or (v) any payments under the Servicing Agreement in excess of $1 million per fiscal year.

         "Sale and Leaseback Transaction" means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person or any of its Subsidiaries of any property or asset of such Person or any of its Subsidiaries which has been or is being sold or transferred by such Person or such Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

         "Servicing Agreement" means that certain agreement dated June 9, 1997, between RAG and the Company, pursuant to which the Company shall pay to RAG for the use of RAG's New York headquarters, as such agreement may be amended from time to time, and any agreement concerning the same subject matter between the Company and John A. Catsimatidis and/or any of his Affiliates, whether such agreement is a replacement thereof or in addition thereto.

         "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date, except all references to "10 percent" in such definition shall be changed to "2 percent".

         "Subordinated Indebtedness" means Indebtedness of the Company or any Subsidiary that is subordinated in right of payment to the Notes or the Subsidiary Guarantees, respectively.

         "Subsidiary" of any Person means (i) any corporation of which at least a majority of the aggregate voting power of all classes of the Common Equity is owned by such Person directly or through one or more other Subsidiaries of such Person and (ii) any entity other than a corporation in which such Person, directly or indirectly, owns at least a majority of the Common Equity of such entity, other than any such person designated as an Unrestricted Subsidiary in accordance with the definition of "Unrestricted Subsidiary".

         "Subsidiary Guarantors" means each of Kiantone Pipeline Corporation, Kiantone Pipeline Company, United Jet Center, Inc., United Refining Company of Pennsylvania, Kwik Fill, Inc., Independent Gasoline and Oil Company of Rochester, Inc., Bell Oil Corp., PPC, Inc., Super Test Petroleum, Inc., Kwik-Fil, Inc. and Vulcan Asphalt Refining Corporation and each other person who is required to become a Subsidiary Guarantor by the terms of the Indenture.

         "Tax Sharing Agreement" means the Tax Sharing Agreement dated June 9, 1997, by and among RAG, the Company and certain of their affiliates, as in effect on the Issue Date and as amended from time to time thereafter; provided that any such amendment does not increase the liability or decrease the rights of the Company or any of its Subsidiaries under the Tax Sharing Agreement.

         "Unrestricted Subsidiary" means each of the Subsidiaries of the Company so designated by a resolution adopted by the Board of Directors of the Company and whose creditors have no direct or indirect recourse (including without limitation recourse with respect to the payment of principal of or interest on Indebtedness of such Subsidiary) to the Company or a Subsidiary; provided, however, that the Board of Directors of the Company will be prohibited from designating as an Unrestricted Subsidiary any Subsidiary existing on the date of the Indenture. The Board of Directors of the Company may designate an Unrestricted Subsidiary to be a Subsidiary, provided that (i) any such redesignation shall be deemed to be an incurrence by the Company and its Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of the "Limitations on Additional Indebtedness" covenant in the Indenture as of the date of such redesignation and (ii) immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness, the Company and its Subsidiaries could incur $1 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the "Limitations on Additional Indebtedness" covenant described above. Any such designation or redesignation by the Board of Directors shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the Board Resolution giving effect to such designation or redesignation and an Officer's Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth the underlying calculations of such certificate.

         "Voting Stock", with respect to any Person, means securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

         "Weighted Average Life to Maturity", when applied to any Indebtedness at any date, means the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

         "Wholly-Owned Subsidiary" of the Company means a Subsidiary of the Company, of which 100% of the Common Equity (except for directors' qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by the Company or through one or more Wholly-Owned Subsidiaries of the Company.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following summary describes only the United States federal income tax consequences of the ownership of Notes as of the date hereof relating to the exchange of the Original Notes for New Notes. It deals only with Notes held as capital assets by United States Holders and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding Notes as a part of the hedging or conversion transaction or a straddle or United States Holder whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based on the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION. As used herein a "United States Holder" of a Note means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

EXCHANGE OFFER

         The exchange of New Notes for the Original Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Original Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Original Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging the Original Notes for the New Notes pursuant to the Exchange Offer. If, however, the exchange of the Original Notes for the New Notes were treated as an "exchange" for federal income tax purposes, such exchange would constitute a recapitalization for federal income tax purposes. Holders exchanging Original Notes pursuant to such recapitalization would not recognize any gain or loss upon the exchange.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until _____________________, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

         The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writings of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Each letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 90 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in its Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

         Certain legal matters with respect to the Notes offered hereby will be passed upon for the Company by Lowenthal, Landau, Fischer & Bring, P.C., New York, New York. Martin R. Bring, a member of the firm of Lowenthal, Landau, Fischer & Bring, P.C., is a director of the Company.


                                     EXPERTS

         The consolidated financial statements and schedule included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports contained herein and in the Registration Statement. All such financial statements and schedule have been included in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

         The consolidated financial statements and schedule of United Refining Company and subsidiaries as of and for the year ended August 31, 1994 have been included in this Prospectus and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and in the Registration Statement and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP included herein refers to a revision to the financial statements to apply pushdown accounting.

                                    GLOSSARY

         The following table includes definitions of certain terms used in this
Prospectus:

         ALKYLATION: a refining process for chemically combining isobutane with olefins, such as butylene, through the control of temperature and pressure in the presence of sulfuric acid catalyst to produce alkylate, a high octane gasoline component.

         API GRAVITY: an arbitrary scale recommended by the American Petroleum Institute for measuring the density of crude oil or other liquid hydrocarbons and expressed as "Degrees API".

         AROMATICS: hydrocarbons whose molecular structure consists of rings containing six carbon atoms. Aromatics are high octane chemicals but their usage in gasoline is limited by environmental regulation. Benzene, toluene and xylenes are examples of aromatics.

         BARRELS: unit of measurement commonly used in the refining industry, equivalent to 42 U.S. gallons.

         BBL: abbreviation for barrel.

         BOTTOM OF THE BARREL ("BOTTOMS"): refers to the fraction of crude oil with the highest boiling point, typically 1000(degree) F or higher, which collects in the bottom of a fractionation tower.

         BPD: barrels per day; when used in connection with a discussion of an operating capacity, bpd means that the refinery is believed capable of averaging the given bpd rate seven days per week over a long period of time, net of a reasonably anticipated number of days down for maintenance or other reasons.

         CRUDE UNIT: equipment used in the refining process which separates crude oil components at slightly higher than atmospheric pressure by heating the crude oil to a temperature of approximately 700(degree) F in a series of heat exchangers and a furnace and subsequently condensing the fractions by cooling. The Company's crude unit consists of one distillation tower, one furnace and multiple heat exchangers and pumps.

         DISTILLATE HYDROTREATER: refinery equipment used in the refining process for treating the middle distillate fraction from the crude unit in the presence of a catalyst and substantial quantities of hydrogen. Hydrotreating includes desulfurization and other chemical reactions to upgrade the quality of the product. The Company also hydrotreats light cycle oil, a diesel component produced from the fluid catalytic cracking unit.

         ELECTROSTATIC PRECIPITATOR: large hoppers which electrically attract and capture particulates in the flue gas from the fluid catalytic cracking unit. Elements in the hoppers through which the flue gas travels bear an electric charge which attracts the particulates, which are subsequently discharged into the hoppers and removed as a non-hazardous solid waste.

         FLUID CATALYTIC CRACKING UNIT: refinery equipment used in the refining process to break down the larger, heavier and more complex hydrocarbon molecules into simpler and lighter molecules. Gas oil feed contacts a hot circulating catalyst and reacts to form a product mixture consisting of methane, ethane, propane, propylene, butane, butylenes, catalytic gasoline, light cycle oil, clarified oil and coke. The coke is consumed in the unit as refinery fuel.

         GAL: U.S. gallon

         GAS OIL: a liquid petroleum fraction produced in conventional distillation operations and having an approximate boiling range from 650(degree) F to 1000(degree) F.

         HEAVY CRUDE: crude oil of 25(degree) API or less.

         ISOMERIZATION UNIT: refinery equipment used in the refining process which alters the arrangement of atoms in the molecule without adding or removing anything from the original material. The Company's unit converts low octane normal pentane and hexane into isopentane and iso-hexane, high-octane gasoline components.

         LIGHT CRUDE: crude oil of 30(degree) API or greater.

         M: thousands

         MEDIUM COMPLEXITY: a relative term indicating that a refinery incorporates upgrading units such as a reformer, fluid catalytic cracker, alkylation and isomerization but does not utilize coking, petrochemical or lubricating oil production units.

         M GALS: thousands of gallons

         MIDDLE DISTILLATES: a general classification for one of the petroleum fractions produced in conventional distillation operations and having an approximate boiling range from 400(degree) F to 650(degree) F. Included are kerosene, jet fuel, heating oils and diesel fuels.

         MM: millions

         NAPHTHA: a petroleum fraction produced in conventional distillation operations and having an approximate boiling range from 150(degree) F to 400(degree) F.

         NAPHTHA HYDROTREATING UNIT: refinery equipment used in the refining process for treating the naphtha fraction from the atmospheric distillation unit in the presence of a catalyst and substantial quantities of hydrogen. Hydrotreating includes desulfurization and removal of substances that deactivate reformer unit catalyst.

         PADD: Petroleum Administration for Defense District. There are five such districts in the United States. The Company's refinery and primary market area are located in PADD I which encompasses most of the eastern seaboard.

         POLYMERIZATION UNIT: refinery equipment used in the refining process to combine two or more molecules of propylene in the presence of a catalyst to form a gasoline blending component having an octane value similar to that of regular grade 87 road octane gasoline.

         PREFLASH UNIT: refinery equipment used in the refining process for performing the initial separation of light components in crude oil by heating the crude oil to a temperature of about 300(degree) F in a series of heat exchangers and subsequent cooling of the fractions. The Company's preflash unit consists of one distillation tower and multiple heat exchangers and pumps.

         RATED CRUDE OIL THROUGHPUT CAPACITY: the input crude oil capacity of the crude unit after accounting for scheduled downtime, and estimated to be 65,000 bpd for the Company's crude unit.

         REFORMER: refinery equipment used in the refining process whereby controlled heat and pressure are used with a catalyst to rearrange certain hydrocarbon molecules, converting low octane hydrocarbons into higher octane hydrocarbons suitable for blending into finished gasoline. The Company operates its reformer unit at varying severity thereby producing a lower octane or a higher octane reformate product as required for blending regular and premium grades of gasoline. The reformer also produces hydrogen which is utilized in the hydrotreater units.

         REFORMULATED GASOLINE (RFG): gasoline formulated for use in motor vehicles, the composition and properties of which meet the requirements of the reformulated gasoline regulations promulgated by the U.S. Environmental Protection Agency.

         ROAD OCTANE: the performance rating of gasoline which is posted on dispensing pumps at gasoline service stations. Road octane is the arithmetic average of a gasoline or gasoline component research octane and motor octane.

         SATURATE GAS PLANT: refinery equipment used in the refining process which applies compression and distillation to separate gases and produce refinery fuel gas, propane, butane and a pentane gasoline component.

         SHARP SPECIFICATION PAVING ASPHALT: asphalt made to the specifications of the Strategic Highway Research Program established by Congress to improve the performance and durability of U.S. roads.

         SULFUR RECOVERY UNIT: refinery equipment used in the refining process for reacting hydrogen sulfide gas with oxygen at high temperature and in the presence of a catalyst to form elemental sulfur for later sale.

         THROUGHPUT: volume of feedstock input to a process unit.

         TURNAROUND: the planned, periodic inspection and preventive maintenance of the units of a refinery requiring the shutting down of the units. Turnaround cycles vary for different units so that some units continue to operate when others are inactive.

         UTILIZATION: the ratio of the actual input to a unit to the rated capacity of the unit. The Company's refinery utilization is the ratio of actual crude oil input to the crude unit to the Company's 65,000 barrel per day rated capacity of the crude unit.

         YIELD: the output volume of the mixture of products produced from the refining of crude oil input.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE

Reports of Independent Certified Public Accountants
         F-2 - F-3
Consolidated Financial Statements:
Balance Sheets
         F-4
Statements of Operations
         F-5
Statements of Stockholder's Equity
         F-6
Statements of Cash Flows
         F-7 - F-8
Notes to Consolidated Financial Statements
         F-9 - F-24

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholder
United Refining Company

         We have audited the accompanying consolidated balance sheets of United Refining Company and subsidiaries as of August 31, 1995 and 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the management of United Refining Company and its subsidiaries. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Refining Company and subsidiaries as of August 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

         As discussed in Note 1, the consolidated financial statements for the years ended August 31, 1995 and 1996 have been revised to apply pushdown accounting.


October 25, 1996                                                BDO Seidman, LLP

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
United Refining Company:

         We have audited the accompanying consolidated statements of operations, stockholder's equity and cash flows of United Refining Company and subsidiaries for the year ended August 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated statements of operations, stockholder's equity and cash flows referred to above present fairly, in all material respects, the results of operations, changes in stockholder's equity and cash flows of United Refining Company and subsidiaries for the year ended August 31, 1994 in conformity with generally accepted accounting principles.

         As discussed in Note 1, the consolidated financial statements for the year ended August 31, 1994 have been revised to apply pushdown accounting.


                                                           KPMG Peat Marwick LLP

October 28, 1994

                             UNITED REFINING COMPANY
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                     August 31,          June 30,
                                                 1995         1996         1997
                                               --------     --------     --------
                                                                        (unaudited)
ASSETS
Current:
  Cash and cash equivalents                    $ 12,414     $ 15,511     $  9,796
  Cash and cash equivalents-restricted               --           --        8,129
  Available for sale securities                      --           --       40,000
  Accounts receivable, net                       30,635       33,340       28,909

  Inventories                                    57,027       52,168       68,068
  Prepaid expenses and other assets               8,683        6,728       14,106
  Deferred income taxes                             346           --           --
                                               --------     --------     --------
Total current assets                            109,105      107,747      169,008
                                               --------     --------     --------
Property, plant and equipment:
  Cost                                          215,254      219,395      222,929
  Less: accumulated depreciation                 45,916       53,564       60,656
                                               --------     --------     --------
         Net property, plant and equipment      169,338      165,831      162,273
                                               --------     --------     --------
Amounts due from affiliated companies            17,674       19,038           --
Other assets                                      3,166        2,277        8,281
                                               --------     --------     --------
                                               $299,283     $294,893     $339,562
                                               ========     ========     ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current:
  Revolving credit facility                    $     --     $     --     $ 15,000
  Current installments of long-term debt         17,913     $ 16,759          269
  Accounts payable                               16,523       22,387       24,806
  Accrued liabilities                            15,554       13,401       11,436
  Sales, use and fuel taxes payable              14,654       14,827       13,641
  Deferred income taxes                              --          508          508
                                               --------     --------     --------
         Total current liabilities               64,644       67,882       65,660
                                               --------     --------     --------
Long term debt: less current installments       136,182      120,018      201,047
Deferred income taxes                             4,757        7,488        6,866
Deferred gain on settlement of pension
  plan obligations                                2,850        2,635        2,456
Deferred retirement benefits                      7,409        8,384       10,366
Other noncurrent liabilities                      5,255        4,459        5,479
                                               --------     --------     --------
         Total liabilities                      221,097      210,866      291,874
                                               --------     --------     --------
Commitments and contingencies
Stockholder's equity:
  Common stock, $.10 par value per share--
    shares authorized  100; issued and
    outstanding 100                                  --           --           --
  Additional paid-in capital                      7,150        7,150        7,150
  Retained earnings                              71,036       76,877       40,538
                                               --------     --------     --------
         Total stockholder's equity              78,186       84,027       47,688
                                               --------     --------     --------
                                               $299,283     $294,893     $339,562
                                               ========     ========     ========

          See accompanying notes to consolidated financial statements.

                             UNITED REFINING COMPANY
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                        TEN MONTHS ENDED
                                                                                    ------------------------
                                                  YEAR ENDED AUGUST 31,                      JUNE 30
                                       ---------------------------------------
                                         1994            1995          1996           1996            1997
                                       ---------      ---------      ---------      ---------      ---------
                                                                                           (UNAUDITED)
Net sales                              $ 729,128      $ 783,686      $ 833,818      $ 669,882      $ 712,071
Cost of goods sold                       628,351        688,499        728,596        578,461        634,810
                                       ---------      ---------      ---------      ---------      ---------
         Gross profit                    100,777         95,187        105,222         91,421         77,261
                                       ---------      ---------      ---------      ---------      ---------
Expenses:
  Selling, general and
    administrative expenses               69,158         68,876         70,124         58,920         58,703
  Depreciation and
    amortization expenses                  7,441          8,199          8,216          7,055          7,109
  Other                                    1,598             --             --             --             --
                                       ---------      ---------      ---------      ---------      ---------
         Total operating
           expenses                       78,197         77,075         78,340         65,975         65,812
                                       ---------      ---------      ---------      ---------      ---------
         Operating income                 22,580         18,112         26,882         25,446         11,449
                                       ---------      ---------      ---------      ---------      ---------
Other income (expense):
  Interest income                          1,134          1,204          1,236          1,053          1,073
  Interest expense                       (17,100)       (18,523)       (17,606)       (14,681)       (13,835)
  Other, net                              (3,257)           155           (884)          (819)          (990)
                                       ---------      ---------      ---------      ---------      ---------
                                         (19,223)       (17,164)       (17,254)       (14,447)       (13,752)
                                       ---------      ---------      ---------      ---------      ---------
         Income (loss) before
           income tax expense
           (benefit) and
           extraordinary items             3,357            948          9,628         10,999         (2,303)
Income tax expense (benefit):
  Current                                  1,050          1,500            200          2,419         (2,297)
  Deferred                                   287         (1,013)         3,587          1,973          1,395
                                       ---------      ---------      ---------      ---------      ---------
                                           1,337            487          3,787          4,392           (902)
                                       ---------      ---------      ---------      ---------      ---------
Net income (loss) before
  extraordinary items                      2,020            461          5,841          6,607         (1,401)
                                       ---------      ---------      ---------      ---------      ---------
Extraordinary items, net of
  tax benefit of $1,155 and $4,200        (1,530)            --             --             --         (6,653)
                                       ---------      ---------      ---------      ---------      ---------
Net income (loss)                      $     490      $     461      $   5,841      $   6,607      $  (8,054)
                                       =========      =========      =========      =========      =========

          See accompanying notes to consolidated financial statements.

                             UNITED REFINING COMPANY
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                  TOTAL
                                                                     ADDITIONAL                   STOCK-
                                              COMMON STOCK            PAID-IN      RETAINED      HOLDER'S
                                          SHARES        AMOUNT        CAPITAL      EARNINGS       EQUITY
                                         --------      --------      --------      --------      --------
Balance at August 31, 1993                    100      $     --      $  7,150      $ 70,085      $ 77,235
Net income                                                   --            --           490           490
                                         --------      --------      --------      --------      --------
Balance at August 31, 1994                    100            --         7,150        70,575        77,725
Net income                                                   --            --           461           461
                                         --------      --------      --------      --------      --------
Balance at August 31, 1995                    100            --         7,150        71,036        78,186
Net income                                                   --                       5,841         5,841
                                         --------      --------      --------      --------      --------
Balance at August 31, 1996                    100            --         7,150        76,877        84,027
Net loss (unaudited)                                         --            --        (8,054)       (8,054)
Dividends (unaudited)                                                               (28,285)      (28,285)
                                         --------      --------      --------      --------      --------
Balance at June 30, 1997 (unaudited)          100      $     --      $  7,150      $ 40,538      $ 47,688
                                         ========      ========      ========      ========      ========

          See accompanying notes to consolidated financial statements.

                             UNITED REFINING COMPANY
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                           TEN MONTHS ENDED
                                                                                       -------------------------
                                                     YEAR ENDED AUGUST 31,                     JUNE 30,
                                          ---------------------------------------
                                             1994           1995           1996          1996           1997
                                          ---------      ---------      ---------      ---------      ---------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)                       $     490      $     461      $   5,841      $   6,607      $  (8,054)
  Adjustments to reconcile net income
      (loss) to net cash provided by
      (used in) operating activities:
    Depreciation and
      amortization                            7,860          8,568          8,505          7,302          7,339

    Extraordinary item - write-off
      of deferred financing costs                --             --             --             --          1,118
    Post-retirement benefits                  1,975          2,885          2,000          2,415          1,982
    Change in deferred
      income taxes                             (582)        (1,013)         3,587          1,973          1,395
    (Gain)/loss on asset
      dispositions                            1,753           (338)          (132)          (372)          (121)
    Cash provided by (used in)
      working capital items                 (11,173)         6,698          5,614        (20,725)       (24,823)
    Other, net                                  152            381           (440)           410             72
                                          ---------      ---------      ---------      ---------      ---------
         Total adjustments                      (15)        17,181         19,134         (8,997)       (13,038)
                                          ---------      ---------      ---------      ---------      ---------
         Net cash provided by
           (used in) operating
           activities                           475         17,642         24,975         (2,390)       (21,092)
                                          ---------      ---------      ---------      ---------      ---------
Cash flows from investing
  activities:
  Purchase of available-
    for-sale securities                          --             --             --             --        (40,000)
  Additions to property,
    plant and equipment                     (20,889)       (12,134)        (4,562)        (3,604)        (3,553)
  Proceeds from asset
    dispositions                              3,531            639            653            629            124
                                          ---------      ---------      ---------      ---------      ---------
         Net cash used in
           investing activities             (17,358)       (11,495)        (3,909)        (2,975)       (43,429)
                                          ---------      ---------      ---------      ---------      ---------
Cash flows from financing
  activities:
  Dividends                                      --             --             --             --         (5,000)
  Net (reductions) borrowings
    on revolving credit
    facility                                  4,000         (4,000)            --         17,500         15,000
  Principal reductions of
    long-term debt                          (25,005)          (629)       (17,939)       (17,048)      (135,468)
  Proceeds from issuance of
    long-term debt                           41,750             --             --             --        200,000
  Deferred financing costs                     (624)          (104)           (30)           (15)        (7,597)
                                          ---------      ---------      ---------      ---------      ---------
         Net cash provided by
           (used in) financing
           activities                        20,121         (4,733)       (17,969)           437         66,935
                                          ---------      ---------      ---------      ---------      ---------
Net increase (decrease) in

                                                                            TEN MONTHS ENDED
                                                                        ----------------------
                                          YEAR ENDED AUGUST 31,                JUNE 30,
                                 ----------------------------------
                                   1994         1995         1996         1996          1997
                                 --------     --------     --------     --------      --------
                                                                             (UNAUDITED)
  cash and cash equivalents:        3,238        1,414        3,097       (4,928)        2,414
Cash and cash equivalents,
  beginning of year                 7,762       11,000       12,414       12,414        15,511
                                 --------     --------     --------     --------      --------
Cash and cash equivalents,
  end of year                    $ 11,000     $ 12,414     $ 15,511     $  7,486      $ 17,925
                                 ========     ========     ========     ========      ========

                                                                              TEN MONTHS ENDED
                                                                          ----------------------
                                        YEAR ENDED AUGUST 31,                    JUNE 30,
                                ------------------------------------
                                  1994          1995          1996          1996          1997
                                --------      --------      --------      --------      --------
                                                                               (UNAUDITED)
Cash provided by (used in)
  working capital items
  Accounts receivable, net      $ (7,746)     $  1,350      $ (3,585)     $ (1,808)     $  4,431
  Inventories                     (9,787)        6,371         4,859       (22,062)      (15,900)
  Prepaid expenses and
    other assets                  (3,931)        1,201         2,277           (25)      (13,642)
  Accounts payable                 6,128        (4,012)        5,864         7,140         2,419
  Accrued liabilities                105         1,973        (3,974)       (2,358)         (945)
  Sales, use and fuel taxes
    payable                        4,058          (185)          173        (1,612)       (1,186)
                                --------      --------      --------      --------      --------
         Total change           $(11,173)     $  6,698      $  5,614      $(20,725)     $(24,823)
                                --------      --------      --------      --------      --------
Cash paid during the
  period for:
  Interest (net of amount
    capitalized)                $ 17,069      $ 18,336      $ 18,480      $ 15,110      $ 16,118
  Income taxes                  $    858      $    339      $    929      $    922      $    195
                                ========      ========      ========      ========      ========

          See accompanying notes to consolidated financial statements.

                             UNITED REFINING COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  (INFORMATION RELATED TO THE TEN MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED.)

1. ACCOUNTING POLICIES

  Basis of Presentation

         United Refining Company is a wholly-owned subsidiary of United Refining, Inc. ("United"), a wholly-owned subsidiary of United Acquisition Corporation ("UAC") which, in turn is a wholly-owned subsidiary of Red Apple Group, Inc. (the "Parent"). The cost of the Parent's investment in the Company is reflected as the basis in the consolidated financial statements of the Company ("pushdown accounting"). The common stock of the Company was acquired by the Parent in February, 1986 in a transaction accounted for as a purchase for $8.0 million, an amount below the historical cost of the acquired assets net of liabilities.

         Stock acquisitions are not required to be reported on the basis of pushdown accounting and prior to the offering the Company's separate financial statements were presented on the basis of the historical cost of the assets and liabilities. The accompanying financial statements for the years ended August 31, 1994, 1995 and 1996 have been revised to apply pushdown accounting. The effects of the revision were as follows:

                                                                 AUGUST 31,
                                                             1995          1996
                                                               (IN THOUSANDS)
Reduction in property, plant and equipment                 $42,825       $38,108
Increase in deferred income tax assets                      17,141        15,254
Decrease in stockholder's equity                            25,684        22,854

                                                    YEAR ENDED AUGUST 31,
                                             1994           1995           1996
                                            ------         ------         ------
                                                       (IN THOUSANDS)
Increase in net income                      $2,830         $2,830         $2,830

  Principles of Consolidation

         The consolidated financial statements include the accounts of United Refining Company and its subsidiaries (collectively, the "Company"), United Refining Company of Pennsylvania and its subsidiaries, and Kiantone Pipeline Corporation.

         All significant intercompany balances and transactions have been eliminated in consolidation.

  Cash and Cash Equivalents

         For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investment securities with maturities of three months or less at date of acquisition to be cash equivalents.

  Available For Sale Securities

         Available for sale securities are stated at fair market value in accordance with Statement of Financial Accounting Standards No. 115 ("Statement 115"), "Accounting for Certain Investments in Debt and Equity Securities" and consist of investment in government securities and commercial paper maturing through December 1997. At June 30, 1997, cost approximated market value.

 Inventories and Exchanges

         Petroleum inventories are stated at the lower of cost or market, with cost being determined under the last-in, first-out (LIFO) method. Due to fluctuating market conditions for certain petroleum product inventories, LIFO cost exceeded market by approximately $4,000,000, $4,000,000 and $1,800,000 as of August 31, 1995 and 1996, and June 30, 1997, respectively, resulting in the valuation of certain inventories at market. The cost of other inventories, principally supplies and retail merchandise inventories, amounting to $16,788,000, $17,630,000, and $17,906,000, as of August 31, 1995, and 1996 and
June 30, 1997, respectively, is determined under the first-in, first-out method.

         Product exchange balances are reflected in petroleum inventories.

         The Company does not own sources of crude oil and depends on outside vendors for supplies of crude oil.

  Property, Plant and Equipment

         Property, plant and equipment is stated at cost and depreciated by the straight-line method over the respective estimated useful lives. The costs of funds used to finance projects during construction are capitalized.

         Routine current maintenance, repairs and replacement costs are charged against income. Turnaround costs, which consist of complete shutdown and inspection of significant units of the refinery at intervals of two or more years for necessary repairs and replacements, are estimated during the units' operating cycles and charged against income currently. Expenditures which materially increase values, expand capacities or extend useful lives are capitalized.

  Revenue Recognition

         Revenue from wholesale sales are recognized upon shipment or when title passes. Retail revenues are recognized immediately upon sale to the customer.

  Income Taxes

         Effective September 1, 1993 the Company adopted Statement of Financial Accounting Standards No. 109 ("Statement 109"), "Accounting for Income Taxes." Statement 109 requires use of the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         The Company joins with the Parent and the Parent's other subsidiaries in filing a Federal income tax return on a consolidated basis. Income taxes are calculated on a separate return basis with consideration of the tax sharing agreement among the Parent and its subsidiaries.

  Post-retirement Healthcare Benefits

         The Company provides at no cost to retirees, post-retirement healthcare benefits to salaried and certain hourly employees. The benefits provided are hospitalization, medical coverage and dental coverage for the employee and spouse until age 65. After age 65, benefits continue until the death of the retiree which results in the termination of benefits for all dependent coverage. If an employee leaves the Company as a terminated vested member of a pension plan prior to normal retirement age, the person is not entitled to any post-retirement healthcare benefits.

         Effective September 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106 ("Statement 106"), "Employers' Accounting for Post-retirement Benefits other than Pensions." Statement 106 requires accrual, during the years that the employee renders the necessary service, of the expected cost of providing those benefits to an employee and the employee's beneficiaries and covered dependents. As permitted by Statement 106, the Company has elected to amortize the transition obligation of approximately $12,000,000 on a straight-line basis over a 20-year period. The adoption of Statement 106 had no effect on cash flows.

  Use of Estimates

         The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentrations of Credit Risk

         The Company extends credit based on evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

  Insurance Claims

         Revenue is recognized or expense is reduced, as appropriate, relating to amounts recoverable from insurance carriers for, among other things, property damage and business interruption arising from insured occurrences at the time the Company determines the related claims to be valid and enforceable.

         Prepaid expenses and other assets include claims receivable from insurance carriers of $3,101,000, $1,751,000, and $1,751,000 as of August 31,
1995 and 1996 and June 30, 1997, respectively.

  Recent Accounting Standards

         In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 ("Statement 121"), "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Statement 121 requires, among other things, an impairment loss on assets to be held and gains or losses from assets that are expected to be disposed of to be included as a component of income from continuing operations before taxes on income. The Company has adopted Statement 121 in fiscal 1997, and its implementation has not had a material effect on the consolidated financial statements.

         In June, 1997, the FASB issued Statement of Financial Accounting Standards No. 130 ("Statement 130"), "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, Statement 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

         Statement 130 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, the standard may have on future financial disclosures. Results of operations and financial position, however, will be unaffected by the implementation of this standard.

         Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("Statement 131"), "Disclosures about Segments of an Enterprise and Related Information," which supersedes Statement 14, "Financial Reporting for Segments of a Business Enterprise." Statement 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. Statement 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

         Statement 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, it may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard.

 Unaudited Interim Consolidated Financial Statements

         In the opinion of the Company's management, the consolidated balance sheet as of June 30, 1997, the consolidated statements of operations and cash flows for the ten months ended June 30, 1996 and 1997, and the consolidated statement of stockholder's equity for the ten months ended June 30, 1997 contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the ten months ended June 30, 1996 and 1997 are not necessarily indicative of the results for any other period.

  Reclassification

         Certain amounts in the prior year's consolidated financial statements have been reclassified to conform with the presentation in the current year.

2. ACCOUNTS RECEIVABLE, NET

         As of August 31, 1995 and 1996, and June 30, 1997, accounts receivable was net of allowance for doubtful accounts of $541,000, $541,000, and $541,000, respectively.

3. PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment is summarized as follows:

                                                  AUGUST 31,             JUNE 30,
                                              1995          1996          1997
                                            --------      --------      --------
                                                       (IN THOUSANDS)
Refinery equipment, including
  construction-in-progress                  $140,104      $142,296      $143,868
Marketing (i.e.  retail outlets)              68,327        70,225        72,186
Transportation                                 6,823         6,874         6,875
                                            --------      --------      --------
                                             215,254       219,395       222,929
Less: Accumulated depreciation                45,916        53,564        60,656
                                            --------      --------      --------
                                            $169,338      $165,831      $162,273
                                            ========      ========      ========

4. ACCRUED LIABILITIES

         Accrued liabilities include the following:

                                                  AUGUST 31,             JUNE 30,
                                             1995          1996            1997
                                           -------        -------        -------
                                                       (IN THOUSANDS)
Interest                                   $ 4,242        $ 3,702        $ 1,393
Payrolls and benefits                        5,651          6,292          8,565
Income taxes                                   971            565             --
Other                                        4,690          2,842          1,478
                                           -------        -------        -------
                                           $15,554        $13,401        $11,436
                                           =======        =======        =======

5. LEASES

         The Company occupies premises, primarily retail gas stations and convenience stores and office facilities under long-term leases which require minimum annual rents plus, in certain instances, the payment of additional rents based upon sales. The leases generally are renewable for one to three five-year periods.

         As of August 31, 1995 and 1996 and June 30, 1997, capitalized lease obligations, included in long-term debt, amounted to $583,000, $769,000, and $624,000, respectively, net of current portion of $170,000, $174,000, and $174,000, respectively. The related assets (retail gas stations and convenience stores) as of August 31, 1995 and 1996 and June 30, 1997, amounted to $401,000, $656,000, and $556,000, respectively, net of accumulated amortization of $850,000, $956,000, and $1,056,000, respectively.

         Lease amortization amounting to $110,000, $100,000, and $106,000, for the years ended August 31, 1994, 1995 and 1996, respectively, and $90,000 and $100,000 for the ten months ended June 30, 1996 and 1997, respectively, is included in depreciation and amortization expense.

         Future minimum lease payments as of August 31, 1996 are summarized as follows:

                                                            Capital       Operating
                                                            leases        leases
                                                            ------        ------
                                                               (in thousands)
YEAR ENDED AUGUST 31,
1997                                                        $  301        $2,829
1998                                                           225         2,040
1999                                                           193         1,448
2000                                                           156           825
2001                                                           101           268
Thereafter                                                     670           285
                                                            ------        ------
Total minimum lease payments 1,646                           7,695
Less: Minimum sublease income                                   --           111
                                                            ------        ------
   Net minimum sublease payments                             1,646        $7,584
                                                                          ======
Less:
   Amount representing interest 703
                    Present value of net
                    minimum lease payments                  $  943
                                                            ======

         Net rent expense for operating leases amounted to $3,048,000, $3,157,000, and $3,265,000 for the years ended August 31, 1994, 1995 and 1996, respectively, and $2,474,000 and $2,421,000 for the ten months ended June 30, 1996 and 1997, respectively.

6. CREDIT FACILITY

         In June 1997, the Company negotiated a $35,000,000 secured revolving credit facility (the "Facility") with a syndicate of banks that provides for revolving credit loans and for the issuance of letters of credit. The Facility expires on June 9, 2002 and is secured by certain qualifying cash accounts, accounts receivable, and inventory, which amounted to $54,986,000 as of June 30, 1997. Until maturity, the Company may borrow, repay and reborrow on an amount not exceeding certain percentages of secured assets. The interest rate on borrowing varies with the Company's earnings and is based on the higher of the bank's prime rate or Federal funds rate plus 1/2% for base rate borrowings and the LIBOR rate for Euro-Rate borrowings, which was 7.9% as of June 30, 1997. As of June 30, 1997, no letters of credit and $15,000,000 of borrowings were outstanding under the agreement. No other borrowings or letters of credit were outstanding for any other period presented. The Company pays a commitment fee of 3/8% per annum on the unused balance of the Facility.

7. LONG-TERM DEBT

         During June 1997, the Company sold $200,000,000 of 10 3/4% Senior Unsecured Notes due 2007, Series A. The proceeds of the offering were used to retire all of its outstanding senior notes, pay prepayment penalties related thereto and to retire the amount outstanding under the Company's existing secured revolving credit facility. The excess proceeds from the offering of approximately $48,129,000 were deposited in an escrow account to be used for expanding and upgrading its refinery, rebuilding and refurbishing existing retail units, and for acquiring new retail units and other capital expenditure projects. As of June 30, 1997, $8,129,000 and $40,000,000 of the excess proceeds were classified as "Cash and cash equivalents-restricted" and "Available for sale securities", respectively.

         Both the senior unsecured notes and secured credit facility require that the Company maintain certain minimum levels of tangible net worth, working capital ratios and cash flow and restrict the amount available to distribute dividends.

         A summary of long-term debt is as follows:

                                                                        AUGUST 31,           JUNE 30,
                                                                        ----------           --------
                                                                    1995         1996         1997
                                                                            (IN THOUSANDS)
Long-term debt:
  10.75% senior unsecured notes due June 9, 2007, Series A        $     --     $     --     $200,000
  11.50% senior unsecured notes due in annual
    installments of $16,500 beginning December 1, 1995
    through December 1, 1998, when the remaining principal
    balance is due and payable                                     110,000       93,500           --
  13.50% senior unsecured notes due in annual installments
    of $9,600 on December 31, 2001 and 2002, with the
    remaining principal balance of $22,550 due on
    December 31, 2003                                               41,750       41,750           --
  9.70% unsecured promissory note due in monthly installments of $34 from August 1, 1991 through June 1, 1996
    Remaining balance of $846 due on July 1, 1996                    1,185           --           --
Other long-term debt                                                   414          589          518
Other obligations:

                                                AUGUST 31,           JUNE 30,
                                                 --------     ---------------------
                                                   1995        1996          1997
                                                           (IN THOUSANDS)
Capitalized lease obligations                         753          943          798
                                                 --------     --------     --------
                                                  154,102      136,782      201,316
Less: Unamortized long-term discount of debt            7            5           --
                                                 --------     --------     --------
                                                  154,095      136,777      201,316
Less: Current installments of long-term debt       17,913       16,759          269
                                                 --------     --------     --------
       Total long-term debt, less current
           installments                          $136,182     $120,018     $201,047
                                                 ========     ========     ========

         The principal amount of long-term debt outstanding (including amounts due under capital leases) as of August 31, 1996, matures as follows:

YEAR ENDED AUGUST 31,                                            (in thousands)
1997                                                                   $ 16,759
1998                                                                     16,716
1999                                                                     60,705
2000                                                                        165
2001                                                                        113
Thereafter                                                               42,319
                                                                       =========
                                                                       $136,777

         The following financing costs have been deferred and are classified as other assets and are being amortized to expense over the term of the related debt:

                                                         AUGUST 31,          JUNE 30,
                                                     1995         1996         1997
                                                   -------      -------      -------
                                                             (IN THOUSANDS)
Beginning balance                                  $ 2,330      $ 1,854      $ 1,380
Current year additions                                 104           30        7,597
                                                   -------      -------      -------
         Total financing costs                       2,434        1,884        8,977
         Write-off of deferred financing costs          --           --       (1,118)
Amortization                                          (580)        (504)        (409)
                                                   -------      -------      -------
                                                   $ 1,854      $ 1,380      $ 7,450
                                                   =======      =======      =======

8. INTEREST EXPENSE

         Interest expense consists of the following:

                                                                      TEN MONTHS ENDED
                                      YEAR ENDED AUGUST 31,               JUNE 30,
                                -------------------------------     -------------------
                                 1994        1995        1996        1996        1997
                                -------     -------     -------     -------     -------
                                                     (IN THOUSANDS)
Interest on long-term notes
  and other debt                $17,175     $18,249     $17,182     $14,349     $13,358
Interest on secured debt,
  capital leases and other

                                                                             TEN MONTHS ENDED
                                           YEAR ENDED AUGUST 31,                  JUNE 30,
                                  ------------------------------------     ---------------------
                                    1994          1995          1996         1996         1997
                                  --------      --------      --------     --------     --------
                                                            (IN THOUSANDS)
  obligations                          438           374           424          332          477
Interest cost capitalized as
  a component of construction
  costs                               (513)         (100)           --           --           --
                                  --------      --------      --------     --------     --------
                                  $ 17,100      $ 18,523      $ 17,606     $ 14,681     $ 13,835
                                  ========      ========      ========     ========     ========

9. RETIREMENT PLANS

         Substantially all employees of the Company are covered by noncontributory defined benefit retirement plans. The benefits are based on each employee's years of service and compensation. The Company's policy is to contribute the minimum amounts required by the Employee Retirement Income Security Act of 1974, as amended. The assets of the plans are invested in an investment trust fund and consist of interest-bearing cash and bank common/collective trust funds.

         Net periodic pension cost for the years ended August 31, 1994, 1995 and 1996 included the following components:

                                                   1994         1995         1996
                                                  -------      -------      -------
                                                            (IN THOUSANDS)
Service cost                                      $ 1,185      $ 1,067      $ 1,166
Interest cost on projected benefit obligation       1,136        1,171        1,442
Return on assets                                     (478)      (1,319)      (1,227)
Net amortization and deferral                        (699)         (15)          45
                                                  -------      -------      -------
Net periodic pension cost                         $ 1,144      $   904      $ 1,426
                                                  =======      =======      =======

         Assumptions for the years ended August 31, 1994, 1995 and 1996 used in the calculation of the projected benefit obligation were:

                                                          1994     1995        1996
                                                          ----     ----        ----
Discount rates                                            8.0%     8.0%          8.0%
Salary increases                                          4.0%     4.0%     3.0%-4.5%
Expected long-term rate of return on assets               8.0%     8.0%          8.0%

         The following table sets forth the plans' funded status and amounts recognized in the Company's consolidated balance sheets as of August 31, 1995 and 1996:

                                                              1995          1996
                                                            --------      --------
                                                                (IN THOUSANDS)
Actuarial present value of benefit obligations:
  Vested benefit obligation                                 $ 11,312      $ 14,489
                                                            ========      ========
  Accumulated benefit obligation                            $ 11,959      $ 15,055
                                                            ========      ========
  Projected benefit obligation                              $ 16,680      $ 20,394
  Plan assets at fair value                                  (14,913)      (16,360)
                                                            --------      --------
  Projected benefit obligation in excess of plan assets        1,767         4,034
  Unrecognized net obligation as of September 1, 1985         (1,750)       (1,610)

                                                            1995          1996
                                                          -------       -------
                                                             (IN THOUSANDS)
Unrecognized prior service cost                              (606)         (562)

Unrecognized net gain                                       4,593         2,881
                                                          -------       -------
Pension liability recognized on the consolidated
  balance sheets                                          $ 4,004       $ 4,743
                                                          =======       =======

         The Company's deferred gain on settlement of past pension plan obligations amounted to $2,850,000, $2,635,000 and $2,456,000 as of August 31, 1995, and 1996 and June 30, 1997, respectively, and is being amortized over 23 years.

10. OTHER BENEFIT PLANS

         As discussed in Note 1, the Company adopted Statement 106 effective September 1, 1993, for certain post-retirement healthcare benefits to salaried and certain hourly employees. The Company funds such benefits as they become payable. The Company made benefit payments of $479,000, $504,000, and $497,000, for the years ended August 31, 1994, 1995, and 1996, respectively, and $218,000 and $268,000 for the ten months ended June 30, 1996 and 1997, respectively. Benefit payments are reflected as a reduction of the accrued post-retirement healthcare benefit costs.

         The following table sets forth the post-retirement healthcare benefits status reconciled with the amounts on the Company's consolidated balance sheets as of August 31, 1995 and 1996:

                                                           1995          1996
                                                         --------      --------
                                                             (IN THOUSANDS)
Retirees                                                 $  3,608      $  4,689
Fully eligible active plan participants                    10,167         8,012
Unrecognized net gain                                         642         2,576
Unrecognized transition obligation, being recognized
  over 20 years                                           (10,742)      (10,145)
                                                         --------      --------
Accrued post-retirement healthcare benefit cost          $  3,675      $  5,132
                                                         ========      ========

                                                             YEAR ENDED AUGUST 31,
                                                        1994        1995        1996
                                                      -------     -------     -------
                                                               (IN THOUSANDS)
Net periodic post-retirement healthcare benefit
  cost for the year includes the following
  components:
  Service cost                                        $   821     $   970     $   545
  Interest cost on accumulated post-retirement
    healthcare benefit obligation                         819         854         919
  Amortization of transition obligation                   597         597         597
  Amortization of net gain                                 --          --        (107)
                                                      -------     -------     -------
  Net periodic post-retirement healthcare benefit
    cost                                              $ 2,237     $ 2,421     $ 1,954
                                                      =======     =======     =======

         For measurement purposes, the assumed annual rate of increase in the per capita cost of covered medical and dental benefits was 8% and 5%, respectively for 1996; the rates were assumed to decrease gradually to 5% for both medical and dental benefits until 2006 and remain at that level thereafter. The healthcare cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed healthcare cost trend rates by 1 percentage point in each year would increase the accumulated post-retirement healthcare benefit obligation as of August 31, 1996, by $2,185,000 and the aggregate of the service and interest cost components of net periodic post-retirement healthcare benefit cost for the year then ended by $395,000.

         The weighted average discount rate used in determining the accumulated post-retirement healthcare benefit obligation for August 31, 1995 and 1996 and June 30, 1997 was 8.0%.

         The Company also contributes to voluntary employee savings plans through regular monthly contributions equal to various percentages of the amounts invested by the participants. The Company's contributions to these plans amounted to $420,000, $453,000, and $491,000, for the years ended August 31, 1994, 1995, and 1996, respectively, and $401,000 and $408,000 for the ten months ended June 30, 1996 and 1997, respectively.

11. INCOME TAXES

         As discussed in Note 1, in fiscal 1994 the Company adopted the provisions of Statement 109 retroactively to the acquisition by the Parent, as more fully described in Note 1, in February 1986. The cumulative effect of this change resulted in a net reduction in stockholder's equity of approximately $20,000,000 as of August 31, 1993.

         Income tax expense (benefit) consisted of:

                                                             TEN MONTHS ENDED
                                                           --------------------
                            YEAR ENDED AUGUST 31,                JUNE 30,
                    ---------------------------------
                      1994         1995         1996         1996         1997
                    -------      -------      -------      -------      -------
                                           (IN THOUSANDS)
Federal:
  Current           $   500      $ 1,031      $   (44)     $ 2,079      $(2,117)
  Deferred            1,403         (517)       2,868        1,737        1,314
                    -------      -------      -------      -------      -------
                      1,903          514        2,824        3,816         (803)
                    -------      -------      -------      -------      -------
State:
  Current               550          469          244          340         (180)
  Deferred           (1,116)        (496)         719          236           81
                    -------      -------      -------      -------      -------
                       (566)         (27)         963          576          (99)
                    -------      -------      -------      -------      -------
                    $ 1,337      $   487      $ 3,787      $ 4,392      $  (902)
                    =======      =======      =======      =======      =======

         Reconciliation of the differences between income taxes computed at the Federal statutory rate and the provision for income taxes attributable to income before income tax expense (benefit) and extraordinary items is as follows:

                                                                     Ten Months Ended
                                                                     ----------------
                                        Year Ended August 31,            June 30,
                                        ---------------------
                                    1994       1995       1996       1996       1997
                                   ------     ------     ------     ------     ------
                                                     (in thousands)
U. S. Federal income taxes
  at the statutory rate of 34%     $1,141     $  322     $3,274     $3,740     $ (783)

                                                                            Ten Months Ended
                                                                            ----------------
                                             Year Ended August 31,               June 30,
                                             ---------------------
                                       1994         1995        1996         1996        1997
                                     -------      -------     -------      -------     -------
                                                     (in thousands)
State income taxes, net of
  Federal benefit                        298           78         716          639        (147)
Federal income tax audit
  settlement                             492           --          --           --          --
Adjustment to deferred tax
  assets and liabilities for
  enacted changes in state
  tax rates and laws                    (911)          --          --           --          --
Reduction of taxes provided
  in prior year                           --           --        (201)          --          --
Nondeductible expenses                   223           67          62           --          --
Other                                     94           20         (64)          13          28
                                     -------      -------     -------      -------     -------
         Income tax attributable
           to income before
           income tax expense
           (benefit) and
           extraordinary items       $ 1,337      $   487     $ 3,787      $ 4,392     $  (902)
                                     =======      =======     =======      =======     =======

         Deferred tax liabilities (assets) are comprised of the following:

                                                 AUGUST 31,            JUNE 30,
                                             1995          1996          1997
                                           --------      --------      --------
                                                       (IN THOUSANDS)
Inventory valuation                        $  3,321      $  4,583      $  4,583
Accounts receivable allowance                  (294)         (261)         (261)
Property, plant and equipment                15,129        15,764        15,142
Accrued liabilities                         (11,083)       (9,388)       (9,388)
Tax credits and carryforwards                (4,068)       (3,636)       (3,636)
State net operating loss carryforwards       (2,205)       (1,952)       (1,952)
Valuation allowance                             818         1,041         1,041
Other                                         2,793         1,845         1,845
                                           --------      --------      --------
Net deferred income taxes                  $  4,411      $  7,996      $  7,374
                                           ========      ========      ========

         The Company's results of operations are included in the consolidated Federal tax return of the Parent. The Company's net operating loss carryforward for regular tax is approximately $1,000,000, available for use in years beginning after August 31, 1996. Substantially all of this amount, with expiration dates beginning after August 31, 1997, is restricted to offsetting future taxable income of the respective subsidiaries that generated the losses.

         The Tax Reform Act of 1986 created a separate parallel tax system called the Alternative Minimum Tax ("AMT") system. AMT is calculated separately from the regular U.S. Federal income tax and is based on a flat rate of 20% applied to a broader tax base. The higher of the two taxes is paid. The excess AMT over regular tax is a tax credit, which can be carried forward indefinitely to reduce regular tax liabilities in excess of AMT liabilities of future years. For tax reporting purposes, the Company generated AMT credits in prior years of approximately $2,800,000 that is available to offset the regular tax liability in future years. The Company's AMT net operating loss is approximately $1,000,000 which begins expiring after August 31, 1997; substantially all of this amount is restricted to offsetting future taxable income of the respective subsidiary that generated the loss.

         A general business credit carryforward for tax reporting purposes amounts to approximately $200,000 and expires beginning after August 31, 2001.

12.  NET SALES AND COST OF GOODS SOLD

         Net sales and cost of goods sold for the years ended August 31, 1994, 1995, and 1996 and for the ten months ended June 30, 1996 and 1997 included consumer excise taxes of $148,206,000, $145,078,000, $142,791,000, $117,942,000,
and $114,594,000, respectively.

13.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

         The carrying amount of cash and cash equivalents, trade accounts and notes receivable and current liabilities approximate fair value because of the short maturity of these instruments.

         The fair value of long-term debt (Note 7) was calculated by discounting scheduled cash flows through the maturity of the debt using estimated market rates for the individual debt instruments. As of August 31, 1996, the carrying amount and estimated fair value of these debt instruments approximated $136,777,000 and $140,000,000, respectively. It was not considered practical to estimate the fair value of amounts receivable from affiliated entities.

14.  CONTINGENCIES

         The Company is a defendant in various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are adequately covered by insurance, or if not so covered, are without merit or are of such kind, or involve such amounts that unfavorable disposition would not have a material adverse effect on the consolidated financial position of the Company.

15.  TRANSACTIONS WITH AFFILIATED COMPANIES

         In June 1997, the Company declared a dividend of $28,285,000 of which $5,000,000 was paid in cash and $23,285,000 was a forgiveness of debt from related parties, resulting in a non-cash financing activity. Additionally, the Company has offset $2,017,000 of amounts due from related parties with deferred tax benefits previously received.

         During 1993, the Company sold certain retail grocery operations acquired in December 1990 from an affiliated entity to Red Apple (Caribbean), Inc., an affiliated company, in exchange for a promissory note amounting to $17,600,000. The note bears interest at the rate of 5% per annum and was originally due on December 31, 1994. Subsequent to this date, the note was amended and restated, extending the due date to December 31, 1997. During the years ended August 31, 1994, 1995, and 1996, interest income of $880,000 per annum was recognized, and $733,000 and $660,000 of interest income was recognized for the ten months ended June 30, 1996 and 1997, respectively. As of August 31, 1995 and 1996, the entire amount of the note, plus the accrued interest income relating thereto, was outstanding. As of June 30, 1997, no amounts were outstanding relating to this note.

         Included in amounts due from affiliated companies are advances, certain charter air services and income taxes due from the Parent company. These amounts do not bear interest and have no set repayment terms. As of August 31, 1995 and 1996, the amounts approximated $2,000,000 and $2,500,000, respectively. As of June 30, 1997, no amounts were outstanding.

         During 1994, 1995 and 1996, the entities comprising the affiliated group of the Parent shared the overhead costs incurred at the Parent's New York headquarters. These overhead costs were allocated among these entities based on various factors, which are representative of the basis in which such costs were incurred. The Company's portion during the years ended August 31, 1994, 1995 and 1996 amounted to approximately $2,200,000, $2,480,000, and $2,424,000, respectively, and for the ten months ended June 30, 1996 and 1997, $2,314,000 and $2,185,000, respectively.

         An affiliate of the Company leases nine retail gas station and convenience stores to the Company under various operating leases which all expire in 2001. Rent expense relating to these leases was $264,000 for each of the years ended August 31, 1994, 1995 and 1996, respectively, and $220,000 for each of the ten months ended June 30, 1996 and 1997, respectively.

16.  ENVIRONMENTAL MATTERS

         The Company is subject to federal, state and local laws and regulations relating to pollution and protection of the environment such as those governing releases of certain materials into the environment and the storage, treatment, transportation, disposal and clean-up of wastes, including, but not limited to, the Federal Clean Water Act, as amended, the Clean Air Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and analogous state and local laws and regulations.

         Pursuant to a consent order issued by the Pennsylvania Department of Environmental Protection, the Company is required to determine the extent of any ground water contamination and its effect on site remediation. Management of the Company believes that remediation costs or other expenditures required by the consent order are not expected to be material.

         Due to the nature of the Company's business, the Company is and will continue to be subject to various environmental claims, legal actions and complaints. In the opinion of management, all current matters are without merit or are of such kind or involve such amounts that an unfavorable disposition would not have a material adverse effect on the consolidated financial position of the Company.

17.  OTHER EXPENSE

         During 1994, the Company incurred a loss of $1,598,000 in connection with the settlement of a claim dating back to a period prior to the acquisition by the Parent (Note 1). The related settlement amount of $2,300,000 ($1,598,000 after being discounted at 13% per annum) is payable in quarterly installments of $125,000 commencing on January 13, 1995, and continuing to October 13, 1998, at which time annual payments of $160,000 will be required until the remaining outstanding balance is liquidated on October 13, 2002.

18.  EXTRAORDINARY ITEMS

         In June 1997, the Company incurred an extraordinary loss of $6,653,000 (net of an income tax benefit of $4,200,000) as a result of "make-whole premiums" paid and financing costs written-off in connection with the early retirement of its 11.50% and 13.50% senior unsecured notes.

         During 1994, the Company incurred an extraordinary loss of $1,530,000 (net of an income benefit of $1,155,000) as a result of a "make-whole premium" paid in connection with the early retirement of its 10.80% senior unsecured notes.

19.  SEGMENTS OF BUSINESS

         The Company operates in two industry segments. The retail segment sells petroleum products and convenience store merchandise to the general public. The wholesale segment sells petroleum products to other oil companies and distributors. Intersegment sales are primarily from the wholesale segment to the retail segment and are accounted for in a manner similar to third party sales and are eliminated in consolidation.

                                                                                                     TEN MONTHS ENDED
                                                                                                     ----------------
                                                           YEAR ENDED AUGUST 31,                         JUNE 30,
                                                           ---------------------
                                                    1994            1995            1996            1996         1997
                                                    ----            ----            ----            ----         ----
                                                                              (IN THOUSANDS)
Net sales:
  Retail                                          $446,158        $456,690        $460,869        $377,270     $382,679
  Wholesale                                        282,970         326,996         372,949         292,612      329,392
                                                  --------        --------        --------        --------     --------
                                                  $729,128        $783,686        $833,818        $669,882     $712,071
                                                  ========        ========        ========        ========     ========
Intersegment sales:
  Wholesale                                       $172,747        $178,057        $189,631        $154,334     $162,678
                                                  ========        ========        ========        ========     ========
Income from operations:
  Retail                                          $  2,588        $  9,849        $  4,425        $  1,985     $  2,554
  Wholesale                                         19,992           8,263          22,457          23,461        8,895
                                                  --------        --------        --------        --------     --------
                                                  $ 22,580        $ 18,112        $ 26,882        $ 25,446     $ 11,449
                                                  ========        ========        ========        ========     ========
Identifiable assets:
  Retail                                          $ 94,414        $ 98,469        $ 97,548        $ 97,897     $ 77,197
  Wholesale                                        209,569         200,814         197,345         215,836      262,365
                                                  --------        --------        --------        --------     --------
                                                  $303,983        $299,283        $294,893        $313,733     $339,562
                                                  ========        ========        ========        ========     ========
Depreciation and
  amortization:
  Retail                                          $  2,443        $  1,985        $  1,893        $  1,677     $  1,702
  Wholesale                                          4,998           6,214           6,323           5,378        5,407
                                                  --------        --------        --------        --------     --------
                                                  $  7,441        $  8,199        $  8,216        $  7,055     $  7,109
                                                  ========        ========        ========        ========     ========
Capital expenditures:
  Retail                                          $  1,680        $  2,835        $  2,122        $  1,932        1,983
  Wholesale                                         19,209           9,299           2,440           1,672        1,570
                                                  --------        --------        --------        --------     --------
                                                  $ 20,889        $ 12,134        $  4,562        $  3,604     $  3,553
                                                  ========        ========        ========        ========     ========

20.  QUARTERLY FINANCIAL DATA (UNAUDITED):

                                                                          NET
                                           NET           GROSS          INCOME
                                          SALES         PROFIT          (LOSS)
                                          -----         ------          ------
                                                    (IN THOUSANDS)

1996
First Quarter                           $204,089         $29,712       $ 2,982
Second Quarter                           185,904          25,433         1,143
Third Quarter                            208,070          28,114         2,309
Fourth Quarter                           235,755          21,963          (593)

1995
First Quarter                           $197,607         $24,855       $   776
Second Quarter                           166,275          16,588        (4,714)
Third Quarter                            194,212          25,189         1,661
Fourth Quarter                           225,592          28,555         2,738

================================================================================


         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO BUY SUCH SECURITIES BY ANY PERSON IN ANY CIRCUMSTANCES IN WHICH EACH OFFER OR SOLICITATION IS UNLAWFUL OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY.

                         TABLE OF CONTENTS
                                                           PAGE

Available Information.......................................
Summary.....................................................
Risk Factors................................................
Use of Proceeds.............................................
The Exchange Offer..........................................
Capitalization..............................................
Selected Financial and Other Operating Data.................
Management's Discussion and Analysis of
Financial Condition and Results of Operations...............
Business....................................................
Management..................................................
Certain Transactions........................................
Principal Stockholder.......................................
Description of Certain Indebtedness.........................
Description of the Notes....................................
Certain United States Federal Income Tax....................
Consequences................................................
Plan of Distribution........................................
Legal Matters...............................................
Experts.....................................................
Glossary....................................................
Index to Financial Statements...............................
Additional Information......................................
Index to Financial Statements...............................



UNTIL ________ __, 199_ (90 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN SELLING NEW NOTES RECEIVED IN EXCHANGE FOR ORIGINAL NOTES HELD FOR THEIR OWN ACCOUNT. SEE "PLAN OF DISTRIBUTION."


================================================================================

                                  $200,000,000





                             UNITED REFINING COMPANY



                             10 3/4% SERIES B SENIOR
                                 NOTES DUE 2007










                                   PROSPECTUS

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

UNITED JET CENTER, INC. AND VULCAN ASPHALT REFINING CORPORATION ("VULCAN ASPHALT"), EACH A DELAWARE CORPORATION, (THE "DELAWARE SUBSIDIARIES").

                  The Certificates of Incorporation of the Delaware Subsidiaries, together with Vulcan Asphalt's By-laws, provide for indemnification of the Delaware Subsidiaries' directors, officers, employers and other agents to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware (the "GCL"), as the same shall be amended and supplemented.

                  Section 145 of the GCL permits a Delaware corporation to indemnify each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Company or was serving as such with respect to another corporation or entity at the request of the Company, including expenses incurred in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf thereof (i) against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and (ii) advance expenses to any and all said persons, and that such indemnification and advances shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to persons who have ceased to be directors, officers, employees or agents and shall inure to the benefit of their heirs, executors and administrators of such person.

                  In addition, Article Eight of Vulcan Asphalt's Certificate of Incorporation also provides for the elimination of personal liability of directors of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the GCL, as amended and supplemented. In the case of an amendment to the GCL, Vulcan Asphalt's Certificate of Incorporation limits such amendment to the extent that the amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment.

BELL OIL CORP. ("BELL") AND SUPER TEST PETROLEUM, INC. ("STPI"), EACH A MICHIGAN CORPORATION.

                  The Certificates of Incorporation and By-laws of Bell and STPI do not contain any provisions regarding the indemnification of its officers and director.

                  The Michigan Corporate Business Act provides that a Michigan corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including an action by or in the right of the corporation to procure judgment in its favor, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his conduct was unlawful. To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or other in defense of an action, suit, or proceeding referred to herein, or in defense of a claim, issue, or matter in the action, suit, or proceeding, he or she shall be indemnified against actual and reasonable expenses, including attorneys' fee, incurred by him or her in connection with the action, suit or proceeding and an action, suit, or proceeding brought to enforce the mandatory indemnification provided in this subsection. The indemnification or advancement of expenses is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation, By-laws, or a contractual agreement and continues as to a person who ceases to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, personal representatives, and administrators of the person. A Michigan corporation shall have the power to purchase and maintain insurance on behalf of any person described above.

INDEPENDENT GASOLINE AND OIL COMPANY OF ROCHESTER, INC. ("IGOC"), KIANTONE PIPELINE CORPORATION ("KIANTONE") AND KWIK-FIL, INC. ("KFI"), EACH A NEW YORK CORPORATION.

                  Articles V of the IGOC and Kiantone By-laws contain indemnification provisions for its directors and officers to the fullest extent permitted by the New York Business Corporation Law in effect at any time. The Certificate of Incorporation and By-laws of KFI do not contain any provisions regarding the indemnification of its officers and directors.

                  The New York Corporation Business Corporation Law permits a New York corporation, to indemnify, including interim indemnification, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against all liabilities, expenses (including attorney's fees), judgments, fines and amounts paid in settlement incurred by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture trust, association or other entity or enterprise. Expenses (including attorney's fees) incurred in defending an action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the fullest extent and under the circumstances permitted by law. By provision of By-laws, by resolution of the shareholders or of the directors or by agreement, the Corporation may, in accordance with Section 721 of the Business Corporation Law of the State of New York (as now or hereafter amended or under any similar provisions hereafter enacted), grant any director or officer rights of indemnification or advancement of expenses in addition to or other than those granted pursuant to, or provided by, said Sections 722 and 725 of said Business Corporation law (as now or hereafter amended or under any similar provisions hereafter enacted).

P P C, INC. ("PPC"), AN OHIO CORPORATION.

                  The Certificate of Incorporation and By-laws of PPC do not contain any provisions regarding the indemnification of its officers and directors.

                  The Ohio General Corporation Law provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 1701.13(E)(1) or (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding. Expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking. The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

KIANTONE PIPELINE COMPANY ("KPC"), KWIK-FILL CORPORATION ("KWIK-FILL"), UNITED REFINING COMPANY ("URC") AND UNITED REFINING COMPANY OF PENNSYLVANIA ("URCP"), EACH A PENNSYLVANIA CORPORATION.

                  Articles VIII of the By-laws of KPC, Kwik-Fill, URC and URCP contain provisions making indemnification of their directors and officers mandatory to the fullest extent now or hereafter permitted by the Pennsylvania Business Corporation Law.

                  The Pennsylvania Business Corporation Law permits any Pennsylvania Corporation, unless otherwise restricted by a corporation's By-laws, to have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of any action or proceeding relating to third-party actions or relating to derivative and corporate actions or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith. Expenses (including attorneys' fees) incurred in defending any action or proceeding referred to in this subchapter may be paid by a business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation as authorized herein or otherwise. The indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. Unless otherwise restricted in its By-laws, a business corporation shall have power to purchase and maintain insurance.


ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

           (a)    EXHIBITS

         3.1      Certificate of Incorporation of United Refining Company
                  ("URC").

         3.2      Bylaws of URC.

         3.3 Certificate of Incorporation of United Refining Company of Pennsylvania ("URCP").

         3.4      Bylaws of URCP.

         3.5 Certificate of Incorporation of Kiantone Pipeline Corporation ("KPC").

         3.6      Bylaws of KPC.

         3.7      Certificate of Incorporation of Kiantone Pipeline Company
                  ("KPCY").

         3.8      Bylaws of KPCY.

         3.9      Certificate of Incorporation of Kwik Fill, Inc. ("KFI").

         3.10     Bylaws of KFI.

         3.11 Certificate of Incorporation of Independent Gasoline & Oil Company of Rochester, Inc. ("IGOCRI").

         3.12     Bylaws of IGOCRI.

         3.13     Certificate of Incorporation of Bell Oil Corp. ("BOC").

         3.14     Bylaws of BOC.

         3.15     Certificate of Incorporation of PPC, Inc. ("PPCI").

         3.16     Bylaws of PPCI.

         3.17     Certificate of Incorporation of Super Test Petroleum, Inc.
                  ("STPI").

         3.18     Bylaws of STPI.

         3.19     Certificate of Incorporation of Kwik-Fil, Inc. ("K-FI").

         3.20     Bylaws of K-FI.

         3.21 Certificate of Incorporation of Vulcan Asphalt Refining Corporation ("VARC").

         3.22     Bylaws of VARC.

         3.23     Certificate of Incorporation of United Jet Center, Inc.
                  ("UJCI").

         3.24     Bylaws of UJCI.

          4.1 Indenture dated as of June 9, 1997 between URC, URCP, KPC, KPCY, KFI, IGOCRI, BOC, PPCI, STPI, K-FI, VARC, UJCI and IBJ Schroder Bank & Trust Company ("Schroder"), relating to the 10 3/4% Series A Senior Notes due 2007.

          4.2     Form of Note (included in Exhibit 4.1 hereto).

         *5.1     Opinion of Lowenthal, Landau, Fischer & Bring, P.C.

         10.1 Purchase Agreement dated June 4, 1997 between URC, URCP, KPC, KPCY, KFI, IGOCRI, BOC, PPCI, STPI, K-FI, VARC, UJCI, Dillon, Read & Co. Inc. ("DRCI") and Bear, Stearns & Co. Inc. ("BSCI").

         10.2 Registration Rights Agreement dated June 9, 1997 between URC, URCP, KPC, KPCY, KFI, IGOCRI, BOC, PPCI, STPI, K-FI, VARC, UJCI, DRCI and BSCI.

         *10.3 Escrow Agreement dated June 9, 1997 between Schroder, as Escrow Agent, Schroder, as Trustee, and URC.

         10.4 Servicing Agreement dated June 9, 1997 between URC and Red Apple Group, Inc.

         10.5 Collective Bargaining Agreement dated February 1, 1996 between URC and International Union of Operating Engineers, Local No. 95.

         10.6 Collective Bargaining Agreement dated June 23, 1993 between URC and International Union, United Plant Guard Workers of America and Local No. 502.

         10.7 Collective Bargaining Agreement dated February 1, 1997 between URC and United Steel Workers of America Local Union No. 2122-A.

         10.8 Collective Bargaining Agreement dated August 1, 1995 between URC and General Teamsters Local Union No. 397.

         10.9 Credit Agreement dated as of June 9, 1997 by and among, URC, URCP, KPC and the Banks party thereto and PNC Bank, National Association, as Agent.

         10.10 Continuing Agreement of Guaranty and Suretyship dated as of June 9, 1997 by URC.

         10.11 Continuing Agreement of Guaranty and Suretyship dated as of June 9, 1997 by URCP.

         10.12 Continuing Agreement of Guaranty and Suretyship dated as of June 9, 1997 by KPC.

         10.13 Form of Security Agreement dated as of June 9, 1997 by and among, URC, URCP, KPC and the Banks party thereto and PNC Bank, National Association, as Agent.

         21.1     Subsidiaries of the Registrants.

         *23.1 Consent of Lowenthal, Landau, Fischer & Bring, P.C. to be included in Exhibit 5.1.

         23.2     Consent of BDO Seidman, LLP.

         23.3     Consent of KPMG Peat Marwick LLP.

         24.1 Powers of Attorney (contained on signature page of Registration Statement).

         *25.1 Statement of Eligibility of Trustee on Form T-1 related to the Notes.

         99.1 Letter of Transmittal relating to the 10 3/4% Series A Senior Notes due 2007.

         99.2 Form of Notice of Guaranteed Delivery relating to the 10 3/4% Series A Senior Notes due 2007.

         99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees relating to the 10 3/4% Series A Senior Notes due 2007.

         99.4 Form of Letter to Clients relating to the 10 3/4% Series A Senior Notes due 2007.

        *         To be filed by amendment.

         (b)      FINANCIAL STATEMENT SCHEDULE

                  Schedule II Valuation and qualifying accounts


ITEM 22.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 5, 1997.

                                  UNITED REFINING COMPANY


                                  By:/s/ Myron L. Turfitt
                                     -----------------------
                                           Myron L. Turfitt
                                           President and Chief Operating Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Myron L. Turfitt, James E. Murphy and Martin R. Bring, or any of them acting singly, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                              Title                             Date
         ---------                                              -----                             ----


                                              Chairman of the Board, Chief
/s/ John A. Catsimatidis                      Executive Officer and Director                  September 5, 1997
- -------------------------------
John A. Catsimatidis
                                              President, Chief Operating Officer
/s/ Myron L. Turfitt                          and Director                                    September 5, 1997
- --------------------------------
Myron L. Turfitt

/s/ Thomas C. Covert                          Vice Chairman and Director                      September 5, 1997
- -------------------------------
Thomas C. Covert
                                              Vice President and Chief Financial
/s/ James E. Murphy                           Officer                                         September 5, 1997
- -------------------------------
James E. Murphy

/s/ Martin R. Bring                           Director                                        September 5, 1997
- -------------------------------
Martin R. Bring

/s/ Evan Evans                                Director                                        September 5, 1997
- -------------------------------
Evan Evans

/s/ Kishore Lall                              Director                                        September 5, 1997
- -------------------------------
Kishore Lall

/s/ Douglas Lemmonds                          Director                                        September 5, 1997
- -------------------------------
Douglas Lemmonds

/s/ Andrew Maloney                            Director                                        September 5, 1997
- -------------------------------
Andrew Maloney

/s/ Dennis Mehiel                             Director                                        September 5, 1997
- -------------------------------
Dennis Mehiel

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 5, 1997.

                                UNITED REFINING COMPANY OF
                                PENNSYLVANIA


                                By:/s/ Myron L. Turfitt
                                   -----------------------
                                         Myron L. Turfitt
                                         President and Chief Operating Officer


                                POWER OF ATTORNEY

          Each person whose signature appears below constitutes and appoints Myron L. Turfitt, James E. Murphy and Martin R. Bring, or any of them acting singly, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                              Title                             Date
         ---------                                              -----                             ----


                                              Chairman of the Board, Chief
/s/ John A. Catsimatidis                      Executive Officer and Director                  September 5, 1997
- --------------------------------
John A. Catsimatidis
                                              President, Chief Operating Officer
/s/ Myron L. Turfitt                          and Director                                    September 5, 1997
- --------------------------------
Myron L. Turfitt

/s/ Thomas C. Covert                          Vice Chairman and Director                      September 5, 1997
- --------------------------------
Thomas C. Covert
                                              Vice President and Chief Financial
/s/ James E. Murphy                           Officer                                         September 5, 1997
- --------------------------------
James E. Murphy

/s/ Martin R. Bring                           Director                                        September 5, 1997
- --------------------------------
Martin R. Bring

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 5, 1997.

                                  KIANTONE PIPELINE CORPORATION


                                  By:/s/ Myron L. Turfitt
                                     -----------------------
                                           Myron L. Turfitt
                                           President and Chief Operating Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Myron L. Turfitt, James E. Murphy and Martin R. Bring, or any of them acting singly, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                              Title                             Date
         ---------                                              -----                             ----


                                              Chairman of the Board, Chief
/s/ John A. Catsimatidis                      Executive Officer and Director                  September 5, 1997
- --------------------------------
John A. Catsimatidis
                                              President, Chief Operating Officer
/s/ Myron L. Turfitt                          and Director                                    September 5, 1997
- --------------------------------
Myron L. Turfitt

/s/ Thomas C. Covert                          Vice Chairman and Director                      September 5, 1997
- --------------------------------
Thomas C. Covert
                                              Vice President and Chief Financial
/s/ James E. Murphy                           Officer                                         September 5, 1997
- --------------------------------
James E. Murphy

/s/ Martin R. Bring                           Director                                        September 5, 1997
- --------------------------------
Martin R. Bring

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 5, 1997.

                                              KIANTONE PIPELINE COMPANY


                                              By:/s/ Myron L. Turfitt
                                                 -----------------------
                                                       Myron L. Turfitt
                                                       Executive Vice President


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Myron L. Turfitt and James E. Murphy, or either of them acting singly, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                              Title                             Date
         ---------                                              -----                             ----


                                              Chairman of the Board, Chief
/s/ John A. Catsimatidis                      Executive Officer and Director                  September 5, 1997
- --------------------------------
John A. Catsimatidis


/s/ Myron L. Turfitt                          Executive Vice President                        September 5, 1997
- --------------------------------
Myron L. Turfitt

                                              Vice President and Chief
/s/ James E. Murphy                           Financial Officer                               September 5, 1997
- --------------------------------
James E. Murphy

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 5, 1997.

                                               UNITED JET CENTER, INC.


                                               By:/s/ Myron L. Turfitt
                                                  --------------------------
                                                      Myron L. Turfitt
                                                      Executive Vice President


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Myron L. Turfitt and James E. Murphy, or either of them acting singly, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                              Title                             Date
         ---------                                              -----                             ----


                                              Chairman of the Board, Chief
/s/ John A. Catsimatidis                      Executive Officer and Director                  September 5, 1997
- --------------------------------
John A. Catsimatidis


/s/ Myron L. Turfitt                          Executive Vice President                        September 5, 1997
- --------------------------------
Myron L. Turfitt

                                              Vice President and Chief
/s/ James E. Murphy                           Financial Officer                               September 5, 1997
- --------------------------------
James E. Murphy

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 5, 1997.

                                               VULCAN ASPHALT REFINING
                                               CORPORATION


                                               By:/s/ Myron L. Turfitt
                                                  -----------------------
                                                        Myron L. Turfitt
                                                        Executive Vice President


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Myron L. Turfitt and James E. Murphy, or either of them acting singly, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                              Title                             Date
         ---------                                              -----                             ----


                                              Chairman of the Board, Chief
/s/ John A. Catsimatidis                      Executive Officer and Director                  September 5, 1997
- --------------------------------
John A. Catsimatidis


/s/ Myron L. Turfitt                          Executive Vice President                        September 5, 1997
- --------------------------------
Myron L. Turfitt

                                              Vice President and Chief
/s/ James E. Murphy                           Financial Officer                               September 5, 1997
- --------------------------------
James E. Murphy

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 5, 1997.

                                              KWIK-FIL, INC.


                                              By:/s/ Myron L. Turfitt
                                                 -----------------------
                                                       Myron L. Turfitt
                                                       Executive Vice President


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Myron L. Turfitt and James E. Murphy, or either of them acting singly, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                              Title                             Date
         ---------                                              -----                             ----


                                              Chairman of the Board, Chief
/s/ John A. Catsimatidis                      Executive Officer and Director                  September 5, 1997
- --------------------------------
John A. Catsimatidis


/s/ Myron L. Turfitt                          Executive Vice President                        September 5, 1997
- --------------------------------
Myron L. Turfitt

                                              Vice President and Chief
/s/ James E. Murphy                           Financial Officer                               September 5, 1997
- --------------------------------
James E. Murphy

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 5, 1997.

                                             KWIK FILL, INC.


                                             By:/s/ Myron L. Turfitt
                                                -----------------------
                                                      Myron L. Turfitt
                                                      Executive Vice President


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Myron L. Turfitt and James E. Murphy, or either of them acting singly, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                              Title                             Date
         ---------                                              -----                             ----
                                              Chairman of the Board, Chief
/s/ John A. Catsimatidis                      Executive Officer and Director                  September 5, 1997
- --------------------------------
John A. Catsimatidis


/s/ Myron L. Turfitt                          Executive Vice President                        September 5, 1997
- --------------------------------
Myron L. Turfitt

                                              Vice President and Chief
/s/ James E. Murphy                           Financial Officer                               September 5, 1997
- --------------------------------
James E. Murphy

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 5, 1997.

                                              INDEPENDENT GASOLINE & OIL COMPANY
                                              OF ROCHESTER, INC.


                                              By:/s/ Myron L. Turfitt
                                                 -----------------------
                                                       Myron L. Turfitt
                                                       Executive Vice President


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Myron L. Turfitt and James E. Murphy, or either of them acting singly, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                              Title                             Date
         ---------                                              -----                             ----


                                              Chairman of the Board, Chief
/s/ John A. Catsimatidis                      Executive Officer and Director                  September 5, 1997
- --------------------------------
John A. Catsimatidis


/s/ Myron L. Turfitt                          Executive Vice President                        September 5, 1997
- --------------------------------
Myron L. Turfitt

                                              Vice President and Chief
/s/ James E. Murphy                           Financial Officer                               September 5, 1997
- --------------------------------
James E. Murphy

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 5, 1997.

                                            BELL OIL CORP.


                                            By:/s/ Myron L. Turfitt
                                               -----------------------
                                                     Myron L. Turfitt
                                                     Executive Vice President


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Myron L. Turfitt and James E. Murphy, or either of them acting singly, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                              Title                             Date
         ---------                                              -----                             ----

                                              Chairman of the Board, Chief
/s/ John A. Catsimatidis                      Executive Officer and Director                  September 5, 1997
- --------------------------------
John A. Catsimatidis


/s/ Myron L. Turfitt                          Executive Vice President                        September 5, 1997
- --------------------------------
Myron L. Turfitt

                                              Vice President and Chief
/s/ James E. Murphy                           Financial Officer                               September 5, 1997
- --------------------------------
James E. Murphy

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 5, 1997.

                                               PPC, INC.


                                               By:/s/ Myron L. Turfitt
                                                  -----------------------
                                                        Myron L. Turfitt
                                                        Executive Vice President


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Myron L. Turfitt and James E. Murphy, or either of them acting singly, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                              Title                             Date
         ---------                                              -----                             ----
                                              Chairman of the Board, Chief
/s/ John A. Catsimatidis                      Executive Officer and Director                  September 5, 1997
- -------------------------------
John A. Catsimatidis


/s/ Myron L. Turfitt                          Executive Vice President                        September 5, 1997
- --------------------------------
Myron L. Turfitt

                                              Vice President and Chief
/s/ James E. Murphy                           Financial Officer                               September 5, 1997
- --------------------------------
James E. Murphy

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, State of New York, on September 5, 1997.

                                               SUPER TEST PETROLEUM, INC.


                                               By:/s/ Myron L. Turfitt
                                                  -----------------------
                                                        Myron L. Turfitt
                                                        Executive Vice President


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Myron L. Turfitt and James E. Murphy, or either of them acting singly, as his lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                                              Title                             Date
         ---------                                              -----                             ----
                                              Chairman of the Board, Chief
/s/ John A. Catsimatidis                      Executive Officer and Director                  September 5, 1997
- --------------------------------
John A. Catsimatidis


/s/ Myron L. Turfitt                          Executive Vice President                        September 5, 1997
- --------------------------------
Myron L. Turfitt

                                              Vice President and Chief
/s/ James E. Murphy                           Financial Officer                               September 5, 1997
- --------------------------------
James E. Murphy

                   REPORT OF INDEPENDENT CERTIFIED ACCOUNTANTS



To the Board of Directors and
Stockholder of United Refining Company



            The audits referred to in our report dated October 25, 1996 relating to the consolidated financial statements of United Refining Company and Subsidiaries, which is contained in the Prospectus constituting a part of this Registration Statement, included the audits of the financial statement schedule listed in the accompanying index for each of the two years in the period ended August 31, 1996. This financial statement schedule is the responsibility of management. Our responsibility is to express an opinion on this schedule based on our audits.

            In our opinion, such financial statement Schedule II -- Valuation and Qualifying Accounts, presents fairly, in all material respects, the information set forth therein.



                                                                BDO SEIDMAN, LLP



New York, New York
October 25, 1996

                    ACCOUNTANTS' REPORT ON SCHEDULES AND CONSENT


The Board of Directors and Stockholder
United Refining Company:



The audit referred to in our report dated October 28, 1994, included the related financial statement schedule as of August 31, 1994, and for the year then ended, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule as of August 31, 1994, and for the year then ended, when considered in relation to the 1994 consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and in the prospectus and to the reference to our firm under the heading "Experts" in the prospectus. Our report included in the prospectus refers to a revision to the financial statements to apply pushdown accounting.


/s/ KPMG PEAT MARWICK, LLP

Pittsburgh, PA
September 5, 1997

                      UNITED REFINING COMPANY AND SUBSIDIARIES
                   SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                   (in thousands)



                                          Balance at   Charged to
                                           Beginning    Costs and                Balance at
              Description                  of Period    Expenses    Deductions   End of Period
- ----------------------------------------  -----------  ----------   -----------  -------------
Year ended August 31, 1994:
  Reserves and allowances deducted from
  asset accounts:
  Allowance for uncollectible accounts     $   581      $   271      $   (221)    $    631
                                           =======      =======      ========     ========

Year ended August 31, 1995:
  Reserves and allowances deducted from
  asset accounts:
  Allowance for uncollectible accounts     $   631      $   141      $   (231)    $    541
                                           =======      =======      ========     ========

Year ended August 31, 1994:
  Reserves and allowances deducted from
  asset accounts:
  Allowance for uncollectible accounts     $   841      $   369      $   (369)    $    541
                                           =======      =======      ========     ========

                                   EXHIBIT INDEX

                     EXHIBITS AND FINANCIAL STATEMENT SCHEDULE





                                                                          SEQUENTIALLY
EXHIBIT                                                                      NUMBERED
NUMBER                       DESCRIPTION                                       PAGE
- -------                      -----------                                  ------------


 3.1      Certificate of Incorporation of United Refining Company
          ("URC").

 3.2      Bylaws of URC.

 3.3      Certificate of Incorporation of United Refining Company of
          Pennsylvania ("URCP").

 3.4      Bylaws of URCP.

 3.5      Certificate of Incorporation of Kiantone Pipeline Corporation
          ("KPC").

 3.6      Bylaws of KPC.

 3.7      Certificate of Incorporation of Kiantone Pipeline Company
          ("KPCY").

 3.8      Bylaws of KPCY.

 3.9      Certificate of Incorporation of Kwik Fill, Inc. ("KFI").

 3.10     Bylaws of KFI.

 3.11     Certificate of Incorporation of Independent Gasoline & Oil
          Company of Rochester, Inc. ("IGOCRI").

 3.12     Bylaws of IGOCRI.

 3.13     Certificate of Incorporation of Bell Oil Corp. ("BOC").


                                                                          SEQUENTIALLY
EXHIBIT                                                                      NUMBERED
NUMBER                       DESCRIPTION                                       PAGE
- -------                      -----------                                  ------------

 3.14     Bylaws of BOC.

 3.15     Certificate of Incorporation of PPC, Inc. ("PPCI").

 3.16     Bylaws of PPCI.

 3.17     Certificate of Incorporation of Super Test Petroleum, Inc.
          ("STPI").

 3.18     Bylaws of STPI.

 3.19     Certificate of Incorporation of Kwik-Fil, Inc. ("K-FI").

 3.20     Bylaws of K-FI.

 3.21     Certificate of Incorporation of Vulcan Asphalt Refining
         Corporation ("VARC").

 3.22     Bylaws of VARC.

 3.23     Certificate of Incorporation of United Jet Center, Inc.
         ("UJCI").

 3.24     Bylaws of UJCI.

  4.1     Indenture dated as of June 9, 1997 between URC, URCP, KPC,
          KPCY, KFI, IGOCRI, BOC, PPCI, STPI, K-FI, VARC, UJCI and IBJ
          Schroder Bank & Trust Company ("Schroder"), relating to the 10
          3/4% Series A Senior Notes due 2007.

  4.2     Form of Note (included in Exhibit 4.1 hereto).

 *5.1     Opinion of Lowenthal, Landau, Fischer & Bring, P.C.

 10.1     Purchase Agreement dated June 4, 1997 between URC, URCP, KPC,
          KPCY, KFI, IGOCRI, BOC, PPCI, STPI, K-FI, VARC, UJCI, Dillon,
          Read & Co. Inc. ("DRCI") and Bear, Stearns & Co. Inc.
          ("BSCI").

 10.2     Registration Rights Agreement dated June 9, 1997 between URC,
          URCP, KPC, KPCY, KFI, IGOCRI, BOC, PPCI, STPI, K-FI, VARC,
          UJCI, DRCI and BSCI.

 *10.3    Escrow Agreement dated June 9, 1997 between Schroder, as
          Escrow Agent, Schroder, as Trustee, and URC.

 10.4     Servicing Agreement dated June 9, 1997 between URC and Red
          Apple Group, Inc.

 10.5     Collective Bargaining Agreement dated February 1, 1996 between
          URC and International Union of Operating Engineers, Local No.
          95.

 10.6     Collective Bargaining Agreement dated June 23, 1993 between
          URC and International Union, United Plant Guard Workers of
          America and Local No. 502.

 10.7     Collective Bargaining Agreement dated February 1, 1997 between
          URC and United Steel Workers of America Local Union No.
          2122-A.

 10.8     Collective Bargaining Agreement dated August 1, 1995 between
          URC and General Teamsters Local Union No. 397.

 10.9     Credit Agreement dated as of June 9, 1997 by and among, URC,
          URCP, KPC and the Banks party thereto and PNC Bank, National
          Association, as Agent.

 10.10 Continuing Agreement of Guaranty and Suretyship dated as of June 9, 1997 by URC.

 10.11 Continuing Agreement of Guaranty and Suretyship dated as of June 9, 1997 by URCP.

 10.12 Continuing Agreement of Guaranty and Suretyship dated as of June 9, 1997 by KPC.

 10.13 Form of Security Agreement dated as of June 9, 1997 by and among, URC, URCP, KPC and the Banks party thereto and PNC
          Bank, National Association, as Agent.

 21.1     Subsidiaries of the Registrants.

 *23.1 Consent of Lowenthal, Landau, Fischer & Bring, P.C. to be included in Exhibit 5.1.

                                                                          SEQUENTIALLY
EXHIBIT                                                                      NUMBERED
NUMBER                       DESCRIPTION                                       PAGE
- -------                      -----------                                  ------------

 23.2     Consent of BDO Seidman, LLP.

 23.3     Consent of KPMG Peat Marwick LLP.

 24.1 Powers of Attorney (contained on signature page of Registration Statement).

 *25.1 Statement of Eligibility of Trustee on Form T-1 related to the Notes.

 99.1     Letter of Transmittal relating to the 10 3/4% Series A Senior
          Notes due 2007.

 99.2     Form of Notice of Guaranteed Delivery relating to the 10 3/4%
          Series A Senior Notes due 2007.

 99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees relating to the 10 3/4% Series A
          Senior Notes due 2007.

 99.4     Form of Letter to Clients relating to the 10 3/4% Series A
          Senior Notes due 2007.


*         To be filed by amendment.
